    As filed with the Securities and Exchange Commission on March 4, 1997.
                                                   Registration No.:

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             THOUSAND TRAILS, INC.
            (Exact name of Registrant as specified in its charter)

            DELAWARE                         709                  75-2138671
  (State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)     Classification Code    Identification No.)
                                           Number)

                          2711 LBJ Freeway, Suite 200
                             Dallas, Texas  75234
                                (972) 243-2228

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WALTER B. JACCARD, ESQ.
                 Vice President, General Counsel and Secretary
                             Thousand Trails, Inc.
                          2711 LBJ Freeway, Suite 200
                             Dallas, Texas  75234
                                (972) 243-2228

(Name, address including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                         IRWIN F. SENTILLES, III, ESQ.
                          Gibson, Dunn & Crutcher LLP
                         1717 Main Street, Suite 5400
                             Dallas, Texas  75201
                                (214) 698-3100

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
  Title of Each Class   Number of Shares    Proposed Maximum    Proposed Maximum       Amount of
    of Securities             to be          Offering Price    Aggregate Offering    Registration
  to be Registered          Registered       Per Share/(2)/       Price/(2)/             Fee
--------------------------------------------------------------------------------------------------
Common Stock, par value   419,612/(1)/     $1.625 and $4.24       $1,752,561            $532
  $.01 per share
==================================================================================================

/(1)/ These shares represent the number of shares of the Registrant's Common
      Stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of the Registrant's Common Stock Purchase Warrants (the "Warrants"). The amount of shares to be registered includes any additional shares that may be issuable upon the exercise of the Warrants by reason of the antidilution provisions applicable thereto.

/(2)/ Calculated pursuant to Rule 457(g). The Common Stock is currently issuable upon the exercise of the Warrants. The Warrants have exercise prices of $1.625 (as to 10,170 shares) and $4.24 (as to 409,442 shares). As of
      February 28, 1997, the average of the bid and asked prices of the outstanding Common Stock was $1.53125.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                    CROSS REFERENCE SHEET SHOWING LOCATION
                               IN THE PROSPECTUS
            OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1

               ITEM                                           LOCATION IN PROSPECTUS
               ----                                           ----------------------
1.  Forepart of Registration Statement and Outside   Facing Page of Registration Statement; Outside
    Front Cover Page of Prospectus                   Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages        Available Information; Additional Information;
    of Prospectus                                    Table of Contents

3.  Summary Information,  Risk Factors and Ratio     Prospectus Summary; Risk Factors; The Company
    of Earnings to Fixed Charges

4.  Use of Proceeds                                  Use of Proceeds

5.  Determination of Offering Price                  Determination of Offering Price

6.  Dilution                                         *

7.  Selling Security Holders                         Selling Security Holders

8.  Plan of Distribution                             Plan of Distribution

9.  Description of Securities to be Registered       Description of Common Stock

10.  Interests of Named Experts and Counsel          *

11.  Information With Respect to the Registrant

          (a)  Description of Business               Prospectus Summary; Risk Factors; The Company;
                                                     Business; Selected Financial Data; Management's
                                                     Discussion and Analysis of Financial Condition and
                                                     Results of Operations; Consolidated Financial
                                                     Statements

          (b)  Description of Property               Business

          (c)  Legal Proceedings                     Business; Legal Proceedings

          (d)  Market Price of and Dividends         Market for Common Stock and Related Stockholder
               on the Registrant's Common            Matters
               Equity and Related Stockholder
               Matters

          (e)  Financial Statements                  Consolidated Financial Statements

          (f)  Selected Financial Data               Selected Financial Data

          (g)  Supplementary Financial Information   *

               ITEM                                           LOCATION IN PROSPECTUS
               ----                                           ----------------------
          (h)  Management's Discussion and           Management's Discussion and Analysis of Financial
               Analysis of Financial Condition       Condition and Results of Operations
               and Results of Operations

          (i)  Changes in and Disagreements with     *
               Accountants on Accounting and
               Financial Disclosure

          (j)  Directors and Executive Officers      Management

          (k)  Executive Compensation                Executive Compensation

          (l)  Security Ownership of Certain         Security Ownership
               Beneficial Owners and Management

          (m)  Certain Relationships and Related     Management; Executive Compensation; Certain
               Transactions                          Transactions

12.  Disclosure of Commission Position on            *
     Indemnification for Securities Act Liabilities

__________________
*Not applicable or answer thereto is negative.

                  SUBJECT TO COMPLETION, DATED MARCH 4, 1997

PROSPECTUS

                             THOUSAND TRAILS, INC.

                        419,612 SHARES OF COMMON STOCK

     Thousand Trails, Inc. (the "Company") is offering 10,170 shares of its Common Stock, par value $.01 per share (the "Common Stock"), to the holders of its Common Stock Purchase Warrants expiring March 31, 1999 (the "1994 Warrants"). The 1994 Warrants were issued in 1994 to holders of the 12% Secured Notes due 1998 (the "Secured Notes") of the Company's predecessor, USTrails Inc. ("USTrails"), in connection with a consent solicitation that resulted in indenture amendments affecting such notes, which have since been retired. The Company will receive proceeds from the issuance of Common Stock upon the exercise of the 1994 Warrants to the extent of their exercise price. The current exercise price of the 1994 Warrants is $1.625 per share.

     The selling security holders (the "Selling Security Holders") may offer from time to time up to 409,442 shares of Common Stock issuable upon the exercise of the Company's Common Stock Purchase Warrants expiring June 30, 1999 (collectively, the "1991/1992 Warrants"). Of these, warrants to purchase 194,521 shares of Common Stock (the "1991 Warrants") were issued in 1991 in connection with the consummation of the Plan of Reorganization of USTrails, and warrants to purchase 290,314 shares of Common Stock (the "1992 Warrants") were issued in 1992 in connection with the retirement of debt of a predecessor of the Company that was then a subsidiary of USTrails. The current exercise price of the 1991/1992 Warrants is $4.24 per share. Offers and sales of the Common Stock issuable upon exercise of the 1991/1992 Warrants may be made directly to other purchasers, through agents or otherwise in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. Expenses of any such sale will be borne by the parties to the sale as they may agree. See "Selling Security Holders" and "Plan of Distribution." On February 28, 1997, the high bid and low bid prices of the Common Stock in the over-the-counter market were $1 9/16 and $1 1/2. See "Market for Common Stock and Related Stockholder Matters." The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders; however, it will receive proceeds from the issuance of shares of Common Stock upon the exercise of the 1991/1992 Warrants to the extent of their exercise price.

 SEE "RISK FACTORS," BEGINNING AT PAGE 3, FOR A DISCUSSION OF CERTAIN FACTORS
  THAT PROSPECTIVE PURCHASERS SHOULD CONSIDER IN EVALUATING A PURCHASE OF THE
                         COMMON STOCK OFFERED HEREBY.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                           MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        ______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS       , 1997.

                             ADDITIONAL INFORMATION

          The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any indenture, contract, agreement or other document referred to are not necessarily complete. With respect to each such indenture, contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission and without charge electronically at the Commission's World Wide Web site. See "Available Information" for the office and World Wide Web site addresses of the Commission.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. The public may inspect and copy (at prescribed rates) the Registration Statement as well as such reports, proxy and information statements and other information that the Company has filed with the Commission at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the public may obtain such reports, proxy and information statements and other information concerning the Company from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site accessible to the public by computer on the World Wide Web, at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding the Company, which files electronically with the Commission.

                                      (ii)

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "the Company" refers to Thousands Trails, Inc., a Delaware corporation, and its predecessors and subsidiaries.

                                  THE COMPANY

          The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities.

          The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of National American Corporation (collectively with its subsidiaries, "NACO," unless the context otherwise requires) and 69% of the capital stock of Thousand Trails, Inc., a Washington corporation (collectively with its subsidiaries, "TTI," unless the context otherwise requires), in connection with the reorganization of the Company in a proceeding under Chapter 11 of the Bankruptcy Code. The Company subsequently increased its ownership in TTI to 80% through a tender offer and acquired the remaining 20% of the stock of TTI in a merger. In July 1996, TTI was merged into the Company. Prior to the acquisitions of NACO and TTI, the Company purchased contracts receivable generated principally by NACO and TTI from the sale of campground memberships and resort interests on an installment basis.

                         THE SELLING SECURITY HOLDERS

          The Selling Security Holders received their 1991/1992 Warrants in two transactions, one in 1991 as part of the Company's reorganization and the other in 1992 as part of the retirement of the debt of TTI. In each transaction, recipients of the 1991/1992 Warrants became entitled to the benefits of registration rights agreements, which included "piggyback" registration rights. The Common Stock issuable upon exercise of the 1991/1992 Warrants is being included in the Registration Statement to satisfy any obligations of the Company under such agreements in connection with the registration of shares of Common Stock offered by the Company under the 1994 Warrants.

                                 THE OFFERINGS

Offering by the Company.....  The Company is offering to holders of the 1994
                              Warrants 10,170 shares of Common Stock, subject to certain antidilution provisions, issuable upon the exercise of their 1994 Warrants. The current exercise price of the 1994 Warrants is $1.625 per share.

Offering by
Selling Security Holders..... From time to time, the Selling Security Holders may offer up to 409,442 shares of Common Stock, subject to certain antidilution provisions, that are issuable upon the exercise of the 1991/1992 Warrants. The current exercise price of the Warrants is $4.24 per share and the current expiration date of the 1991/1992 Warrants is June 30, 1999. The 1991/1992 Warrants themselves are not being offered by the Selling Security Holders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of Proceeds..................  The Company will receive the proceeds of the issuance of shares of Common Stock upon the exercise of the 1994 Warrants to the extent of their exercise price. The Company will not receive any of the proceeds from any sales of Common Stock by the Selling Security Holders; however, it will receive proceeds from the issuance of shares of Common Stock upon the exercise of the 1991/1992 Warrants to the extent of their exercise price.

COMMON STOCK OFFERED UNDER 1994 WARRANTS
----------------------------------------

Exercise Price of 1994 Warrants... $1.625 per share of Common Stock, subject to certain antidilution provisions.

Number of Shares Issuable......... 10,170 shares of Common Stock, subject to certain antidilution provisions.

Expiration Date................... 5:00 p.m., Eastern time, on March 31, 1999.
                                   The holder of a 1994 Warrant, however, will be unable to exercise his 1994 Warrant unless a registration statement is in effect under the Securities Act with respect to the issuance of the Common Stock subject thereto and such issuance has been registered or qualified under the applicable state or other securities laws or exemptions therefrom exist. No assurance exists that the Company can maintain the effectiveness of the Registration Statement or any such state qualifications or registrations as required to permit the exercise of the 1994 Warrants.

Common Stock...................... The Common Stock (including the common stock of USTrails for which the Common Stock was exchanged in USTrails' reincorporation merger into the Company) has traded in the over-the-counter market since 1992. Trading in the Common Stock is light, and an established public trading market may not exist. It is unclear whether the market for the Common Stock will be adversely affected by transfer restrictions applicable to the Common Stock that are intended to help reduce the risk of an "ownership change" (within the meaning of Section 382 of the Internal Revenue Code of
                                   1986), which could materially limit the
                                   availability of the Company's substantial net operating loss carry forwards.

                                 RISK FACTORS

          See "Risk Factors" for a discussion of certain factors that prospective purchasers should consider in evaluating a purchase of the securities offered hereby.

--------------------------------------------------------------------------------

                                 RISK FACTORS

          Prospective purchasers should review the risk factors discussed below when considering whether to purchase shares of Common Stock. These risk factors, however, may not be the only risks involved in connection with a purchase of such securities.

BUSINESS STRATEGY UNCERTAINTY

          History of Unprofitable Operations. The Company believes it has stabilized its operations and achieved, beginning in fiscal 1996, a positive contribution from operations. However, after emerging from bankruptcy in 1991 through fiscal year 1995, the Company experienced net losses, excluding nonrecurring and extraordinary items, and negative cash flow from operating activities, excluding the principal collections on the contracts receivable portfolio. There can be no assurance that the stabilization that the Company has recently achieved will continue.

          Current Business Strategy. The Company's current strategy is to improve its campground operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. The disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. Moreover, the possibility of additional campground dispositions may adversely affect the collection of dues and contracts receivable from members.

          Membership Base. The Company must significantly increase its campground membership sales over current levels in order to stop the continuing decline in the Company's membership base. The Company's marketing efforts require significant expense, and in the short term, the Company expects that its selling and marketing expenses will continue to exceed its campground membership sales revenue. The Company is working to increase the number of prospects that attend its sales presentations, which has not met the Company's expectations in fiscal 1997. Because the Company intends to keep its selling and marketing expenses within a close relation to sales revenue, it is relying principally upon member and recreational vehicle dealer referrals to increase the number of sales prospects in the future. The success of the Company's business strategy over the long term is dependent upon the Company's ability to market new memberships in sufficient numbers on a cost-effective basis.

          See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NET OPERATING LOSS CARRYFORWARDS

          Risk of Ownership Change. For federal income tax purposes, the Company has calculated net operating loss carryovers ("NOLs") available for its use to be $58.1 million as of the commencement of the current fiscal year. The NOLs can generally be used to offset taxable income earned by the Company (and thus reduce the Company's income tax liability) in subsequent years within a 15-year carryover period. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that when a corporation undergoes an "ownership change," the corporation's use of its NOLs is limited each year to an amount of losses determined by multiplying the fair market value of the corporation's stock immediately before the ownership change by the "long-term tax exempt rate." The restructuring in which the Secured Notes were retired in July 1996 (the "Restructuring") was structured to avoid an "ownership change" under Section 382 of the Code. However, the issuance of shares of Common Stock in the Restructuring resulted in a change in ownership for purposes of Section 382 of approximately 42.5%, which is less than the 50% change required to cause an "ownership change." If the Company were to experience an "ownership change," the Company estimates that it would not be entitled to use any substantial amount of its available NOLs to reduce its taxable income. Such a limitation on the use of the Company's NOLs would materially reduce the Company's after-tax earnings as well as its ability to service its indebtedness.

          Transfer Restrictions. In order to reduce the risk of "ownership change" in the future, the transfer of the Common Stock has been restricted through the inclusion of transfer restrictions in the Company's certificate of incorporation (the "Transfer Restrictions"). However, notwithstanding the Transfer Restrictions, the Company may be unable to, or may elect not to, prevent every transaction that could cause an "ownership change." In addition, the Transfer Restrictions do not apply to the exercise of outstanding warrants or certain options to purchase Common Stock, including the 1991/1992 Warrants and the 1994 Warrants. Further, while the Company believes that the Transfer Restrictions are enforceable as to all of the Common Stock, there can be no assurance that a court would so determine. Moreover, while the Company believes that the remedial provisions in the Transfer Restrictions are generally sufficient, it is possible that the relevant tax authorities will take the position that the Transfer Restrictions do not provide adequate remedies for tax purposes with respect to every transaction that the Transfer Restrictions purport to prevent. Further, there can be no assurance a court would enforce every remedial provision set forth in the Transfer Restrictions if the binding nature of such provision were challenged. Therefore, even with the Transfer Restrictions in place, it is possible that transactions could occur that would limit the Company's ability to utilize the NOLs. There can be no assurance that legislation will not be adopted that would limit the Company's ability to utilize the NOLs in future periods. However, the Company is not aware of any proposed legislation for changes in the tax laws that could impact the ability of the Company to utilize the NOLs.

          Use of NOLs. The extent of the actual future utilization of the NOLs is subject to inherent uncertainty inasmuch as the utilization depends on the amount of otherwise-taxable income against which the Company will be able to utilize the NOLs in future years. Accordingly, even though the Transfer Restrictions reduce the risk that an "ownership change" will occur that could limit the Company's ability to use the NOLs, there can be no assurance that the Company will have sufficient taxable income in future years to actually use the NOLs before they would otherwise expire.

          See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT LEVERAGE

          The Company remains significantly leveraged. As of December 31, 1996, the Company had outstanding indebtedness of approximately $58.3 million. In addition, as a result of their pay-in-kind feature, the Company's Senior Subordinated Pay-In-Kind Notes due 2003 (the "PIK Notes"), which were issued in the Restructuring, will increase at the rate of 12% per annum, compounded semi-annually, at least until the indebtedness under the Company's Loan and Security Agreement, dated as of July 10, 1996, as amended (the "Loan Agreement"), with Foothill Capital Corporation ("Foothill") is repaid. Subject to the restrictions of the Loan Agreement and the indenture for the PIK Notes (the "Indenture"), the Company may incur additional indebtedness from time to time. This leverage increases the risk inherent in the Company's business strategy and may limit the Company's ability to respond to variances from the results sought, as well as changing business and economic conditions. Required payments of principal and interest are expected to be financed from operating cash flow, collections of contracts receivables and proceeds from the disposition of non-core assets. The Company's ability to generate such cash is subject to many factors, including stabilizing the Company's membership base and the amount of asset sales to be effected as the Company downsizes. See "Capitalization," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MEMBERS RIGHTS

          The Company believes that the success of its business strategy will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, the campground mortgages that could secure the PIK Notes in the future will contain similar nondisturbance provisions. Certain of these limitations purport to survive any rejection of member contracts in a bankruptcy, and the United States Bankruptcy Code may provide additional protections of member rights. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those currently contemplated will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in significant numbers will also likely be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Government Regulation" and " Properties."

MARKET CONDITIONS

          Trading in the Common Stock is light, and an established market in the Common Stock may not exist. Moreover, it is unclear whether the market for the Common Stock will be adversely affected by the Transfer Restrictions. As a consequence, the investment in the Common Stock may be illiquid for an indefinite period. See "Market for Common Stock and Related Stockholder Matters" and "Description of Common Stock."

          In the Restructuring, the Company issued, in a private transaction with certain holders of Secured Notes, an aggregate of 3,680,550 shares of Common Stock in partial consideration for the retirement of the Secured Notes. These shares represent approximately 50% of the shares of Common Stock currently outstanding. These shares were registered under the applicable securities laws in connection with USTrails' reincorporation merger into the Company, which was effected on November 20, 1996. It is uncertain whether these shares will adversely affect any market for the Common Stock.

CONCENTRATION OF OWNERSHIP

          As of December 31, 1996, Mr. Andrew Boas, a director of the Company, beneficially owned an aggregate of 46.5% of the outstanding Common Stock and $15.7 million in principal amount of PIK Notes (representing 39.0% in principal amount of PIK Notes). As a result, Mr. Boas, will be in a position to significantly influence the outcome of certain actions by the Company's stockholders. As a holder of PIK Notes, the interests of Mr. Boas may not be wholly aligned with the interests of other holders of Common Stock. See "Security Ownership" and "Selling Security Holders."

                                  THE COMPANY

          The Company owns and operates a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities. In November 1996, the Company disposed of its timeshare management business, but continues to hold certain real estate at the resorts it intends to sell over time. The Company's principal executive office is located at 2711 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75234, and its telephone number is (972) 243-2228.

          The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of NACO and 69% of the capital stock of TTI in connection with the reorganization of the Company in a proceeding under Chapter 11 of the Bankruptcy Code. On June 3, 1992, the Company increased its ownership in TTI to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of TTI in a merger, and on July 16, 1996, TTI was merged into the Company. Prior to acquiring NACO and TTI, the Company purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on the installment basis.

          The Company is a successor by merger to USTrails, a Nevada corporation that was incorporated in 1984. NACO was incorporated in 1967, and TTI was incorporated in 1969.

1996 SECURED NOTE RESTRUCTURING

          On July 17, 1996, the Company consummated the Restructuring whereby all of the $101,458,000 principal amount of Secured Notes outstanding were retired. In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of PIK Notes and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company entered into the Loan Agreement under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0 million. A total of $32.0 million was drawn under the Loan Agreement at closing of the Restructuring.

CURRENT BUSINESS STRATEGY

          The Company's current business strategy is to improve its campground operations, stabilize its campground membership base, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company believes that the ultimate size of its campground system and the amounts realized from future asset dispositions will depend principally upon the degree to which the Company can successfully implement this strategy.

                                USE OF PROCEEDS

          The Company will receive the proceeds of the issuance of shares of Common Stock upon the exercise of the 1994 Warrants to the extent of their exercise price. The 1994 Warrants were issued in 1994 to holders of the Secured Notes in connection with a consent solicitation that resulted in indenture amendments affecting such notes.

          The Company will not receive any of the proceeds from any sales of Common Stock by the Selling Security Holders; however, it will receive proceeds from the issuance of shares of Common Stock upon the exercise of the 1991/1992 Warrants to the extent of their exercise price. The 1991 Warrants were issued in 1991 in connection with the consummation of the Plan of Reorganization of USTrails. The 1992 Warrants were issued in 1992 in connection with the retirement of debt of TTI.

          Any proceeds received by the Company, net of the expenses of the offerings borne by the Company, will be added to the Company's working capital. See "Plan of Distribution."

                        DETERMINATION OF OFFERING PRICE

          The exercise price of the 1994 Warrants offered, which is $1.625, was established by agreement between the Company and a committee of former holders of Secured Notes.

          The Company has no knowledge of whether or when a sale of any of the shares of Common Stock offered by the Selling Security Holders will occur or what price, terms or conditions may be offered by the Selling Security Holders. See "Plan of Distribution." As described under "Market Prices," the reported bid prices for the Common Stock since the date of issuance of the 1991/1992

Warrants have been significantly below $4.24 per share, the current exercise price of the 1991/1992 Warrants.

                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

MARKET AND TRADING

          The Common Stock (including the common stock of USTrails for which the Common Stock was exchanged in USTrails' reincorporation merger into the Company) has been publicly traded in the over-the-counter market under the symbol USTQ from 1992 through November 20, 1996 and under the symbol TRLS thereafter. Since the Common Stock does not trade every day and the trading volume is often small, the Common Stock may not be deemed to be traded in an established public trading market. The following table sets forth for the fiscal periods indicated, the high and low bid quotations as quoted through the National Quotation Bureau's Pink Sheets. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                High Bid                Low Bid
                             -------------           -------------
     1997:
          First Quarter            1 1/8                    1/2
          Second Quarter          1 7/16                  15/16
          Third Quarter
          (through 02/28/97)      1 9/16                 1 5/16

     1996:
          First Quarter              5/8                    1/4
          Second Quarter             5/8                    1/4
          Third Quarter              3/4                    1/4
          Fourth Quarter             5/8                    1/4

     1995:
          First Quarter            1 3/4                  1 1/4
          Second Quarter           1 5/8                    1/2
          Third Quarter              5/8                    1/4
          Fourth Quarter             1/2                    1/4

          On February 28, 1997, the high bid and the low bid prices of the Common Stock were $1 9/16 AND $1 1/2. As of February 28, 1997, the Common Stock was held by 92 holders of record. Moreover, security position listings available to the Company listed approximately 586 beneficial holders of Common Stock.

ABSENCE OF DIVIDENDS

          Since inception, the Company has not paid any dividends. The Loan Agreement prohibits the payment of any cash dividends on the Common Stock, without the consent of Foothill, until the borrowings under the Loan Agreement are repaid. In addition, the Indenture prohibits the payment of any cash dividends on the Common Stock until the PIK Notes are repaid.

                                 CAPITALIZATION

          The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1996. Investors should read this table in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                                                            December 31, 1996
                                                                            -----------------
Borrowings under Loan Agreement                                                   $  17,058
PIK Notes                                                                            40,502 (1)
Notes and Mortgages Payable, Due June 2009                                              704
                                                                                  ----------
    TOTAL DEBT                                                                    $  58,264
                                                                                  ==========
Preferred stock, $.01 par value, 1,500,000 shares authorized,
 none issued and outstanding                                                            ---

Common Stock, $.01 par value, 15,000,000 shares authorized,
 7,383,276 shares issued and outstanding                                             $   74
Additional paid-in capital                                                           20,502
Accumulated deficit                                                                 (43,475)
Cumulative currency translation adjustment                                             (137)
                                                                                  ----------
    TOTAL STOCKHOLDERS' DEFICIT                                                    ($23,036)
                                                                                  ==========

_______________
(1) The Restructuring was accounted for as a Troubled Debt Restructuring whereby the PIK Notes were recorded at the carrying value of the Secured Notes, and no gain or loss was recorded on the transaction. As a result, $40.2 million principal amount of PIK Notes issued in the Restructuring was recorded with a deferred gain of $303,000. This deferred gain is being amortized as a reduction of interest expense using the effective interest method over the term of the PIK Notes.

                            SELECTED FINANCIAL DATA
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)

                                                                                                                        Predecessor
                                           For the six months                                                              Entity
                                                                                                                       -------------
                                           ended December 31,          For the year ended June 30,         For the six months ended
                                          -------------------         ----------------------------        --------------------------
                                                                                                            June 30,    December 31,
                                            1996       1995       1996       1995       1994       1993        1992        1991
                                          --------   --------   --------   --------   --------   --------  ---------    ------------
                                                                                                                            (1)
STATEMENT OF OPERATIONS DATA:
Total revenue                             $ 39,654   $ 43,681   $ 91,996   $ 91,546   $100,922   $ 98,189    $ 54,310    $ 63,670
Membership dues                             19,917     20,043     39,924     41,175     43,200     39,555      19,170      20,345
Other campground/resort revenues            10,286     12,954     22,288     23,506     23,524     26,856      13,224      13,401
Membership and resort interest sales         2,411      1,921      3,987      4,228      3,975      4,427       6,442      15,140
Interest income                              1,995      3,404      6,756      9,935     12,202     16,345      11,780      12,090
Interest expense                             5,078      9,041     17,693     20,960     21,446     22,249      11,947      13,578
Income (loss) from operations before
  taxes, minority interest and
  extraordinary item                         2,288     (2,042)       488    (11,668)    (5,967)    (9,781)    (23,195)      7,151
Extraordinary gain on debt
   repurchases                                  --         --      1,390         --        671      2,507          --          --
Net income (loss)                            1,976     (1,885)     1,837    (11,923)    (6,046)    (7,582)    (21,737)      6,276
Dividends paid (2)                              --         --         --         --         --         --          --          --
Earnings (loss) per share data (3):                                                                                            (4)
   Income (loss) before extraordinary
    item                                       .27       (.51)       .12      (3.22)     (1.81)     (2.73)      (5.88)
   Extraordinary item                           --         --        .38         --        .18        .68          --
   Net income (loss)                           .27       (.51)       .50      (3.22)     (1.63)     (2.05)      (5.88)
   Weighted average number of
    shares outstanding                       7,212      3,703      3,703      3,703      3,703      3,703       3,697          (4)

BALANCE SHEET DATA:
  (AT END OF PERIOD)
Cash and cash equivalents (5)                2,403     30,105     37,403     50,596     50,059     44,359      32,989      43,233
Receivables, net                             9,437     12,996     13,219     18,698     32,585     57,731      93,442     119,316
Campground properties                       43,688     47,962     45,676     51,327     49,330     47,939      49,582      58,552
Resort properties                            1,956      5,493      2,902      5,736      6,612     11,252      11,578      12,530
Total assets                                67,585    107,508    109,754    135,886    148,164    170,067     196,788     242,567
Secured Notes, net                              --     98,955     94,350    115,490    110,854    115,389     123,511     113,095
Borrowings under Loan Agreement             17,058         --         --         --         --         --          --          --
Pay-in-Kind Notes                           40,502         --         --         --         --         --          --          --
Other notes payable                            704      1,991      1,102      4,753      5,503      7,558      12,960      29,588
Stockholders' equity (deficit)             (23,036)   (31,702)   (27,991)   (29,821)   (17,912)   (11,793)     (4,151)     17,586

STATISTICAL DATA:
  (AT END OF PERIOD)
Number of operating campgrounds                 58         60         58         60         62         65          69          69
Number of campsites                         19,300     19,400     19,300     19,400     20,000     20,400      21,600      21,600
Number of members                          126,000    133,000    128,000    136,000    149,000    157,000     165,000     167,000
Average annual dues per member            $    343   $    334   $    335   $    329   $    315   $    290    $    246    $    243
Average cost per camper night               $16.93     $17.29     $18.03     $19.69     $18.36     $17.29      $16.55      $18.28

____________
(1) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, information for the years ended June 30, 1996, 1995, 1994 and 1993, the six months ended June 30, 1992, and the six months ended December 31, 1996 and 1995 was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.
                                  (continued)

(Footnotes continued)

(2) The indenture for the Secured Notes, which was discharged in the Restructuring on July 17, 1996, prohibited the Company from paying any cash dividends until the Secured Notes were repaid. In addition, the Loan Agreement prohibits the payment of any cash dividends without the consent of Foothill until the borrowings under the Loan Agreement are repaid, and the Indenture for the PIK Notes prohibits the payment of any cash dividends until the PIK Notes are repaid.

(3) In the Restructuring on July 17, 1996, the Company issued a total of 3,680,550 additional shares of Common Stock, which represent approximately 50% of the shares of Common Stock currently outstanding.

(4) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At December 31, 1996, there were 7,383,276 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would reduce net loss per share, which is anti-dilutive.

(5) Prior to the Restructuring, cash held by the Company and its wholly owned subsidiaries, other than that required for operations, was generally deposited in accounts that were pledged for the benefit of the holders of the Secured Notes. Under the Loan Agreement, cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by, and pledged to, Foothill.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

          In the following discussion, the Company makes certain statements as to its expected financial condition, results of operations, and cash flows for periods after December 31, 1996. All of these statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical and involve risks and uncertainties. The Company's actual financial condition, results of operations, and cash flows for future periods may differ materially due to several factors, including but not limited to the Company's ability to control costs and implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the effects on members and guests of the Company's stated efforts to downsize its business, the Company's success in collecting its contracts receivable and selling assets, and the other factors affecting the Company's operations described in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

STABILIZED OPERATIONS

          Since reorganizing under Chapter 11 on December 31, 1991, the Company's annualized operating revenues have decreased by $21.3 million (23%). Over the same period, the Company has decreased its annualized operating expenses by $43.7 million (38%), and implemented a program under which certain campground members voluntarily increased their annual dues by an aggregate of $2.1 million. During this period, the Company has concentrated on increasing continuing revenues and decreasing continuing expenses. The Company has closed eleven campgrounds and has changed other campgrounds to seasonal operations, reduced staff, consolidated its administrative functions, deferred maintenance, and reduced service levels. The Company has also disposed of certain campgrounds and other non-core assets. However, during this period, the Company's membership base has declined from 167,000 at December 31, 1991 to 126,000 at December 31, 1996. The membership base is presently declining at the rate of 8% per year. The Company attributes this continuing decline principally to its aging membership base, approximately 50% of whom are senior citizens.

          During the year ended June 30, 1996, the Company stabilized its operations, which it has been seeking to accomplish since emerging from Chapter 11 proceedings in 1991, and the Company achieved a positive contribution from operations for the fiscal year of $4.8 million. This compares with a negative contribution from operations of $3.9 million for the prior fiscal year. For the six months ended December 31, 1996, the Company had a positive contribution from operations of $5.3 million, compared with $2.7 million for the same period last year. For this purpose, the contribution from operations is defined as operating income before interest income and expense, gain (loss) on asset dispositions, restructuring costs, nonrecurring income and expenses, taxes, and extraordinary items. See the tables under "Results of Operations - Fiscal 1996, 1995 and 1994 - Net Income (Loss)" and "Six Months Ended December 31, 1996 and 1995 - Net Income (Loss)" below for the elements of the contribution from operations and the Company's operating income (loss) before taxes for the historical periods presented.

CURRENT BUSINESS STRATEGY

          The Company's current strategy is to improve its campground operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level for its ongoing campground operations. The Company has conducted an extensive marketing study, redesigned its membership products, and developed a sales and marketing operation. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. The disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. Moreover, the possibility of additional campground dispositions may adversely affect the collection of dues and contracts receivable from members. See "The Company - Current Business Strategy."

1996 SECURED NOTE RESTRUCTURING

          At June 30, 1996, the Company had outstanding $101.5 million principal amount of Secured Notes. At that time, there was a substantial risk that the resources available to the Company would be insufficient to cover its continuing operating needs and the mandatory sinking fund and interest payments due on the Secured Notes on July 15, 1996. In addition, the Company faced default under the financial covenants in the indenture for the Secured Notes if waivers were not obtained by September 30, 1996. On July 17, 1996, however, the Company consummated the Restructuring, in which all of the Secured Notes were retired. The Restructuring was intended to provide a new capital structure for the Company. This new capital structure includes $40.2 million principal amount of PIK Notes that do not require the cash payment of interest until fiscal 2001, do not contain financial covenants, and mature on July 15, 2003 without earlier scheduled principal payments. The new capital structure also includes the Loan Agreement that, in addition to financing $32.0 million of the retirement of the Secured Notes and related costs, provides the Company with a working capital facility which reduces in availability through final maturity on July 16, 1999. Availability of such working capital is subject to continued compliance by the Company with the financial covenants, amortization schedule, and other requirements of the Loan Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth.

CASH

          On December 31, 1996, the Company had $2.4 million of cash and cash equivalents, a decrease of $35.0 million during the six month period. The Company's cash declined primarily because $28.6 million was used to retire Secured Notes and pay legal and other costs related to the Restructuring (including accrued interest), and $14.9 million was used to repay borrowings under the Loan Agreement. These expenditures were partially offset by $2.5 million of proceeds from asset sales.

          On June 30, 1996, the Company had approximately $37.4 million of cash and cash equivalents, a decrease of $13.2 million during fiscal 1996. The Company's cash declined primarily because $18.6 million was used to make a mandatory redemption of Secured Notes on July 15, 1995, and $5.3 million was used to repurchase Secured Notes in January 1996. These expenditures were partially offset by proceeds of $7.2 million from the sale of assets, and $5.6 million provided by operating activities.

          The Company's principal sources of operating cash for fiscal 1996 were $18.5 million in principal and interest collections on contracts receivable and invested cash, and $73.2 million in dues collections and other campground revenues. Principal uses of operating cash for fiscal 1996 consisted of $49.6 million in operating expenses, $13.8 million in general and administrative expenses (including corporate member services and restructuring costs), $5.4 million in sales and marketing expenses, $5.2 million in insurance premiums, and $14.5 million in interest payments, principally related to the Secured Notes. During fiscal 1996, the Company also spent $1.0 million on capital expenditures and HUD-related improvements, and made $1.1 million in principal payments on notes payable. Excluding $12.3 million of principal collections on its contracts receivable, the Company had negative cash flow from operating activities of $6.7 million for the year ended June 30, 1996. The Company used collections on its contracts receivable to fund its negative cash flow from operations during the year.

          The Company's principal sources of operating cash for the six months ended December 31, 1996, were $6.0 million in principal and interest collections on receivables and $30.4 million in dues collections and other campground and resort revenues. Principal uses of operating cash for the six months ended December 31, 1996, were $22.1 million in operating expenses, $7.8 million in general and administrative expenses (including corporate member services and restructuring costs), $2.3 million in sales and marketing expenditures, and $7.4 million in interest payments, $6.2 million of which was related to the Secured Notes that were retired in the Restructuring.

          In the Restructuring, $50.2 million of cash was paid to the holders of the Secured Notes as full or partial consideration for the retirement of the Secured Notes, and $6.2 million of cash was paid to the holders of the Secured Notes for the semi-annual interest due July 15, 1996, and additional interest through the date of the Restructuring. In addition, $1.1 million of cash was used to pay the costs of the Restructuring, and $3.1 million of cash was used to pay the costs of obtaining the Loan Agreement. The Company funded these cash payments with $28.6 million of its cash and $32.0 million of new borrowings under the Loan Agreement.

          The indenture for the Secured Notes, which was discharged in the Restructuring, limited, and the Loan Agreement limits, the type of investments in which the Company can invest its available cash, resulting in a relatively low yield. Under the terms of the Loan Agreement, the Company's cash receipts are applied to the payment of the Company's obligations under the Loan Agreement.

CONTRACTS RECEIVABLE

          As of June 30, 1996, the Company on a consolidated basis owned $21.1 million of contracts receivable consisting of (i) $5.8 million of contracts receivable associated with the NACO campgrounds, (ii) $12.6 million of contracts receivable associated with the Thousand Trails campgrounds, (iii) $2.4 million of contracts receivable associated with the NACO resorts, and (iv) $282,000 of contracts receivable associated with SoPac Resort Properties, Inc., a former affiliate. These contracts receivable have an average remaining term of approximately two and one-half years. As of June 30, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.

          Because of lower interest rates available in the marketplace during fiscal 1996 and 1995, some members chose to prepay their accounts, and the Company received principal payments of $2.5 million and $3.3 million, respectively, in excess of scheduled payments. The Company may continue to experience such prepayments in the future, although at a decreasing rate as the contracts receivable portfolio continues to decline.

          Allowance For Doubtful Accounts. The Company's allowance for doubtful accounts was 30% of gross contracts receivable at June 30, 1996, compared with 39% of gross contracts receivable at

June 30, 1995, and 32% at June 30, 1994. The overall cancellation rate as a percentage of gross contracts receivable was 8% for fiscal 1996 and fiscal 1995, compared with 13% for fiscal 1994. Although management does not anticipate a significant change, the cancellation rate could increase in fiscal 1997 as a result of the expected closure and disposition of additional campgrounds.

          In fiscal 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the campgrounds by $4.0 million. In addition, in fiscal 1996, 1995, and 1994, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the full service resorts by $1.1 million, $457,000 and $887,000, respectively. These adjustments were made because the Company experienced lower contract losses than anticipated in fiscal 1996 and 1995, and with respect to the resort contracts receivable, in fiscal 1994. For the campground contracts receivable, in fiscal 1994, the Company increased the related allowance for doubtful accounts by $1.9 million to provide for additional future contract losses. This adjustment was made because the cancellation rate on the campground contracts receivable had increased compared with historical levels of approximately 8%, and the Company had experienced higher contract losses than anticipated.

          The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable related to either the campgrounds or resorts. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

          Other Allowances. In connection with the purchase of NACO and TTI, the Company recorded an allowance for interest discount of $3.9 million to increase to 14.75% the weighted average yield on the contracts receivable then owned by NACO and TTI. Additionally, the Company recorded an allowance of $7.5 million for future collection costs in connection with its purchase of NACO and TTI and the Company's emergence from bankruptcy, which is being applied to reduce future general and administrative expenses. In fiscal 1995, the Company reduced the allowance for future collection costs related to the contracts receivable by $540,000 more than the scheduled amortization amount because the estimated cost to collect the remaining contracts receivable was less than the amount estimated when the allowance was recorded. The allowance is continuing to be amortized as a reduction of general and administrative expenses based on cash collected on the related portfolio.

          Repurchase Of Receivables Owned By Third Party. On March 22, 1995, the Company purchased $3.0 million of contracts receivable from a third party, effective as of June 30, 1994, for $1.6 million. The Company received contracts receivable with a gross balance of $2.0 million and $1.0 million in cash representing principal and interest collections on the contracts receivable from July 1, 1994 to March 22, 1995. The Company recorded the $2.0 million gross balance of the contracts receivable net of an allowance for doubtful accounts of $523,000 and a valuation allowance of $550,000. The valuation allowance is being amortized over the remaining term of the contracts receivable.

          These contracts receivable had previously been sold by NACO to the third party. In connection with this sale, a portion of the purchase price was withheld as a dealer holdback against which the purchaser could offset canceled and delinquent contracts receivable. As of March 22, 1995, the canceled and delinquent contracts receivable charged against the dealer holdback had consumed it and a deficiency of $2.7 million existed. Although the Company took the position that it was not liable for the deficiency based upon the terms of certain agreements and releases with the third party, the Company had recorded a contingent liability for the amount of the deficiency. When the Company repurchased the contracts receivable, this contingent liability was released, and the Company reversed the $2.7 million recorded liability.

          Changes In Receivables. The net balance of contracts receivable decreased by $5.5 million during fiscal 1996, primarily due to $12.3 million in cash collections on contracts receivable, offset by (i) a reduction of $5.1 million in the allowance for doubtful accounts, and (ii) $1.1 million related to scheduled amortization of the allowances for interest discount, collection costs, and valuation discount.

CAMPGROUND AND RESORT REAL ESTATE

          The Company's campground real estate consists of land, buildings, and other equipment used in administration and operations as well as land held for sale. Campground properties decreased by $5.7 million in fiscal 1996, as a result of the sale of two non-operating campgrounds and certain other real estate, the abandonment of two operating campgrounds, and depreciation on buildings and equipment, partially offset by capital improvements at selected campgrounds.

          The Company's resort real estate historically consisted of timeshare and lot inventory, buildings and equipment used in operations, and land held for sale. Resort real estate decreased by $2.8 million in fiscal 1996 primarily due to the sale of the common amenities at one resort, the sale of excess acreage and buildings at certain resorts, the sale of timeshare units and lots in the normal course of business, and depreciation on buildings and equipment. In November 1996, the Company sold its timeshare management business and related timeshare interests.

          The Company's campground and resort real estate requires significant annual capital and maintenance expenditures, including commitments under HUD obligations, a portion of which has been deferred. During fiscal 1996 and 1995, the Company spent $4.0 million and $8.6 million, respectively, on major maintenance, repairs, and improvements at the campgrounds, and $440,000 and $1.4 million, respectively, on major maintenance, repairs, and improvements at certain resorts.

BORROWINGS

          On June 30, 1996, the Company had outstanding $101,458,000 principal amount of Secured Notes, which were retired in full on July 17, 1996, in the Restructuring. See "1996 Secured Note Restructuring" above. The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt is recorded at the carrying value of the old debt, and no gain or loss is recorded on the transaction.

          Prior to the Restructuring, the Company repurchased certain Secured Notes. On January 31, 1996, the Company repurchased $7.4 million principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest. The Company recognized a gain of $1.4 million on this transaction. On July 15, 1995, the Company made a mandatory redemption of $18.6 million principal amount of Secured Notes. On June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes in a Dutch auction available to all Secured Noteholders, at a cost of $8.5 million, including accrued interest. The Company recognized a gain of $671,000 on this transaction.

          Loan Agreement. In the Restructuring, the Company entered into the Loan Agreement, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0 million. Under the Loan Agreement, as of December 31, 1996, the Company had outstanding term loans totaling $8.3 million, and a revolving loan in the maximum amount of $22.5 million, of which $8.8 million was outstanding and $13.7 million was available for borrowing.

          The Company must use all collections of principal and interest on the contracts receivable, which are estimated to be $9.2 million in fiscal 1997, and all proceeds from asset sales to reduce borrowings under the Loan Agreement. In addition, the Company must make specified principal reductions on these borrowings over time based on a monthly calculation of eligible contracts receivable and an amortization schedule set forth in the agreement. The maximum amount of the revolving loan declines as these principal reductions are made. The remaining borrowings under the Loan Agreement must be paid in full on July 16, 1999. During the balance of fiscal 1997, the Company is required to make mandatory principal reductions under the term loans in the aggregate amount of $1.7 million, funded from collections of principal and interest on the contracts receivable. To make the principal reductions required by the Loan Agreement, the Company must successfully collect the contracts receivable, sell assets, and downsize its business in the time frame contemplated by the Loan Agreement. If these activities take longer than contemplated by the Loan Agreement, the Company may not have sufficient cash flow to make the required principal reductions, in which case the working capital facility might cease to be available. Furthermore, availability of such working capital is subject to continued compliance by the Company with the financial covenants and other requirements of the Loan Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth. The Loan Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.

          Based upon its current business plan, the Company believes that future cash flows provided from operations, asset sales, and borrowings available under the revolving loan will be adequate for the Company's operating and other cash requirements during the remaining term of the Loan Agreement. All cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by and pledged to Foothill.

          The Company's cash flows are highly seasonal. The Company receives the majority of the dues revenue from its members during the winter and incurs a higher level of operating expenses during the summer. As a result of dues receipts, as of February 7, 1997, the outstanding term loans under the Loan Agreement had been reduced to $7.1 million and the outstanding revolving loan had been reduced to $2.4 million. As of February 7, 1997, $19.7 million was available for borrowing under the revolving loan.

          PIK Notes. In the Restructuring, the Company issued $40.2 million principal amount of PIK Notes that do not require the cash payment of interest until fiscal 2001 and mature on July 15, 2003 without earlier scheduled principal payments. The Indenture provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount, plus interest, in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sale proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Loan Agreement, a $10.0 million replacement working capital facility, and equipment purchases.

          The Company is not permitted to pay cash interest on the PIK Notes until the borrowings under the Loan Agreement are repaid in full. As a result, the principal amount of PIK Notes outstanding will increase at the rate of 12% per year, compounded semi-annually, at least until the borrowings under the Loan Agreement are repaid in full. The payment-in-kind feature of the PIK Notes will decrease the Company's cash interest costs over this period. However, the payment-in-kind feature of the PIK Notes will also decrease the rate at which the Company is able to retire its total debt outstanding.

DEFERRED MEMBERSHIP DUES

          Deferred membership dues revenue of $17.6 million and $18.6 million at June 30, 1996 and 1995, respectively, consists of dues collections which relate to future periods. The decrease was due primarily to the loss of 8,000 members during fiscal 1996, and related decreases in membership dues collections.

SELF INSURANCE

          During the year ended June 30, 1994, the Company began to self-insure general liability losses up to $250,000 per occurrence, with a current annual aggregate exposure to the Company of $2.0 million. The Company's liability insurance program provides coverage, in excess of the $250,000 retention up to an annual limit of $26.8 million per occurrence and in the aggregate. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks of $1.8 million at December 31, 1996. This liability is based on actuarial estimates.

1997 CHANGES IN FINANCIAL CONDITION

          Total assets decreased by $42.2 million during the six months ended December 31, 1996. Cash decreased by $35.0 million as discussed above. Contracts receivable decreased by $3.8 million due primarily to $4.1 million in cash collections offset by $372,000 related to the amortization of allowances for interest discount and collection costs and valuation allowance. Inventory and other current assets decreased by $1.6 million due primarily to the amortization of insurance premiums for fiscal 1997 that were paid in June 1996. Campground and resort properties decreased by a total of $2.9 million due primarily to the sale of four campgrounds, the timeshare operations at the resorts and certain other real estate at the campgrounds and resorts, and depreciation during the period. In addition, restricted cash decreased by $1.1 million resulting primarily from the payment of a one-time bonus to the Company's Chief Executive Officer under the terms of his employment agreement with the Company. These decreases were offset by a $2.4 million increase in other assets, due primarily to $3.1 million of debt issuance costs incurred in connection with obtaining the Loan Agreement, reduced by amortization during the period.

          Total liabilities decreased by $47.1 million during the six months ended December 31, 1996. The Company's total outstanding debt decreased by $37.2 million due primarily to the retirement of $101.5 million principal amount of Secured Notes in the Restructuring, partially offset by the issuance of $40.2 million principal amount of PIK Notes and net borrowings under the Loan Agreement. Accrued interest declined by $3.2 million due to the $6.2 million of interest paid on the Secured Notes in July 1996, partially offset by $2.2 million of non-cash interest accruing on the PIK Notes, which amount was paid on January 15, 1997, by issuing additional PIK Notes. In addition, deferred membership dues revenue declined by $3.9 million due to revenue recognized in excess of cash collections during the period.

RESULTS OF OPERATIONS

          The following discussion and analysis are based on the historical results of operations of the Company for the years ended June 30, 1996, 1995, and 1994, and for the six months ended December 31, 1996 and 1995. The financial information set forth below should be read in conjunction with the Company's consolidated financial statements included in this Prospectus.

FISCAL 1996, 1995 AND 1994

NET INCOME (LOSS)

          The Company reported net income of $1.8 million or $.50 per share on revenues of $92.0 million for fiscal 1996, compared with a net loss of $11.9 million or $3.22 per share on revenues of $91.5 million for fiscal 1995, and a net loss of $6.0 million or $1.63 per share on revenues of $100.9 million for fiscal 1994.

          Excluding extraordinary gains, nonrecurring income and expenses, and restructuring costs, the Company would have had a net loss of $2.1 million for fiscal 1996, compared with a net loss of $14.6 million for fiscal 1995. Excluding these items, the Company's results improved in the current fiscal year, on relatively flat revenues, due primarily to decreases in expenses, principally campground operating costs, general and administrative expenses, and interest. Revenues were relatively stable from year to year, despite declining membership dues revenue and interest income, due primarily to higher gains from asset dispositions in fiscal 1996. Excluding these same items, the Company would have had a net loss of $3.9 million for fiscal 1994.

          The results for fiscal 1996 include a $1.4 million extraordinary gain on the repurchase of Secured Notes and $5.9 million of nonrecurring income consisting of $5.1 million from a reduction in the allowance for doubtful accounts, and $799,000 from the reversal of a contingent liability. The fiscal 1996 results also include $1.1 million of restructuring costs related to the Company's efforts to restructure its Secured Notes, and $2.3 million of other nonrecurring expenses consisting of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer (see "Accrued Bonus" below).

          The results for fiscal 1995 include $3.7 million of nonrecurring income consisting of $1.0 million from reductions in the allowances for doubtful accounts and collection costs and $2.7 million from the reversal of a contingent liability. The fiscal 1995 results also include $637,000 of restructuring costs incurred in connection with the relocation of the Company's corporate office to Dallas, Texas, and $437,000 of other nonrecurring expenses representing severance payments made to certain management employees who left the Company in the fourth quarter of fiscal 1995.

          The results for fiscal 1994 include a $671,000 extraordinary gain on the repurchase of Secured Notes and $4.5 million of nonrecurring income consisting of $887,000 from a reduction in the allowance for doubtful accounts related to the resort contracts receivable, $3.1 million from the reversal of accrued resort disposition costs, and $500,000 from the settlement of a contractual obligation. The fiscal 1994 results also include $3.3 million of restructuring costs incurred in connection with an amendment to the indenture for the Secured Notes, the TTI merger, and the relocation of the Company's corporate offices, and the following other nonrecurring expenses: (i) a $1.9 million net increase in the allowance for doubtful accounts related to the campground contracts receivable, (ii) a $1.0 million charge to record a provision for certain uncollectible membership dues receivable, and (iii) a $1.1 million write down of the carrying value of net resort assets.

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1996:

                                                          Year Ended June 30, 1996
                                                  --------------------------------------
                                                                    Resort
                                                    Campgrounds   Operations     Total
                                                  -------------   ----------   ---------
OPERATIONS
 Membership dues                                       $ 39,924                $ 39,924
 Other campground/resort revenues                        15,313      $ 6,975     22,288
 Campground ancillary expenses                           (7,726)                 (7,726)
 Operating expenses                                     (35,211)      (7,371)   (42,582)
                                                  -------------   ----------   ---------

Profit (loss) on campground/resort operations            12,300         (396)    11,904
                                                  -------------   ----------   ---------
SALES
 Memberships                                              2,630                   2,630
 Resort interests                                                      1,357      1,357
                                                  -------------   ----------   ---------
Total sales                                               2,630        1,357      3,987

 Selling costs                                           (3,340)        (926)    (4,266)
 Marketing expenses                                      (1,294)                 (1,294)
                                                  -------------   ----------   ---------
Total expenses                                           (4,634)        (926)    (5,560)
                                                  -------------   ----------   ---------

Profit (loss) on sales                                   (2,004)         431     (1,573)
                                                  -------------   ----------   ---------
RESORT PARKS INTERNATIONAL
 Fee income                                               4,579                   4,579
 Cost of operations                                      (2,237)                 (2,237)
                                                  -------------   ----------   ---------
RPI net contribution                                      2,342                   2,342
                                                  -------------   ----------   ---------
                                                       $ 12,638      $    35     12,673
                                                  =============   ==========   =========

 Other income                                                                     4,479
 Corporate member services                                                       (1,843)
 General and administrative expenses                                            (10,473)
                                                                               =========
OPERATING INCOME BEFORE INTEREST INCOME
 AND EXPENSE, GAIN ON ASSET
 DISPOSITIONS, RESTRUCTURING COSTS,
 NONRECURRING INCOME AND EXPENSES,
 TAXES AND EXTRAORDINARY ITEM                                                     4,836
                                                                               ---------
 Interest income                                                                  6,756
 Interest expense                                                                (17,693)
 Gain on asset dispositions                                                       4,038
 Nonrecurring income                                                              5,945
 Nonrecurring expenses                                                           (2,270)
 Restructuring costs                                                             (1,124)
                                                                               ---------
OPERATING INCOME BEFORE TAXES AND
 EXTRAORDINARY ITEM                                                            $    488
                                                                               =========

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1995:

                                                          Year Ended June 30, 1995
                                                  --------------------------------------
                                                                    Resort
                                                    Campgrounds   Operations     Total
                                                  -------------   ----------   ---------
OPERATIONS
 Membership dues                                       $ 41,175                $  41,175
 Other campground/resort revenues                        15,411      $ 8,095      23,506
 Campground ancillary expenses                           (8,150)                  (8,150)
 Operating expenses                                     (40,236)      (8,711)    (48,947)
                                                  -------------   ----------   ---------

Profit (loss) on campground/resort operations             8,200         (616)      7,584
                                                  -------------   ----------   ---------

SALES
  Memberships                                             1,780                    1,780
  Resort interests                                                     2,448       2,448
                                                  -------------   ----------   ---------
 Total sales                                              1,780        2,448       4,228

  Selling costs                                          (1,985)      (1,414)     (3,399)
  Marketing expenses                                     (3,639)                  (3,639)
                                                  -------------   ----------   ---------
Total expenses                                           (5,624)      (1,414)     (7,038)
                                                  -------------   ----------   ---------

Profit (loss) on sales                                   (3,844)       1,034      (2,810)
                                                  -------------   ----------   ---------

RESORT PARKS INTERNATIONAL
  Fee income                                              4,845                    4,845
  Cost of operations                                     (2,727)                  (2,727)
                                                  -------------   ----------   ---------
RPI net contribution                                      2,118                    2,118
                                                  -------------   ----------   ---------
                                                       $  6,474      $   418       6,892
                                                  =============   ==========   =========

  Other income                                                                     3,485
  Corporate member services                                                       (2,200)
  General and administrative expenses                                            (12,118)
                                                                               ---------

OPERATING LOSS BEFORE INTEREST INCOME
 AND EXPENSE, GAIN ON ASSET
 DISPOSITIONS, RESTRUCTURING COSTS,
 NONRECURRING INCOME AND EXPENSES, AND
 TAXES                                                                            (3,941)
                                                                               ---------

Interest income                                                                    9,935
Interest expense                                                                 (20,960)
Gain on asset dispositions                                                           658
Nonrecurring income                                                                3,714
Nonrecurring expenses                                                               (437)
Restructuring costs                                                                 (637)
                                                                               ---------

OPERATING LOSS BEFORE TAXES                                                     ($11,668)
                                                                               =========

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1994:

                                                          Year Ended June 30, 1994
                                                  --------------------------------------
                                                                    Resort
                                                    Campgrounds   Operations     Total
                                                  -------------   ----------   ---------
OPERATIONS
 Membership dues                                      $  43,200                 $ 43,200
 Other campground/resort revenues                        13,529     $  9,995      23,524
 Campground ancillary expenses                           (7,247)                  (7,247)
 Operating expenses                                     (38,276)     (10,146)    (48,422)
                                                  -------------   ----------   ---------

Profit (loss) on campground/resort operations            11,206         (151)     11,055
                                                  -------------   ----------   ---------

SALES
 Memberships                                              1,457                    1,457
 Resort interests                                                      2,518       2,518
                                                  -------------   ----------   ---------
Total sales                                               1,457        2,518       3,975

 Selling costs                                           (1,582)      (1,974)     (3,556)
 Marketing expenses                                      (1,282)                  (1,282)
                                                  -------------   ----------   ---------
Total                                                    (2,864)      (1,974)     (4,838)
                                                  -------------   ----------   ---------

Profit (loss) on sales                                   (1,407)         544        (863)
                                                  -------------   ----------   ---------
RESORT PARKS INTERNATIONAL
 Fee income                                               5,286                    5,286
 Cost of operations                                      (3,055)                  (3,055)
                                                  -------------   ----------   ---------
RPI net contribution                                      2,231                    2,231
                                                  -------------   ----------   ---------
                                                      $  12,030     $    393      12,423
                                                  -------------   ----------   ---------

 Other income                                                                      2,669
 Corporate member services                                                        (2,165)
 General and administrative expenses                                             (12,403)
                                                                               ---------

OPERATING INCOME BEFORE INTEREST INCOME
 AND EXPENSE, GAIN ON ASSET
 DISPOSITIONS, RESTRUCTURING COSTS,
 NONRECURRING INCOME AND EXPENSES,
 TAXES, MINORITY INTEREST AND
 EXTRAORDINARY ITEM                                                                  524
                                                                               ---------

 Interest income                                                                  12,202
 Interest expense                                                                (21,446)
 Gain on asset dispositions                                                        5,544
 Nonrecurring income                                                               4,522
 Nonrecurring expenses                                                            (4,000)
 Restructuring costs                                                              (3,313)
                                                                               ---------
OPERATING LOSS BEFORE TAXES, MINORITY
 INTEREST, AND EXTRAORDINARY ITEM                                                ($5,967)
                                                                               =========

CAMPGROUND OPERATIONS

          The Company's operations are highly seasonal. The Company receives the majority of the dues revenue from its members during the winter, which are recognized as income ratably during the year. However, the Company incurs a higher level of operating expenses during the summer. In addition, a majority of the Company's sales and marketing efforts occur during the summer.

          Campground membership dues revenue was $39.9 million for the year ended June 30, 1996, compared with $41.2 million for the year ended June 30, 1995, and $43.2 million for the year ended June 30, 1994. The continuing decline in dues revenue over the three years was due primarily to the net loss of campground members, partially offset by the effect of annual dues increases. In addition, in fiscal 1994, the Company recognized $900,000 of additional dues revenue from the TTN Alliance Program (described below) that was deferred at June 30, 1993.

          From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in the TTN Alliance Program under which participating members agreed to increase their dues and campground fees voluntarily. A total of 34,200 of the Company's members (27%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year. Under the TTN Alliance Program, for each dollar that members' annual dues were increased voluntarily, the Company made a one-time investment of one dollar in major repairs, renovations, or capital improvements at the campgrounds. The Company completed these expenditures, which exceeded $2.1 million, in fiscal 1995. Additional dues revenue of $900,000 attributable to the six months ended June 30, 1993 was not recognized in fiscal 1993 due to the uncertainty of the program's success at that time. As a result, in fiscal 1994, the Company recognized additional dues revenue from the program of $2.9 million for the 18 month period from January 1, 1993 to June 30, 1994.

          Other campground revenues were $15.3 million for the year ended June 30, 1996, compared with $15.4 million for the year ended June 30, 1995, and $13.5 million for the year ended June 30, 1994. The slight decrease in fiscal 1996 was due to the closure of four operating campgrounds during the year and reductions in service levels at certain other campgrounds. The $1.9 million increase in fiscal 1995 was due primarily to increases in guest fees, trailer and cabin rentals, and revenues from special amenities offered at certain campgrounds, reflecting the Company's focus on increasing its ancillary sources of revenue at the campgrounds. The related campground ancillary expenses were $7.7 million, $8.2 million, and $7.2 million for fiscal 1996, 1995, and 1994, respectively. The improvement in the contribution from these programs in fiscal 1996 resulted primarily from better control of expenses.

          Campground operating expenses were $35.2 million for the year ended June 30, 1996, compared with $40.2 million for the year ended June 30, 1995, and $38.3 million for the year ended June 30, 1994. The $5.0 million decrease in fiscal 1996 was due to the operational changes made at the campgrounds in fiscal 1996, which included reducing campground management and personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods. The $1.9 million increase in fiscal 1995 was due primarily to higher labor and utility costs in selected regions, and increased maintenance costs, related in part to the expenditure of committed funds under the TTN Alliance Program.

          For the years ended June 30, 1996, 1995, and 1994, campground membership sales revenues were $2.6 million, $1.8 million, and $1.5 million, respectively. For these same periods, selling and marketing expenses as a percentage of sales were 176%, 316%, and 197%, respectively. These expenses have exceeded revenues due to the suspension of new membership sales in April 1992, the retention of certain marketing staff to develop new marketing programs and products in anticipation of future sales, and the increased sales and marketing efforts begun in May 1994.

          Effective July 1, 1995, the Company discontinued its practice of amortizing campground real estate by recording a cost of sales charge in connection with new campground membership sales. The Company will discontinue this practice as long as the number of membership cancellations exceeds the number of new memberships sold, and the Company's membership base continues to decline.

CAMPGROUND MANAGEMENT

          For the year ended June 30, 1996, the campground management operations of Wilderness Management produced revenues of $853,000 with related expenses (excluding certain shared administrative costs) of $831,000. This compares with revenues for the prior year of $589,000 and related expenses (excluding certain shared administrative costs) of $665,000.

RESORT PARKS INTERNATIONAL

          Resort Parks International produced a net contribution of $2.3 million for the year ended June 30, 1996, compared with $2.1 million for the year ended June 30, 1995, and $2.2 million for the year ended June 30, 1994. Revenues of Resort Parks International have declined over the three year period as a result of declining sales in the membership camping industry generally. However, Resort Parks International has been able to maintain and improve its positive contribution by reducing its expenses.

RESORT OPERATIONS

          The direct operating expenses of the resort operations exceeded revenues by $396,000 for the year ended June 30, 1996, compared with $616,000 for the year ended June 30, 1995, and $151,000 for the year ended June 30, 1994. The results for fiscal 1994 exclude losses of $618,000 that were applied against the accrual for resort disposition costs instead of being reflected in operating results. Without the exclusion of these losses, the operating results for fiscal 1996 and 1995 improved by $220,000 and $153,000, respectively, over the prior fiscal year. These improvements resulted primarily from decreased administrative costs in fiscal 1996, increased amenity fee income from certain resorts in fiscal 1995 as a result of improved collection efforts, and from the sale of certain operations at the resorts, which reduced operating costs by an amount greater than the related decrease in resort revenues.

          In fiscal 1994, the Company reassessed the net realizable value of its resort assets and liabilities, and recorded a $1.1 million adjustment to reduce the carrying value of the net assets to their net realizable value. Based on the Company's disposition plan for the resort assets and its assessment of the recoverability of the net resort assets, the Company also reversed the remaining $3.1 million of its accrual for resort disposition costs.

          During the periods presented, the Company's operations at the resorts were limited primarily to timeshare management and timeshare and lot sales. The revenues from the Company's timeshare management operations exceeded the related expenses (excluding certain shared administrative costs) by $830,000 for the year ended June 30, 1996, compared with $858,000 for the year ended June 30, 1995, and $890,000 for the year ended June 30, 1994. The net contribution has declined because of a decrease in the management fee the Company charges certain timeshare associations, which is based on the amount of dues collected, and lower dues collections.

          During the periods presented, the Company actively sold its timeshare and lot inventory at substantially reduced prices in order to reduce the carrying costs on the unsold inventory, increase management fees, and eliminate the Company's requirement to pay annual fees to the timeshare associations on unsold units. For the years ended June 30, 1996, 1995, and 1994, timeshare and lot sales were $1.4 million, $2.4 million, and $2.5 million, respectively. The decrease in fiscal 1996 resulted from the Company having less desirable inventory available for sale and fewer existing timeshare owners who had not been contacted previously about purchasing an additional timeshare. For the years ended June 30, 1996, 1995, and 1994, the related selling expenses as a percentage of sales (including cost of sales and bad debt expense) were 68%, 58%, and 78%, respectively. The lower percentage in fiscal 1995 resulted primarily from the sale of a group of lots at one of the resorts without a sales commission.

INTEREST INCOME AND EXPENSE

          Interest income decreased by $3.2 million and $2.3 million for the years ended June 30, 1996 and 1995, respectively, from the previous year, due primarily to a decrease in interest earned on the

Company's diminishing portfolio of contracts receivable, and in fiscal 1996, also due to an $804,000 decrease in interest earned on lower cash balances. The decrease in interest earned on the contracts receivable for fiscal 1995 was partially offset by an $895,000 increase in interest earned on invested cash in fiscal 1995 compared with the prior year due to higher cash balances in fiscal 1995 and rising interest rates. Also included in interest income is amortization of the allowance for interest discount and valuation allowance related to the contracts receivable, of which $607,000, $607,000, and $925,000 was amortized during the years ended June 30, 1996, 1995, and 1994, respectively. See "Liquidity and Capital Resources - Contracts Receivable" above.

          Interest expense decreased by $3.3 million and $486,000 for the years ended June 30, 1996 and 1995, respectively, from the previous year, due primarily to a mandatory redemption of $18.6 million of Secured Notes in July 1995, the repurchases of $7.4 million and $10.0 million of Secured Notes in January 1996 and June 1994, respectively, a $2.5 million reduction of notes payable in connection with the abandonment of two operating campgrounds in the Fall of 1995, and scheduled repayments of notes payable. Also included in interest expense was Secured Note discount amortization of $4.2 million, $4.6 million, and $4.1 million for the years ended June 30, 1996, 1995, and 1994, respectively. The discount on the Secured Notes was recorded to reduce the carrying value of the Secured Notes to their estimated fair value at December
31, 1991, the date the Company emerged from bankruptcy.   The discount, which
resulted in an effective interest yield of 18% for the Secured Notes, was amortized as additional interest expense using the effective interest method over the term of the Secured Notes through fiscal 1996. On July 17, 1996, the balance of the discount was eliminated in connection with the retirement of the Secured Notes in the Restructuring.

GAINS ON ASSET SALES

          During the years ended June 30, 1996, 1995, and 1994, the Company sold certain of its real estate assets and recognized related gains of $4.0 million, $658,000, and $5.5 million, respectively. During fiscal 1996, the Company sold the common amenities at one of the resorts, sold two non-operating campgrounds, and disposed of two operating campgrounds that were abandoned. During fiscal 1995, the primary assets sold included excess acreage and buildings at the resorts and unused buildings and trailers at the campgrounds. During fiscal 1994, the Company sold the common amenities at three of the resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the campgrounds and resorts.

OTHER INCOME

          Other income consists principally of transfer fees received when existing memberships are transferred in the secondary market without assistance from the Company, settlements received on defaulted contracts, and subscription fees received from members who subscribe to the Company's member magazine. In addition, the Company has implemented an automated reservation system and, effective June 1, 1996, has begun charging members for making more than five operator-assisted reservations in a given year.

          Other income was $4.5 million for the year ended June 30, 1996, compared with $3.5 million for the year ended June 30, 1995, and $2.7 million for the year ended June 30, 1994. The increase in fiscal 1996 and 1995 from the previous year was due primarily to additional income of $1.3 million and $685,000, respectively, from recoveries on canceled contracts and dues as a result of increased use of outside collection agencies in those years.

GENERAL AND ADMINISTRATIVE EXPENSES

          General and administrative expenses were $10.5 million for the year ended June 30, 1996, compared with $12.1 million for the year ended June 30, 1995, and $12.4 million for the year ended June 30, 1994. The decrease in fiscal 1996 from the prior years is primarily due to cost reductions implemented in the last quarter of fiscal 1995 and the first quarter of fiscal 1996. The Company anticipates that general and administrative expenses will be lower in fiscal 1997 than in fiscal 1996 due to additional cost reductions.

          General and administrative expenses include costs related to the collections of contracts receivable and membership dues of $3.0 million, $3.1 million, and $3.5 million for the years ended June 30, 1996, 1995, and 1994, respectively. These collection costs were reduced by $513,000, $854,000, and $1.5 million, respectively, as a result of the amortization of the allowance for collection costs related to the contracts receivable. See "Liquidity and Capital Resources - Contracts Receivable" above. The Company anticipates that these costs will continue to decrease as the contracts receivable portfolio continues to decline.

CORPORATE MEMBER SERVICES

          Corporate member services include the reservation and member support services performed at the corporate office, as well as the costs incurred to produce the Company's member magazine. These costs were $1.8 million for the year ended June 30, 1996, compared with approximately $2.2 million for fiscal 1995 and 1994. The decrease in costs in fiscal 1996 was a result of cost reductions implemented during the Fall of 1995.

NONRECURRING INCOME

          Nonrecurring income was $5.9 million for fiscal 1996, compared with $3.7 million and $4.5 million for fiscal 1995 and 1994, respectively. Nonrecurring income for fiscal 1996 includes income of $5.1 million from the reduction in the allowance for doubtful accounts, and $799,000 from the reversal
of a contingent liability.   Nonrecurring income for fiscal 1995 includes income
of $1.0 million from reductions in the allowances for doubtful accounts and collection costs, and $2.7 million from the reversal of a contingent liability. Nonrecurring income for fiscal 1994 includes income of $3.1 million from the reversal of accrued resort disposition costs, $887,000 from a decrease in the allowance for doubtful accounts related to the resort contracts receivable, and $500,000 from the settlement of a contractual obligation.

NONRECURRING EXPENSES

          Nonrecurring expenses were $2.3 million for fiscal 1996, compared with $437,000 for fiscal 1995, and $4.0 million for fiscal 1994. Nonrecurring expenses for fiscal 1996 consist of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer (see "Accrued Bonus" below). Nonrecurring expenses for fiscal 1995 represent severance payments made to certain management employees who left the Company in the fourth quarter of fiscal 1995. Nonrecurring expenses for fiscal 1994 include a $1.9 million net increase in the allowance for doubtful accounts related to the campground contracts receivable, a $1.0 million charge to record a provision for certain uncollectible membership dues receivable, and a $1.1 million write-down of the carrying value of net resort assets.

ACCRUED BONUS

          The employment agreement between the Company and its Chief Executive Officer ("CEO") provided that the CEO would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity) exceeded $75 million at the time he elected to receive the bonus. The bonus would have been adversely affected by the consummation of the Restructuring. As a result, prior to the Restructuring, the CEO exercised his right to receive the bonus. The CEO is entitled to $1,270,589, of which $952,927 was paid on July 9, 1996. The additional $317,662 will be payable on May 11, 1997, provided that the CEO is employed by the Company on that date. The Company has obtained an irrevocable standby letter of credit on which the CEO may draw this bonus if the Company fails to pay the bonus after receiving a request from the CEO. A $1.5 million cash deposit securing this letter of credit is included in restricted cash in the Company's consolidated balance sheet at June 30, 1996. The amount of the cash deposit was subsequently reduced to

$317,662. The Company accrued the entire amount of the bonus at June 30, 1996, which is included in nonrecurring expenses in the Company's consolidated statement of operations.

RESTRUCTURING COSTS

          During the year ended June 30, 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes. The Company incurred approximately $1.0 million of additional costs in July 1996 in connection with the consummation of the Restructuring which will be reflected as restructuring costs in fiscal 1997. In connection with the Restructuring, the Company also incurred $3.1 million of costs in connection with obtaining the Loan Agreement, which will be capitalized as debt issue costs in fiscal 1997.

          At June 30, 1994, the Company recorded $1.8 million of restructuring costs for severance pay and moving expenses related to relocating certain of its administrative functions to Dallas, Texas. Of this $1.8 million, $203,000 was spent in fiscal 1994, and $1.6 million was spent in fiscal 1995 and applied against the accrual. During fiscal 1995, the Company also incurred $922,000 of additional costs related to expanding its Dallas office and hiring and training new employees. $637,000 of these costs were expensed as restructuring costs, and $285,000 of these costs were capitalized.

          In fiscal 1994, the Company also incurred $463,000 in legal and financial advisory fees related to the TTI merger and $1.1 million in legal and other expenses related to an amendment to the Indenture for the Secured Notes, which were expensed as restructuring costs.

INCOME TAXES

          The Company's provision for income taxes was $41,000, $255,000, and $425,000 for the years ended June 30, 1996, 1995, and 1994, respectively. The provision relates to state income taxes payable in the various states where the Company conducts its operations. The Company does not have federal income taxes payable on a consolidated basis due to its net operating tax loss carryforwards, which the Company has calculated to be $58.1 million as of the commencement of the current fiscal year, and expire in years 2007 through 2011.

SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995

NET INCOME (LOSS)

          The Company reported net income of $2.0 million or $.27 per share on revenues of $39.7 million for the six months ended December 31, 1996. This compares with a net loss of $1.9 million or $.51 per share on revenues of $43.7 million for the same period last year. Although revenues declined during the current period, there were greater decreases in expenses, principally campground operating costs, general and administrative expenses, and interest, which were primarily responsible for the improvement in results.

          The following table summarizes the operating results of the Company's campgrounds (including Wilderness Management), resort operations, and Resort Parks International, excluding allocations of corporate overhead and other revenues and expenses, for the six months ended December 31, 1996:

                                                        Six Months Ended December 31, 1996
                                                   ---------------------------------------------
                                                     Campgrounds         Resorts         Total
                                                   -------------       -----------     ---------
CAMPGROUND/RESORT OPERATIONS
  Membership dues                                     $ 19,917                         $ 19,917
  Other campground/resort revenues                       8,428                           10,286
  Campground ancillary expenses                         (3,990)          $ 1,858         (3,990)
  Other operating expenses                             (16,259)           (2,019)       (18,278)
                                                   -------------       -----------     ---------

Profit (loss) on campground/resort operations            8,096              (161)         7,935
                                                   -------------       -----------     ---------

SALES
  Memberships                                            2,063                            2,063
  Resort interests                                                           348            348
                                                   -------------       -----------     ---------
Total sales                                              2,063               348          2,411
                                                   -------------       -----------     ---------
  Selling costs                                         (1,591)             (233)        (1,824)
  Marketing expenses                                      (635)                            (635)
                                                   -------------       -----------     ---------
Total expenses                                          (2,226)             (233)        (2,459)
                                                   -------------       -----------     ---------

Profit (loss) on sales                                    (163)              115            (48)
                                                   -------------       -----------     ---------
RESORT PARKS INTERNATIONAL
  Fee income                                             1,943                            1,943
  Cost of operations                                      (937)                            (937)
                                                   -------------       -----------     ---------
RPI net contribution                                     1,006                            1,006
                                                   -------------       -----------     ---------
                                                      $  8,939              ($46)         8,893
                                                   =============       ===========     =========

  Other income                                                                            1,887
  Corporate member services                                                                (812)
  General and administrative expenses                                                    (4,711)
                                                                                       ---------

OPERATING INCOME BEFORE INTEREST INCOME
 AND EXPENSE, GAIN ON ASSET
 DISPOSITIONS, RESTRUCTURING COSTS, AND
 TAXES                                                                                    5,257
                                                                                       ---------

  Interest income                                                                         1,995
  Interest expense and amortization of debt issuance
    costs and  deferred gain                                                             (5,078)
  Gain on asset dispositions                                                              1,215
  Restructuring costs                                                                    (1,101)
                                                                                       ---------
OPERATING INCOME BEFORE TAXES                                                          $  2,288
                                                                                       =========

          The following table summarizes the operating results of the Company's campgrounds (including Wilderness Management), resort operations, and Resort Parks International, excluding allocations of corporate overhead and other revenues and expenses, for the six months ended December 31, 1995:

                                                       Six Months Ended December 31, 1996
                                                  ---------------------------------------------
                                                    Campgrounds         Resorts         Total
                                                  -------------       -----------     ---------
CAMPGROUND/RESORT OPERATIONS
  Membership dues                                    $ 20,043                         $ 20,043
  Other campground/resort revenues                      9,059            $ 3,895        12,954
  Campground ancillary expenses                        (4,618)                          (4,618)
  Operating expenses                                  (18,356)            (4,191)      (22,547)
                                                  -------------       -----------     ---------

Profit (loss) on campground/resort operations           6,128               (296)        5,832
                                                  -------------       -----------     ---------
SALES
  Memberships                                           1,221                            1,221
  Resort interests                                                           700           700
                                                  -------------       -----------     ---------
Total sales                                             1,221                700         1,921
                                                  -------------       -----------     ---------
  Selling costs                                        (1,323)              (493)       (1,816)
  Marketing expenses                                     (663                             (663)
                                                  -------------       -----------     ---------
Total expenses                                         (1,986)              (493)       (2,479)
                                                  -------------       -----------     ---------
Profit (loss) on sales                                   (765)               207          (558)
                                                  -------------       -----------     ---------

RESORT PARKS INTERNATIONAL
  Fee income                                            2,234                            2,234
  Cost of operations                                   (1,173)                          (1,173)
                                                  -------------       -----------     ---------
RPI net contribution                                    1,061                            1,061
                                                  -------------       -----------     ---------
                                                     $  6,424               ($89)        6,335
                                                  =============       ===========     =========

  Other income                                                                           2,207
  Corporate member services                                                               (904)
  General and administrative expenses                                                   (4,961)
                                                                                      ---------

OPERATING INCOME BEFORE INTEREST INCOME
 AND EXPENSE, GAIN ON ASSET
 DISPOSITIONS, AND TAXES                                                                 2,677
                                                                                      ---------

  Interest income                                                                        3,404
  Interest expense and amortization of debt
    discount and consent fees                                                           (9,041)
  Gain on asset dispositions                                                               918
                                                                                      ---------
OPERATING LOSS BEFORE TAXES                                                            ($2,042)
                                                                                      =========

CAMPGROUND OPERATIONS

          Campground membership dues revenue was $19.9 million for the six months ended December 31, 1996, compared with $20.0 million for the same period last year. The slight decline in dues revenue was due primarily to the net loss of campground members, substantially offset by the effect of the annual dues increase.

          Other campground revenues were $8.4 million for the six months ended December 31, 1996, compared with $9.1 million for the same period last year. The related campground ancillary expenses were $4.0 million for the six months ended December 31, 1996, compared with $4.6 million for the same period last year. The decreases in other campground revenues and the related ancillary expenses were due primarily to the closure of four campgrounds during fiscal 1996 and reductions in service levels at certain other campgrounds.

          Other campground operating expenses decreased by $2.1 million to $16.3 million for the six months ended December 31, 1996, from $18.4 million for the same period last year. This decrease resulted primarily from the operational changes made at the campgrounds in fiscal 1996, which included reducing campground management and personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods.

          During the balance of fiscal 1997, the Company intends to continue to evaluate its campground operations to determine the appropriate level for such operations, and it expects to implement additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds.

          Campground membership sales revenue was $2.1 million for the six months ended December 31, 1996, compared with $1.2 million for the same period last year, reflecting a significantly higher volume of sales in the current period, but at lower average prices. Sales of new campground memberships increased from 1,399 during the six months ended December 31, 1995, to 2,162 during the six months ended December 31, 1996, while sales of upgrade memberships increased from 123 during the six months ended December 31, 1995 to 1,332 during the six months ended December 31, 1996. The increase in sales was due primarily to special promotional programs implemented in fiscal 1997. The increase in sales revenue reflects the Company's focus on campground membership sales, which must continue to increase significantly over current levels in order to stop the continuing decline in the Company's membership base.

          Although the Company's sales results are improving, its selling and marketing expenses exceeded the related sales revenue by $163,000 and $765,000, respectively, in the two periods. The Company's marketing efforts require significant expense, and in the short term, the Company expects that its selling and marketing expenses will continue to exceed its campground membership sales revenue. The Company is working to increase the number of prospects that attend its sales presentations, which has not met the Company's expectations in fiscal 1997. Because the Company intends to keep its selling and marketing expenses within a close relation to sales revenue, it is relying principally upon member and RV dealer referrals to increase the number of sales prospects in the future. The success of the Company's business strategy over the long term is dependent upon the Company's ability to market new memberships in sufficient numbers on a cost-effective basis.

          The Company reported previously that it was testing a new "cottage membership" offering use of upscale park model trailers at four of its campgrounds in California, Oregon, and Washington. The cottage membership was designed to broaden the market for the Company's product by appealing to families who do not generally consider themselves campers but who enjoy outdoor activities. To date, the results from this program have been significantly below expectations and the program may be discontinued.

CAMPGROUND MANAGEMENT

          For the six months ended December 31, 1996, the campground management operations of Wilderness Management produced revenues of $779,000 with related expenses (excluding certain shared administrative costs) of $683,000. This compares with revenues for the same period last year of $582,000 and related expenses (excluding certain shared administrative costs) of $511,000.

RESORT PARKS INTERNATIONAL

          For the six months ended December 31, 1996 and 1995, the operations of Resort Parks International produced a net contribution of approximately $1.0 million. Although revenues decreased between periods, the decrease was offset by expense reductions. The revenues of Resort Parks International have declined as a result of declining sales in the membership camping industry generally. To maintain its net contribution in the future, RPI is working to introduce new products to increase its revenues; however, there is no assurance that it will be successful.

RESORT OPERATIONS

          During the periods presented, the Company's resort operations consisted primarily of timeshare management and timeshare and lot sales. On November 21, 1996, the Company sold its timeshare management operations and timeshare inventory to a newly formed corporation owned by two former employees (the "Buyer"). The sales price was $850,000, of which $50,000 was paid in cash at closing and the balance is represented by a promissory note in the principal amount of $800,000. The principal of the note is payable $300,000 on or before May 15, 1997, and $500,000 on or before May 15, 1998. Interest accrues on the note at the rate of 14 1/2% per annum and is payable at the time of the principal installments. The Buyer may extend payment of $150,000 of the second principal installment for up to one year, with interest accruing at 20% per annum. The note is secured by liens on substantially all assets of the Buyer, a pledge of the Buyer's outstanding stock, and the personal guarantees of the two shareholders of the Buyer.

          A deferred gain of $397,000 was recorded in connection with this sale which will be recognized on the installment method of accounting as payments on the note are received. The deferred gain was netted against the principal amount of the note, and the net balance is included in other current and long term assets in the Company's consolidated balance sheet at December 31, 1996.

          For the six months ended December 31, 1996 and 1995, the resort operations had a negative contribution of $46,000 and $89,000, respectively.
For these same periods, the Company's timeshare management operations had a positive contribution of $93,000 and $167,000, respectively, which were included in the results above. The sale of the timeshare operations will significantly reduce both the revenues and expenses from the resort operations in future periods.

          The Company's present interest in the resorts primarily consists of approximately 600 residential lots and other miscellaneous real estate at the resorts and certain amenities at one resort. The Company presently plans to dispose of the remaining assets that it owns at the resorts over the next several years. There is no assurance that the Company will be able to locate a buyer for any of the remaining resort assets or that sales on acceptable terms can be effected.

INTEREST INCOME AND EXPENSE

          Interest income was $2.0 million for the six months ended December 31, 1996, compared with $3.4 million for the same period last year. In these periods, interest income included amortization of the allowance for interest discount and valuation allowance related to the contracts receivable of $203,000 and $305,000, respectively. The $1.4 million decrease in interest income from period to period was due primarily to a decrease in interest earned on the Company's diminishing portfolio of contracts receivable and significantly lower cash balances between years.

          Interest expense was $5.1 million for the six months ended December 31, 1996, compared with $9.0 million for the same period last year. In the current period, interest expense included amortization of $966,000 related to the debt issuance costs incurred in connection with obtaining the Loan Agreement with Foothill. The $4.0 million decrease in interest expense from period to period was due primarily to the repurchase of $7.4 million principal amount of Secured Notes in January 1996, a net $36.8 million reduction in the Company's outstanding debt resulting from the Restructuring and subsequent repayments under the Loan Agreement, a $2.5 million reduction in mortgage notes due to the abandonment of two operating campgrounds in the Fall of 1995, and scheduled repayments of notes payable.

          As a result of the Restructuring, interest expense is expected to decrease significantly for fiscal 1997 compared with fiscal 1996 due to the reduction in the total amount of debt outstanding. Moreover, since the Company is prohibited from paying cash interest on the PIK Notes until the borrowings under the Loan Agreement are repaid, during the repayment period, a substantial portion of the Company's interest expense will represent non-cash interest on the PIK Notes. The payment-in-kind feature of the PIK Notes will decrease the Company's cash interest costs over this period. However, the payment-in-kind feature of the PIK Notes will also increase the principal amount of PIK Notes outstanding at the rate of 12% per year, compounded semi-annually, which will increase interest expense in the future and also decrease the rate at which the Company is able to retire its total debt outstanding.

GAIN ON ASSET DISPOSITIONS

          The Company recognized a gain on the disposition of assets of $1.2 million for the six months ended December 31, 1996, compared with $918,000 for the same period last year. The gain in the current period resulted primarily from the sale of three campgrounds and certain other real estate at the campgrounds and resorts. Over the next several years, the Company intends to dispose of the remaining assets that it owns at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped land and excess acreage associated with the campgrounds. However, no assurance exists that the Company will be able to locate a buyer for these assets or that sales on acceptable terms can be effected.

OTHER INCOME

          For the six months ended December 31, 1996, other income was $1.9 million, compared with $2.2 million for the same period last year. The decrease in the current period was due primarily to a decrease in income from recoveries on canceled contracts and dues through the use of outside collection agencies.

OTHER EXPENSES

          General and administrative expenses were $4.7 million for the six months ended December 31, 1996, compared with $5.0 million for the same period last year, reflecting the Company's continuing efforts to lower its administrative costs.

          Corporate member services costs were $812,000 for the six months ended December 31, 1996, compared with $904,000 for the same period last year. The decrease in the current period was due primarily to staff reductions and other cost-cutting measures implemented during fiscal 1996, including implementation of an automated reservation system.

          The Company incurred $1.1 million of restructuring costs during the six months ended December 31, 1996, related to the Restructuring. In addition, the Company incurred debt issuance costs of $3.1 million, including $570,000 of prepaid interest, related to obtaining the Loan Agreement with Foothill. These costs, which include legal costs, financial advisory fees, and other direct costs of obtaining the loans, were capitalized and are reflected in other assets in the Company's consolidated balance sheet as of December 31, 1996.

                                   BUSINESS

GENERAL

          The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities.

CURRENT BUSINESS STRATEGY

          The Company's current business strategy is to improve its campground operations, stabilize its campground membership base, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company believes that the ultimate size of its campground system and the amounts realized from future asset dispositions will depend principally upon the degree to which the Company can successfully implement this strategy.

CAMPGROUND OPERATIONS

          Campgrounds. The Company and its subsidiaries own and operate a network of 58 membership-based campgrounds located in 19 states and British Columbia, Canada. The Company owns and operates a network of 35 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 23 of these campgrounds under the NACO logo. The 58 campgrounds contain a total of approximately 19,300 campsites.

          Members using the campgrounds may bring their own recreational vehicles ("RVs"), tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of June 30, 1996, there were approximately 80,000 campground members in the Thousand Trails system and 46,000 campground members in the NACO system. However, approximately 32% of the NACO campground members and approximately 48% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 38%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

          Memberships permit the member's family to use the campgrounds, but do not convey an ownership interest in the Company or the campgrounds with the exception of six campgrounds in which members have purchased undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

          Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for RVs, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

          The Company derives other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores located at the campgrounds, and providing the members access to laundry facilities and game machines. The Company also charges members a fee for storing recreational vehicles and providing food service.

          Membership Sales. Prior to April 1992, the Company sold new campground memberships on an installment basis at sales prices up to $8,000. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, as part of its focus on ongoing revenues from campground operations, the Company determined that it should increase its sales and marketing efforts in order to replenish its campground membership base. As a result, in May 1994, the Company instituted a new sales program under which it began selling new campground memberships on a limited basis. In May 1995, the Company introduced new membership products, and significantly increased its sales and marketing efforts for the summer of 1995. The Company has focused its membership sales efforts primarily on guests referred by existing members and RV dealers, whom management believes are more likely to purchase memberships.

          The new membership products offer the consumer a choice of membership options ranging from the use of one campground to the entire system of campgrounds with prices ranging from $595 to $2,495. In addition, the new membership products offer a choice of annual dues levels ranging from $219 for 15 nights of use to $1,095 for 365 nights of use. The member is charged a nightly fee for camping more days than are included in the dues option selected. The Company does not finance sales with prices of less than $1,195. For sales with prices of $1,195 and higher, the Company requires a down payment of at least 33% of the sales price and will finance the balance over a period of up to 12 months. During fiscal 1996, the Company sold approximately 3,100 new memberships at an average sales price of $779 and an average annual dues level of $306.

          The Company has the capacity to sell approximately 65,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Any downsizing of the Company's business would reduce this capacity.

          Marketing. The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the second largest participant sport/activity in the United States in 1995 with 23% of US households camping at least once a year. Sales of camping equipment total $1.5 billion annually, and increased by approximately 10% per year in 1994 and 1995. Although RV sales were flat in 1995 and 1996, the Company believes that the aging of the baby boomers should have a positive effect on RV sales and family camping. The Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States.

          While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. Based on the Company's research, approximately 35% of campers are "amenity" campers, whose needs match the benefits provided by the Company's campgrounds, such as pools, lodges, sport courts, and recreational activities. The Company believes the needs of amenity campers are not being met by underfunded national and state campgrounds. In addition, the Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.

          Dues. Campground members pay annual dues ranging from $60 to $1,095. The annual dues collected from campground members constitute general revenue of the Company. Although the Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds, the membership agreements do not require the Company to use the dues for any specific purpose.

          The average annual dues paid by the Company's campground members were $335 for the year ended June 30, 1996. This same average was $329 and $315 for the years ended June 30, 1995 and 1994, respectively. The increases resulted from the TTN Alliance Program (discussed below), and the regular increase in dues implemented by the Company each year in accordance with the terms of the membership agreements. These regular annual increases averaged 2%, 4%, and 6% per member for the years ended June 30, 1996, 1995, and 1994, respectively.

          From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in the TTN Alliance Program under which participating members agreed to increase their dues and campground fees voluntarily. A total of 34,200 of the Company's members (27%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year. Under the TTN Alliance Program, for each dollar that members' annual dues were increased voluntarily, the Company made a one-time investment of one dollar in major repairs, renovations, or capital improvements at the campgrounds. The Company completed these expenditures, which exceeded $2.1 million, in fiscal 1995.

          The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

          Maintenance and Improvements. The Company's campgrounds require a significant amount of maintenance, repairs, and improvements, which has been deferred, in part, as a result of general cost-cutting measures. During fiscal 1996, the Company spent $4.0 million on major maintenance, repairs, and improvements at the campgrounds. The Company anticipates that it will spend an additional $4.2 million during fiscal 1997 on such maintenance, repairs, and improvements.

          Reciprocal Use. NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Thousand Trails systems, may join Resort Parks International ("RPI"). A wholly owned subsidiary of the Company operates the RPI program, which offers a reciprocal program for members of approximately 310 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of December 31, 1996, there were approximately 91,000 RPI members, of which approximately 68,000 were members of campgrounds that are not affiliated with the Company.

          Campground Management. During fiscal 1994, Wilderness Management, a wholly owned subsidiary of the Company, began to manage public campgrounds for the U.S. Forest Service. As of December 31, 1996, Wilderness Management had entered into management contracts covering 36 campgrounds containing a total of approximately 1,500 campsites. Pursuant to these contracts, the Company incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the Forest Service.

          Operational Changes. During fiscal 1996, the Company made significant operational changes at the campgrounds to reduce operating costs. These changes included reducing campground management and campground personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods. The Company also reduced corporate personnel to reduce its general and administrative costs.

RESORT OPERATIONS

          Over the past several years, NACO has been selling the assets it owns at eight full service resorts located in seven states. NACO currently owns and operates the resort amenities at one of these locations, and has sold the resort amenities at the other locations. In November 1996, NACO sold its timeshare management operations at the resorts and all of its remaining timeshare inventory. NACO's interest in the resorts presently consists of approximately 600 residential lots and other miscellaneous real estate at the resorts and certain amenities at one resort.

          At December 31, 1996, NACO had obligations to spend $2.9 million in connection with reports that it filed with the Department of Housing and Urban Development ("HUD"). Although certain of these HUD obligations remain substantially incomplete, the Company spent $300,000 in fiscal 1996, and plans to spend approximately $100,000 in fiscal 1997, in fulfilling these obligations. A person who purchased a lot when a particular HUD report was in effect may allege that the failure to make timely improvements constitutes a breach of his or her agreement with NACO and could seek damages from NACO or rescission of the lot purchase. Approximately 1,400 persons purchased lots from NACO when the HUD reports in effect described improvements that NACO has not yet constructed. An insignificant number of persons have asserted claims against NACO for the failure to make these improvements.

ASSET SALES

          The sale of excess assets is a key component of the Company's current business strategy. During fiscal 1996, 1995, and 1994, the Company sold certain of its real estate assets and received proceeds of $7.2 million, $1.1 million, and $10.4 million, respectively. During this three-year period, the

Company sold the country club and golf operations at five of the full service resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the resorts. In addition, the Company sold unused buildings and trailers, certain undeveloped land, and excess acreage associated with the campgrounds. Over the next several years, the Company intends to dispose of a substantial portion of its remaining assets at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped land and excess acreage associated with the campgrounds. However, no assurance exists that the Company will be able to locate a buyer for these assets or that sales on acceptable terms can be effected. In addition, the disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions.

CONTRACTS RECEIVABLE

          Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. The collection of these contracts receivable is a key component of the Company's current business strategy.

          The Company charges interest on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 9.5% to 16.0%, with an approximate weighted average stated interest rate of 13.0% as of December 31, 1996. Monthly installment payments range from $38 to $182 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, do not exceed five years and contract terms under the Company's present campground membership sales program are limited to one year. At December 31, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.

          As of December 31, 1996, the Company owned contracts receivable from campground and resort members with an aggregate principal balance of $16.4 million, consisting of $4.4 million of contracts receivable associated with the NACO campgrounds, $10.1 million of contracts receivable associated with the Thousand Trails campgrounds, $1.7 million of contracts receivable associated with the NACO resorts, and $185,000 of contracts receivable associated with SoPac Resort Properties, Inc., a former affiliate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Contracts Receivable " in this Prospectus.

          Under the Loan Agreement, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce outstanding borrowings under the Loan Agreement.

SEASONALITY

          The Company experiences its most significant demand for working capital between May and October of each year, which period coincides with the highest level of operating expenses. During the summer, operating expenses increase significantly because the peak usage of the campgrounds and resorts requires seasonal workers and increased maintenance and operating expenses. In addition, the majority of the Company's sales and marketing efforts occur during the spring and summer. On the other hand, most dues collection activity for campground members occurs during the months of November through April, which is a period of relatively lower expenses.

GOVERNMENT REGULATION

          To operate its campgrounds and resorts, the Company must comply with major discretionary permits or approvals issued by local governments under local zoning ordinances, master plans for shoreline use, and state environmental policy statutes. The Company has complied in all material respects with the discretionary permits and approvals regulating its existing operations.

     In addition, to construct improvements at its campgrounds and resorts, the Company has usually been required to obtain permits that are typically non-discretionary and routinely issued such as building and sanitary sewage permits. The Company has generally resolved problems concerning the issuance of such permits through design, operating, or engineering solutions negotiated with local government officials.

          The Company's campgrounds and resorts are also subject to a variety of federal and state environmental statutes and regulations. Certain environmental issues may exist at some of the campgrounds and resorts concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management believes that these issues will not have a material adverse impact on the Company's operations or financial position, as the Company has conducted environmental testing to identify and correct a number of these problems, and has removed substantially all of the underground storage tanks. The Company does not possess insurance or indemnification agreements with respect to any environmental liability that it may incur.

          Most of the states in which the Company does business have laws regulating campground membership, timeshare, and lot sales. These laws generally require comprehensive disclosure to prospective purchasers, and give purchasers the right to rescind their purchase for three-to-five days after the date of sale. Some states have laws requiring the Company to register with a state agency and obtain a permit to market.

          In some states, including California, Oregon, and Washington, laws place limitations on the ability of the owner of a campground to close the campground unless the members at the campground receive access to a comparable campground. In these states, members from campgrounds that have been closed by the Company were reassigned to other campgrounds located in the same general area as the closed campgrounds. The impact of the rights of members under these laws is uncertain and could adversely affect the implementation of, and the benefits or recoveries that may be available from, additional downsizing of the Company's business.

          The government authorities regulating the Company's activities have broad discretionary power to enforce and interpret the statutes and regulations that they administer, including the power to enjoin or suspend sales activities, require or restrict construction of additional facilities, and revoke licenses and permits relating to business activities. The Company monitors its sales presentations and debt collection activities to control practices that might violate consumer protection laws and regulations or give rise to consumer complaints. The Company believes that it has conducted its sales programs and debt collection activities in substantial compliance with all applicable federal and state laws and regulations.

          Certain consumer rights and defenses that vary from jurisdiction to jurisdiction may affect the Company's portfolio of contracts receivable. Examples of such laws include state and federal consumer credit and truth-in-lending laws requiring the disclosure of finance charges, and usury and retail installment sales laws regulating permissible finance charges. The Company believes that it has complied in all material respects with these laws.

          In certain states, as a result of government regulations and provisions in certain of the membership agreements, the Company is prohibited from selling more than 10 memberships per campsite. At the present time, these restrictions do not preclude the Company from selling memberships in any state. However, these restrictions may limit the Company's ability to downsize by closing campgrounds and reassigning members to other campgrounds.

          In a decision to which the Company was not a party, the Mississippi Supreme Court ruled that the Mississippi Timeshare Rules apply to the sale of campground memberships in Mississippi. The Company has discussed the ramifications of this decision with the Mississippi state agency responsible for the administration of these rules. The Company does not believe that the agency will require the Company to rescind any sales of campground memberships because of the decision; however, the agency has the power to do so. The Company has sold $15.9 million of campground memberships in Mississippi.

COMPETITION

          There are approximately 16,000 campgrounds in the United States today, of which approximately 500 are membership campgrounds. The balance of the campgrounds are generally open to the public and usually charge fees based on the length of stay. The 500 membership campgrounds have approximately 426,000 members, of which 126,000 are the Company's members.

          Several companies compete directly with the Company's campground operations. For example, Rank Anhert, Inc. which does business as Outdoor World, sells memberships to its system of 15 campgrounds, Thousand Adventures, Inc. sells memberships to its system of 58 campgrounds, and Leisure Time Resorts, Inc. sells memberships to its system of nine campgrounds. Other companies or individuals operate the balance of the membership campgrounds. The Company's direct competitors generally offer their members reciprocal use of other campgrounds through affiliations. Over the past several years, many of the Company's direct competitors have experienced financial difficulties, and several competitors have filed for bankruptcy.

          The vast majority of the campgrounds in the United States are operated for the public by Federal, state, and local governments. Although these public campgrounds are used by most campers, in recent years, many of these public campgrounds have experienced overcrowding and increased user fees. The Company's campgrounds also compete indirectly with other types of recreational land developments that do not involve camping.

          Coast to Coast Resorts, RPI's primary competition and the largest reciprocal use system, has a reciprocal system of approximately 450 campgrounds and in excess of 250,000 members. Both RPI and Coast to Coast operate vacation clubs offering travel and lodging discounts and services to their members.

          Other organizations and individuals compete directly with the Company's resort operations by managing resorts and selling timeshare interests and lots.

          Campgrounds attract campers by the quality of the facilities and services offered at the campground, as well as by location because campers tend to prefer a campground within one day's travel from their home. The resorts compete for members through amenities offered at the resorts, and the pricing of timeshare interests and lots.

EMPLOYEES

          As of December 31, 1996, the Company had 890 full-time equivalent employees. Due to the seasonal nature of the Company's business, the Company has a greater number of employees during the summer months. The Company does not have any collective bargaining agreements with its employees and considers its relations with employees to be satisfactory.

PROPERTIES

          Offices. The Company leases office space at 2711 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75234. NACO leases office space at 2325 Highway 90, Gautier, Mississippi 39553.

          Campgrounds. The Company currently operates 58 campgrounds in 19 states and British Columbia, Canada. The locations of these campgrounds are shown on the map on page 38. The amenities presently available at each campground are indicated on the chart on page 39. The Company owns 57 of these campgrounds and leases the LaConner campground and a portion of the Lake Tawakoni campground. Six of the campgrounds are open seasonally and 23 are open year-round but provide only limited services during the off-season period. In addition, the Company has one additional campground which is closed.

          Resorts. The Company currently owns certain real estate at eight full-service resorts located in seven states. The Company currently owns and operates the resort amenities at one of the locations, and has sold the resort amenities at the other locations.

          Encumbrances. The Company has granted liens on substantially all of its assets to secure its obligations under the Loan Agreement between the Company and Foothill. Under the Loan Agreement, Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0 million. Total outstanding borrowings under the Loan Agreement were $17.1 million as of December 31, 1996. The Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the Loan Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

          NACO has also granted liens, subject to certain limitations, on substantially all of its assets to secure the repayment of its indebtedness to the Company, which totaled $29.2 million at December 31, 1996. These security interests were subordinated to the security interests securing the guarantees of the Loan Agreement. The indebtedness that these security interests secure, however, is pledged by the Company to Foothill to secure its obligations under the Loan Agreement, and these security interests have been collaterally assigned to Foothill. Furthermore, the subsidiaries of NACO each guaranteed their parent's indebtedness to the Company and granted security interests in substantially all of their assets to secure such guarantees.

          The PIK Notes that were issued in the Restructuring are guaranteed by the Company's subsidiaries other than an immaterial utility subsidiary, and are presently unsecured. However, upon payment in full of all of the Company's obligations under the Loan Agreement, the PIK Notes will be secured by the same assets as then secure the Loan Agreement other than cash and cash equivalents and other assets required to secure any refinancing or replacement of the borrowings provided by the Loan Agreement for working capital purposes. This replacement credit facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets, provided it does not exceed $10.0 million in principal amount.

          Two of the Thousand Trails campgrounds and two of the NACO campgrounds are also subject to mortgages in favor of the party from whom the Company or NACO purchased the property.

          Some states, including California, Oregon, and Washington, have nondisturbance statutes that place limitations on the ability of the owner of a campground to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure, or foreclosure if the holders of related memberships receive access to a comparable campground. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the Loan Agreement, and any mortgages on the Company's campgrounds that are granted in the future to secure the Company's obligations under the PIK Notes, contain or will contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds would likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in such significant numbers would also likely be limited. The impact of the rights of members under these laws and nondisturbance provisions is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company or lienholder to realize recoveries from asset dispositions.

                             THOUSAND TRAILS, INC.
                                  CAMPGROUNDS


        [A MAP OF THE UNITED STATES OF AMERICA DEPICTING THOUSAND TRAILS
                  AND NACO CAMPGROUND LOCATIONS APPEARS HERE]



THOUSAND TRAILS CAMPGROUNDS                 NACO CAMPGROUNDS
---------------------------                 ----------------

BRITISH COLUMBIA       TEXAS                WASHINGTON        INDIANA
---------------        -----                ----------        -------
Cultus Lake            Medina Lake          Birch Bay         Indian Lakes
                       Galveston Island     Little Diamond
                       Lake Conroe          Rainier
WASHINGTON             Colorado River       Black Point       VIRGINIA
----------             Lake Whitney         Long Beach        --------
LaConner               Lake Texoma                            Virginia Landing
Mt. Vernon             Lake Tawakoni
Chehalis                                    OREGON
Leavenworth                                 ------            NEW JERSEY
                       ILLINOIS             South Jetty       ----------
                       --------                               Chestnut Lakes
OREGON                 Fox River
------                                      CALIFORNIA
Bend                                        ----------        MISSOURI
Pacific City           MICHIGAN             Lake Minden       --------
                       --------             Russian River     Jefferson Resort
                       St. Clair            Snowflower
CALIFORNIA                                  Turtle Beach
----------                                  Yosemite
Donner Pass            INDIANA              Windsor
Lake of the Springs    -------              Rancho Oso
San Jose               Horseshoe Lake       Wilderness Lakes
San Benito
Soledad
Idyllwild              VIRGINIA             TEXAS
Pio Pico               --------             -----
Oakzanita Springs      Lynchburg            Bay Landing
Palm Springs           Chesapeake Bay

                                            MISSISSIPPI
NEVADA                 North Carolina       -----------
------                 --------------       Indian Point
Las Vegas              Forest Lake

                                            SOUTH CAROLINA
Arizona                                     --------------
-------                                     Carolina Landing
Verde Valley

                                            Tennessee
Florida                                     ---------
-------                                     Natchez Trace
Orlando                                     Cherokee Landing

==================================================================================================================================
  Campground                                       Family                                                 Trailers
Facilities and              Partial  Tent   Adult  Center/         Tennis  Athletic  Vehicle  Restrooms/  (Seasonal      Horseshoe
  Amenities      Cottages   Hookups  Sites  Lodge  Pavillion  Pool Court    Court    Storage   Showers    Availability)    Pits
----------------------------------------------------------------------------------------------------------------------------------
Thousand Trails
Bend                4         301     10      1       1        2     2        1         1         6            17            4
Chehalis                      325             1       1        2     2        2         1         8             9            7
Chesapeake Bay                355     19      1       1        2     1        1         1         4            50            6
Colorado River                128             1       1        1     1        1         1         2            10            4
Cultus Lake                   345     12      1       1        1     2        2         1         4             5            2
Donner Pass                   405      6              1              2        2         1         8            18            6
Forest Lake                   262     12      1       1        2     2        1         1         3            14            4
Fox River                     185     20      1       1        1     1        1         1         4            25            7
Galveston Island              122                     1        1              1         1         1            10            2
Hershey                       313             1       1        1     1        1         1         3            38            4
Horseshoe Lake                118                     1        1     2        1         1         2            10            4
Idyllwild           4         287     38      1       1        1              3         1         6            35            4
Kenisee Lake                  108     10              1        1              1         1         2             8            2
LaConner                      293             1       1                       1         1         6            18            6
Lake Conroc                   333             1       1        1     2        2         1         4            25            8
Lake Of The
 Springs                      540     12      1       1        1     1        2         1        12            25            8
Lake Tawakoni                 318      1      1       1        2              1         1         5            30            8
Lake Texoma                   241      2      1       1        2              1         1         6            34            6
Lake Whitney                  229      3      1       1        2      1       1         1         5            22            8
Las Vegas                     214      2              1        1              2         1         3            10            2
Leavenworth         4         272             1       1        2      4       2         1         8             7            5
Lynchburg                     224             1       1        1      2       6         1         5            20            7
Medina Lake                   387             1       1        1              1         1         4            34            4
Mt. Vernon                    245      3      1       1        1              1         1         6             4            4
Oakzanita Springs             121     30      1       1        1              1         1         2            15            4
Orlando                       735             1       1        2      2                 1         7            30            6
Pacific City        4         316      1      1       1        1              2         1         5            16           12
Palm Springs                  397             1       1        1              1         1         4            24            4
Pio Pico                      440     12      1       1        2              5         3         8            20           12
San Benito                    518     51      1       1        2              1         1         7            32            4
San Jose                      318     28      1       1        1      1       1         1         7            27            4
Soledad Canyon                850      9      1       1        2      2       3         1        14            45           13
Saint Clair                   101      8      1       1        1                        1         3            13            2
Verde Valley                  339      6              2        1              1         2         3            12            8
Wilmington                    126             1       1        1      1       2         1         2            10            2
NACO
Bay Landing                   283                     1        1              1         1         2            24            6
Birch Bay                     220      8      1       1        1                        1         3             8            2
Black Point                   350     50              1        1                        1        13                          3
Carolina Landing              229                     1        2      2       1         1         4                          4
Cherokee Landing              296                     1        1      1       1         1         3                          3
Chestnut Lake                 235             1       1        1                        1         1            23            2
Indian Lakes                 1120     50      2       1        3      2       2         1         5            12            8
Indian Point                  119                     1        2                        1         2             3            1
Jefferson                      98     10      1       2        1      2       1         1         2                          4
Lake Minden                   162    161              1                       1         1         3            13            2
Little Diamond                541    100      1       4        1              1         1         5             4            3
Long Beach                    156     20              1        1                        1         2             6            2
Natchez Trace                 526                     1        2      1                 1         5                          1
Rainier                       704    300              1        1              1         1        10             9            8
Rancho Oso                    111     50      1       1        1      1                 1         3            25            4
Russian River                 125     30              1                                           4             7            2
Snowflower                    294     10                       1                        1        11             7            3
South Jetty                   214     10      1       1        1                        1         5            18            3
Turtle Beach                   66    120                                                1         2             6            2
Virginia Landing              210                     1        1                        1         3            10            2
Wilderness Lakes              529      5      1       1        2      1       1         1         8            34            6
Windsor                        95     25              1        1                        1         1             8            3
Yosemite Lakes                431    131              1                       1         1         8            33            4

==================================================================================================================================
  Campground           Children's                                                   Boat
Facilities and           Play       Trading  Miniature  Shuffle                    Launch/   Laundry   Cabins/  Public
  Amenities              Area         Post     Golf      Board   Spa   Volleyball  Marina    Facility  Lodging  Camping
----------------------------------------------------------------------------------------------------------------------------------
Thousand Trails
Bend                      2            1        1          1               1                     1        3
Chehalis                  1            1        1          1      1        1                     1        1
Chesapeake Bay            3            1        1          2      1        1          1          1       18
Colorado River            2            1        1          1      1        2          1          1
Cultus Lake               2            1                   2               1                     1
Donner Pass               2            1                   8      1        1                     1        6
Forest Lake               2            1        1          2      2        1                     1       18
Fox River                 4            1        1          6               2          1          1       18
Galveston Island          1            1                                   1
Hershey                   1                     1                 1        1                     1
Horseshoe Lake           10                     1          2               1                     1
Idyllwild                 3            1        1          2               1                     3
Kenisee Lake              2                     1          1      1        1                     1
LaConner                  3            1        1          3      1        1          1          1       17
Lake Conroc               2            1        1          2      1        2          1          2
Lake Of The
 Springs                  3            1        1          1               1          1          1
Lake Tawakoni             2            1        1          8      2        2          1          1
Lake Texoma               2            1        1          2      2        1          1          1       18
Lake Whitney              2            1        1          2      1        2                     1
Las Vegas                 1            1                   1      1                              3
Leavenworth               2            1        1          4               1                     2        4
Lynchburg                 2            1        1          2      1        2                     1
Medina Lake               3            1        1          4      1        2          1          1
Mt. Vernon                2            1        1          1      1        1                     1
Oakzanita Springs         3            1        1          2      1        1                     1
Orlando                   2            1        1         16      1        1          1          4
Pacific City              2            1        1          1               1                     1
Palm Springs                           1                   2      1                              3
Pio Pico                  3            1        1          8      2        2                     2
San Benito                4            1        1          6      2        2                     1
San Jose                  3            1        1          4               1                     1
Soledad Canyon            7            1        1          8      1        4                     1
Saint Clair               2            1        1          1               1          1          2
Verde Valley              3            1                   2      1        1                     1
Wilmington                2            1                   2      1        1                     1
NACO
Bay Landing               1            1        1          4               1          1          1       34         X
Birch Bay                 1            1                                   1                     1
Black Point               1                                                2                     1
Carolina Landing          1            1        1                          1                     1       18         X
Cherokee Landing          1            1        1          2               1                     1       30         X
Chestnut Lake             1            1        1          2               1                     1                  X
Indian Lakes              3            1        1          2               3          1          3       54         X
Indian Point              1            1        1                          1          1          1       16
Jefferson                 1            1        1          2      1        2                     1       18         X
Lake Minden               1            1                                   1                     1
Little Diamond            3            1                          2        2          1          1        1
Long Beach                2            1                          1                              1
Natchez Trace             4            1        1                          1          1          1       58         X
Rainier                   2            1                          1        1                     1
Rancho Oso                1            1                          1        2                     2
Russian River                                                              1                     1
Snowflower                             1                   2               1                     1        4         X
South Jetty               1            1                          2        1                     1
Turtle Beach              1            1                                   1          1          1
Virginia Landing          2            1        1          2               1          1          1       19         X
Wilderness Lakes          2            1        1          3      3        1                     4
Windsor                   1                                1                                     1
Yosemite Lakes            1            1        1          1               1                     2       32         X

                               LEGAL PROCEEDINGS

          An action (Johnnie Lacy v. Thousand Trails, Inc.) was filed February 1, 1996, in the United States District Court for the Northern District of California, and purports to be a class action. The plaintiff alleges that the Company has failed to comply with the Americans with Disabilities Act and related California statutes with respect to certain of its campgrounds. The plaintiff alleges that the Company has failed to remove barriers to access by persons with disabilities where such barrier removal is readily achievable. The plaintiff seeks unspecified damages and injunctive relief. Although this case is still in the early stages of development, management does not believe that it will have a material adverse impact on the Company's operations or financial position.

          The Company is involved in other claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these other claims and litigation will not have a material adverse impact on the Company's operations or financial position.

                                  MANAGEMENT

DIRECTORS

          The Company has six directors who serve until the election and qualification of their successors. Each director has furnished to the Company the following information with respect to his principal occupation or employment, principal business, and directorships of public companies:

                                            OFFICES AND POSITIONS         DIRECTOR
     NAME                         AGE         WITH THE COMPANY              SINCE
     ---------------------       -----     ----------------------    -------------------
     Andrew M. Boas               41               None                 December 1991
     William P. Kovacs            50               None                 December 1991
     Donald R. Leopold            46               None                 December 1995
     H. Sean Mathis               49               None                 December 1991
     Douglas K. Nelson            53               None                 December 1991
     William J. Shaw              53       Chairman of the Board,         May 1995
                                          Chief Executive Officer,
                                               and President

          Andrew M. Boas became a director of the Company in December 1991 upon the Company's emergence from its proceedings under Chapter 11 of the Bankruptcy Code. Since November 1986, Mr. Boas has been a general partner of CM Management, an advisory and management firm that is the general partner of investment partnerships and managed accounts specializing in investments in troubled companies. Since May 1994, he has also been President of Carl Marks Offshore Management, Inc. Mr. Boas also has been (i) a Managing Director of Carl Marks & Co., Inc., a broker-dealer firm, since December 1977, (ii) a director of CMCO Inc., an investment banking firm, since March 1988, (iii) a director of Sport and Health, LLC, an operator of fitness centers, since October 1993 and (iv) a director of Vertientes Camaguey Sugar Company, a holding company, since November 1994. Mr. Boas also served as: a director of American Corp. Limited, an Australian company that invests in the securities of companies located in the United States, from January 1988 to February 1992; a director of Smith Newcourt, Carl Marks, Inc., a broker-dealer firm, from March 1988 to June 1990; a director of Herman's Sporting Goods, Inc., from March 1993 to March 1996; and a director of Pratt & Lambert United, Inc., a manufacturer of consumer and industrial coatings, from August 1994 to January 1996.

          William P. Kovacs became a director of the Company in December 1991 upon the Company's emergence from its Chapter 11 proceedings and served as a director until December 3, 1992. From December 3, 1992 to December 2, 1993, Mr. Kovacs served as an advisory director of the Company at the pleasure of the Board of Directors. As an advisory director, Mr. Kovacs attended and participated in meetings of the Board of Directors and committees thereof, but did not vote on matters presented. Since December 2, 1993, Mr. Kovacs has served as a director of the Company. From October 1989 to August 1995, Mr. Kovacs was a Vice President and Assistant Secretary of Kemper Financial Services, Inc., the investment management subsidiary of Kemper Corp. From June 1981 to September 1989, Mr. Kovacs held various legal positions with the Principal Financial Group, Des Moines, Iowa. Mr. Kovacs also was a director of United Gas Holding Company from February 1991 to July 1993, and an officer of 625 Liberty Avenue Holding Corporation from November 1993 to August 1995.

          Donald R. Leopold became a director of the Company in December 1995. Since September 1991, Mr. Leopold has been a senior partner of Sherbrooke Associates, Inc., a marketing, strategic planning and organization development consulting firm. From May 1994 to September 1995, Sherbrooke Associates, Inc. performed consulting services for the Company with respect to its marketing and sales operations, and Mr. Leopold was primarily responsible for the consulting work performed for the Company. From 1984 to September 1991, Mr. Leopold was President of Game Plan, Inc., a management consulting firm. He is also a director of Jullian's Entertainment Corporation.

          H. Sean Mathis became a director of the Company in December 1991 in connection with the Company's emergence from its Chapter 11 proceedings. Mr. Mathis is Chairman and a director of Universal Gym Equipment Inc., a privately owned company. He is also Chairman of the Board of Allis Chalmers, Inc., an industrial manufacturer, whose main asset is a net operating loss carryforward. From 1991 to 1993, Mr. Mathis was President of RCL, the predecessor firm of Allied Digital Technologies Corp., a manufacturing company, and from 1993 to the present served as a director. From 1993 to 1995 Mr. Mathis was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. From 1988 to October 1993, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation, a national provider of reprographic and related facilities management services whose stock was traded on the New York Stock Exchange. From August 1992 to May 1994, Mr. Mathis acted as the Federal Court Appointed Trustee for International Wire News Service Liquidation Corp., formerly United Press International ("UPI"). From November 1991 through July 1992, Mr. Mathis was Vice Chairman and a director of UPI (then a news syndication service.) In August 1991, as a part of a restructuring program, UPI filed for protection under the federal bankruptcy laws. He is also a director of Canadian's Corp., a specialty retailer.

          Douglas K. Nelson became a director of the Company in December 1991 in connection with the Company's emergence from its Chapter 11 proceedings. From February 1970 through March 1976, Mr. Nelson was an associate with McKinsey and Co., Inc., a management consulting firm. Since April 1976, Mr. Nelson has been President of Strategic Directions, a management consulting firm which focuses on business in the areas of leisure, sports, and entertainment.

          William J. Shaw joined the Company in May 1995 as its President, Chief Executive Officer and a director. In July 1995, Mr. Shaw became Chairman of the Board of Directors, and President and Chief Executive Officer of the Company's two principal operating subsidiaries, TTI (until it was merged into the Company in July 1996) and NACO. From February 1989 to October 1993, Mr. Shaw was a director and the President and Chief Executive Officer of Ameriscribe Management Services Corporation, a national provider of reprographic and related facilities management services. Ameriscribe Management Services Corporation was sold to Pitney Bowes in November 1993. From 1983 to January 1989, Mr. Shaw was President and Chief Executive Officer of Grandy's, a Dallas-based chain of fast service restaurants.

EXECUTIVE OFFICERS

          The following table sets forth the current executive officers of the Company. Although each of the executive officers has an employment agreement with the Company, each of them also serves at the pleasure of the Board of Directors.

       NAME              AGE                     OFFICES
--------------------  ---------  -------------------------------------------
William J. Shaw           53     Chairman of the Board, President and Chief
                                 Executive Officer

Harry J. White, Jr.       42     Vice President, Chief Financial Officer,
                                 Chief Accounting Officer and Treasurer

R. Gerald Gelinas         50     Vice President, Sales and Marketing

Walter B. Jaccard         43     Vice President, General Counsel and Secretary

          William J. Shaw is also a director of the Company and his business experience is described under "Directors."

          Harry J. White, Jr. joined the Company as Vice President, Chief Financial Officer and Chief Accounting Officer in June 1992. At that time, Mr. White also became a Vice President and the Chief Financial Officer of TTI and NACO. In September 1992, Mr. White became a director and the Chief Accounting Officer of TTI and NACO. In June 1995, Mr. White became the Company's Treasurer. From September 1988 through May 1992, Mr. White was the Chief Financial Officer of Cosmo World Corporation and its subsidiaries. During this period, Cosmo World Corporation was a holding company that owned Ben Hogan Company, a manufacturer of golf equipment, Pebble Beach Company, the owner and operator of golf courses and hotels in Pebble Beach, California, and other companies that owned residential and golf course developments. Cosmo World of Nevada, Inc., a subsidiary of Cosmo World Corporation, filed a Chapter 11 petition in December 1991. From June 1976 through August 1988, Mr. White practiced public accounting with the firm of Deloitte Haskins & Sells, now known as Deloitte & Touche. Mr. White is a Certified Public Accountant.

          R. Gerald Gelinas joined the Company in September 1995 as Vice President, Sales and Marketing for the Company, TTI and NACO. From January 1988 through June 1995, Mr. Gelinas served as Senior Vice President, Marketing, for Club Corporation of America ("CCA"), an owner and manager of country clubs and golf courses. While with CCA, Mr. Gelinas also served as Chairman for two CCA subsidiaries, Associate Clubs International ("ACI") and Associate Club Publications ("ACPI"), from January 1992 through June 1995. ACI operates a fee-based network which provides members with various services including access to other CCA and non-CCA clubs, hotels, and resorts. ACPI produces and distributes a bi-monthly magazine to CCA members. From May 1984 through September 1988, Mr. Gelinas served as Senior Vice President, Marketing, for Ramada, Inc., which owns and manages hotel facilities.

          Walter B. Jaccard has been Vice President, General Counsel, and Secretary of the Company since December 1992. Mr. Jaccard has been a director of TTI (until its merger into the Company) and NACO since February 1992. He had previously been Vice President and General Counsel of TTI since January 1987 and Secretary since January 1988. He served as Associate General Counsel from 1983 to 1986. Mr. Jaccard has also been Vice President and Assistant Secretary of NACO since August 1989, and he served as a director of TTI and NACO from May 1991 to June 1991.

                            EXECUTIVE COMPENSATION

          The following table sets forth, for the fiscal years ended June 30, 1996, 1995 and 1994, the cash compensation that the Company and its subsidiaries paid, as well as other compensation paid for these years, to the Company's Chief Executive Officer, to the three other executive officers of the Company on June 30, 1996, and to the most highly compensated officer of the Company's subsidiaries, who is not considered an executive officer for reporting purposes.

                                                                                   LONG-TERM
                                           ANNUAL COMPENSATION                    COMPENSATION
                              ------------------------------------------------   ---------------
                                                                                   SECURITIES
                                                                 OTHER ANNUAL      UNDERLYING         ALL OTHER
                                       SALARY        BONUS       COMPENSATION     OPTIONS/SARS       COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)          ($)            ($)             (#)/1/             ($)/2/
---------------------------   ------  ---------   -----------   --------------   ---------------    --------------
William F. Dawson,             1996    169,750     40,000/3/         -0-             35,000              2,783
CEO of Resort Parks            1995    163,750     78,900          6,000/4/            -0-               4,316
International and Vice         1994    163,750     84,400          6,000/4/            -0-                -0-
President of NACO

R. Gerald Gelinas,             1996    107,600/5/  30,000            -0-             20,000               -0-
Vice President,                1995
Sales and Marketing            1994

Walter B. Jaccard,             1996    140,000     15,000            -0-             30,000              2,869
Vice President,                1995    140,000       -0-             -0-               -0-               1,290
General Counsel and            1994    140,000       -0-             -0-               -0-                -0-
Secretary

William J. Shaw,               1996    250,000       -0-             -0-               -0-             952,927/6/
Chairman of the                1995    29,800/7/     -0-             -0-               -0-                -0-
Board, President, and          1994
CEO

Harry J. White, Jr.,           1996    124,032     30,000            -0-             40,000              3,127
Vice President, CFO,           1995    124,032     15,000            -0-               -0-              36,454/8/
CAO and Treasurer              1994    124,032     30,000            -0-               -0-                -0-

________
(1) Awards are grants of stock options pursuant to the Company's 1991 Employee Plan and 1993 Employee Plan, including options granted in May 1996 at an exercise price of $0.59 per share contingent upon the termination of an equal number of existing options that were granted in fiscal 1993 at an exercise price of $2.50 per share, as follows: Mr. Dawson, 25,000 shares; Mr. Jaccard, 15,000 shares; Mr. White, 25,000 shares.

(2) Amounts include matching contributions by the Company under its 401(k) Plan for fiscal 1996 and 1995, respectively, as follows: Mr. Dawson, $2,783 and $4,316; Mr. Jaccard, $2,869 and $1,290; and Mr. White, $3,127 and $2,654.
    The amounts do not include compensation payable to the named executive officers under their employment agreement upon the termination of their employment if their employment has not terminated because no amounts have been paid or accrued therefor. See "Employment Contracts" below.

(3) An additional bonus of $20,000 earned during fiscal 1995 was paid to Mr. Dawson in August 1995.

(4) Mr. Dawson was paid a car allowance of $500 per month.

(5) Mr. Gelinas became the Company's Vice President of Sales and Marketing in September 1995.

(6) Amount represents the vested portion of a one-time bonus, fully accrued at June 30, 1996, that was paid to Mr. Shaw in July 1996 under the terms of his employment agreement with the Company. An additional $317,662 will be payable on May 11, 1997, provided Mr. Shaw is employed by the Company on that date.

(7) Mr. Shaw became the Company's President and Chief Executive Officer on May 11, 1995.

(8) During the year ended June 30, 1995, the Company reimbursed Mr. White $33,800 for moving expenses he incurred during his relocation to Dallas, Texas.

EMPLOYMENT CONTRACTS

          The Company has entered into an employment agreement dated as of May 11, 1995, with Mr. Shaw. Under this employment agreement, Mr. Shaw's salary is not less than $250,000 per year. If the Company terminates Mr. Shaw's employment, other than for cause, the Company must pay Mr. Shaw a severance payment equal to one year of his base salary.

          Mr. Shaw's employment agreement provided that he would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity securities) exceeded $75 million at the time he elected to receive the bonus. Prior to consummation of the Restructuring, Mr. Shaw exercised his right to receive such bonus. Mr. Shaw is entitled to a payment of $1,270,589, of which $952,927 has been paid. The additional $317,662 will be payable on May 11, 1997, provided that Mr. Shaw is employed by the Company on that date.

          On September 14, 1995, the Company entered into an employment agreement with Mr. Gelinas. Under this employment agreement, Mr. Gelinas' base salary is not less than $130,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Gelinas' employment, other than for cause, the Company must pay Mr. Gelinas a severance payment equal to one year of his base salary.

          On September 10, 1992, TTI, NACO and Resort Parks International entered into an employment agreement with Mr. Dawson. Under this employment agreement, Mr. Dawson's base salary is not less than $169,750 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Dawson's employment, other than for cause, the Company must pay Mr. Dawson a severance payment equal to six months of his base salary.

          On December 3, 1992, the Company entered into an employment agreement with Mr. Jaccard. Under this employment agreement, Mr. Jaccard's base salary is not less than $140,000 per year and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Jaccard's employment, other than for cause, the Company must pay Mr. Jaccard a severance payment equal to one year of his base salary.

          On October 21, 1993, the Company entered into an employment agreement with Mr. White. Under this employment agreement, Mr. White's base salary is not less than $124,032 per year, and he may receive a discretionary bonus of up to $30,000 per year. If the Company terminates Mr. White's employment other than for cause, the Company must pay Mr. White a severance payment equal to one year of his base salary.

STOCK OPTION PLANS

          1991 Employee Plan. In connection with its emergence from Chapter 11 proceedings in 1991, the Company adopted the 1991 Employee Stock Incentive Plan (as amended, the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including (i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock,
(iv) stock appreciation rights, (v) phantom stock or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

          The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

          The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent and (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 under the Securities Act requires stockholder approval.

          The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. In September 1995, the Company granted key employees ISOs covering 140,000 shares with an exercise price of $0.625 per share, and in January 1996, the Company granted certain non-employee directors Non-qualified Options to purchase 20,000 shares with an exercise price of $0.81 per share. In September 1996, the Company granted key employees ISOs covering 60,000 shares and one non-employee director Non-qualified Options covering 5,000 shares, each with an exercise price of $0.80 per share. In November 1996, the Company granted certain non-employee directors Non-qualified Options covering 20,000 shares, each with an exercise price of $1.08 per share. As of December 1, 1996, 245,000 options were outstanding under the 1991 Employee Plan, and none had been exercised. 105,000 of these options are fully vested, and 140,000 of these options are 33 1/3% vested.

          1993 Employee Plan. On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (as amended, the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

          The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

          The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 under the Securities Act requires stockholder approval and (iii) the stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

          The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan, however, limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 options under the 1993 Employee Plan at an exercise price of $0.59 per share, contingent upon the termination of an equal number of options granted under the 1991 Employee Plan at an exercise price of $2.50 per share. In September 1996, the Company granted key employees ISOs covering 175,000 shares with an exercise price of $0.80 per share. As of December 31, 1996, all of these options were fully vested and none had been exercised.

          Director Plan. On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan, as amended (the "Director Plan"), which provides for the grant of stock options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan. In January 1995, the non-employee directors of the Company were granted non-qualified options covering 20,000 shares with an exercise price of $0.79 per share. In November 1996, after approval by the Board of Directors, the non-employee directors voluntarily terminated options granted in 1994, and under the terms of the Director Plan were granted Non-qualified Options covering 25,000 shares with an exercise price of $1.08 per share. As of December 31, 1996, all of these options were 100% vested and none of them had been exercised.

          The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director automatically received a grant of Non-qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors were elected, beginning with the annual meeting held in December 1993. The exercise price of each Non-qualified Option is required to equal the fair market value on the date of grant of such Option as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value is the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending 15 days before the date of grant.

STOCK OPTION AGREEMENT

          At their annual meeting on November 19, 1996, the stockholders of the Company approved the grant to Mr. Shaw of options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement"), approved by the Special Committee in connection with the Restructuring. The exercise price under the Stock Option Agreement represents the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated and, in the judgment of the Special Committee and the Board of Directors, reflected the fair market value of the Common Stock as of the date the Restructuring was consummated in view of the fact that the Common Stock is lightly traded. Options to purchase 144,927 shares of Common Stock are intended to be eligible for treatment as ISOs and the remaining options are Non-qualified Options. The Company is filing a Registration Statement on Form S-8 with respect to the shares issuable under the Stock Option Agreement.

          The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Company and for a 90-day period thereafter except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options will be exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw will not be permitted to exercise the options if, and to the extent that, such exercise would cause an increase in the amount of "ownership change." In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would increase the amount of "ownership change" (the "Exercise Restriction"), generally the term of the options will be extended with respect to that portion of the options which would cause an increase in order to ensure that Mr. Shaw will have at least a 90-day period after such limitations cease within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the Exercise Restrictions will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

          The exercise price is payable in cash, except that with the prior approval of the committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Company of a certificate or certificates representing shares of Common Stock, provided that the Company is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of Common Stock.

          In connection with the options granted under the Stock Option Agreement, the Company must withhold federal taxes with respect to any ordinary income that Mr. Shaw recognizes in connection with such options. The Company may also have to withhold state and local taxes with respect thereto. Mr. Shaw must pay such withholding liability to the Company. With the prior consent of the committees administering the Stock Option Agreement, Mr. Shaw may be allowed to deliver to the Company shares of Common Stock in the amount of such withholding liability.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

          The following table sets forth certain information regarding options to purchase Common Stock granted in fiscal 1996 to the five individuals named in the Summary Compensation Table.

                                                 INDIVIDUAL GRANTS
                                       -------------------------------------
                                          Percentage
                                           of Total                                          POTENTIAL REALIZABLE VALUE AT
                         Number of        Options/                                              ASSUMED ANNUAL RATES OF
                        Securities           SARs                                               STOCK PRICE APPRECIATION
                        underlying       Granted to         Exercise                      ---------------------------------
                          Option/        Employees           Price
                           SARs           in Fiscal          ($ per         Expiration              5%           10%
Name                     Granted (#)        Year             Share)            Date                 ($)          ($)
---------------------------------------------------------------------------------------------------------------------------
William J. Shaw                0               0             N/A               N/A                   N/A          N/A

William F. Dawson         10,000             4.3             0.625            9/13/05             10,181       16,211
                          25,000            10.6             0.59             4/30/06             24,026       38,258

R. Gerald Gelinas         20,000             8.5             0.625            9/13/05             20,361       32,422

Walter B. Jaccard         15,000             6.4             0.625            9/13/05             15,271       24,316
                          15,000             6.4             0.59             4/30/06             14,416       22,955

Harry J. White, Jr.       15,000             6.4             0.625            9/13/05             15,271       24,316
                          25,000            10.6             0.59             4/30/06             24,026       38,258

AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR END OPTIONAL VALUES

          The following table sets forth certain information concerning options to purchase Existing Common Stock held by the five individuals named in the Summary Compensation Table. No options were exercised by the named individuals in the fiscal year ended June 30, 1996.

                                                                                            VALUE OF UNEXERCISED
                                    NUMBER OF SECURITIES UNDERLYING                     IN-THE-MONEY OPTIONS/SARS
      NAME                      UNEXERCISABLE OPTIONS/SARS AT FY-END (#)                        AT FY-END ($)
-------------------         -----------------------------------------------        ---------------------------------------
                                EXERCISABLE              UNEXERCISABLE               EXERCISABLE           UNEXERCISABLE
                            --------------------      ---------------------        -----------------   -------------------
William J. Shaw                          0                        0                          0                      0
William F. Dawson                   25,000                   10,000                      2,450                    630
R. Gerald Gelinas                        0                   20,000                          0                  1,260
Walter B. Jaccard                   15,000                   15,000                      1,470                    945
Harry J. White, Jr.                 25,000                   15,000                      2,450                    945

LONG TERM INCENTIVE PLANS

          As of June 30, 1996, the Company's long term incentive plans consisted of the employment agreement with Mr. Shaw discussed under "Employment Contracts" above, and the Company's Employees Savings Trust (the "401(k) Plan"), which was adopted July 1, 1994, for the purpose of establishing a contributory employee savings plan exempt under Section 401(k) of the Code. An eligible employee participating in the 401(k) Plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling approximately $205,000 for the year ended June 30, 1996, and has committed to make matching contributions for the year ending June 30, 1997, in an amount equal to 45% of the voluntary contribution made by each participant up to 4% of the participant's annual compensation (a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

COMPENSATION OF DIRECTORS

          Directors who are not employees of the Company receive a retainer of $24,000 per year and $500 for each day that they attend a meeting of the Board of Directors or a committee thereof. The Company also reimburses such directors for their travel and lodging expenses when attending meetings. The following table summarizes amounts paid to each member of the Board of Directors during fiscal l996, excluding reimbursements of travel and lodging expenses.

                                                        AMOUNT PAID FOR          STOCK OPTIONS
         NAME                   ANNUAL RETAINER            MEETINGS                  GRANTED
   --------------------         ---------------       -------------------       -----------------
     Andrew M. Boas                $24,000                 $3,000                        0
     William P. Kovacs              24,000                  3,000                    5,000
     Donald R. Leopold              24,000                  1,000                    5,000
     H. Sean Mathis                 24,000                  3,000                    5,000
     Douglas K. Nelson              24,000                  3,000                    5,000
     William J. Shaw/1/                  0                      0                        0

_____________
(1) Mr. Shaw did not receive additional compensation for serving as director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


          The Board of Directors has a Compensation Committee (the "Compensation Committee"), presently composed of Messrs. Kovacs, Leopold and Mathis. The Compensation Committee recommends to the Board of Directors (i) the base salaries and bonuses of the officers of the Company and (ii) the awards that the Company should make under its stock plans. Mr. Boas served as a member of the Compensation Committee with Messrs. Leopold and Mathis until January 1996 and with Mr. Shaw, the President and Chief Executive Officer of the Company, from January 1996 until September 1996. As described under "Security Ownership," Mr. Boas is deemed to own beneficially 46.5% of the Common Stock. Mr. Boas and certain of his affiliates participated in the private exchange offer that was part of the Restructuring approved by the Special Committee of the Board of Directors (the "Special Committee"), consisting of Messrs. Kovacs, Mathis and Nelson. Mr. Boas' affiliates, CM Strategic and CM Strategic II, exchanged $18,806,000 principal amount of Secured Notes for $7,522,400 in cash, $9,252,552 principal amount of PIK Notes and 846,270 shares of Common Stock. Carl Marks Offshore Management, Inc., of which Mr. Boas is an executive officer, exchanged $3,053,000 principal amount of Secured Notes for $1,221,200 in cash, $1,502,000 principal amount of PIK Notes and 137,385 shares of Common Stock. In addition, Mr. Boas and certain trusts of which he is co-trustee exchanged $187,000 principal amount of Secured Notes for $74,800 in cash, $92,000 principal amount of PIK Notes and 8,415 shares of Common Stock. Such persons also received accrued interest on their Secured Notes through the date of the exchange. In connection with the Restructuring, which would have adversely affected Mr. Shaw's bonus arrangements, Mr. Shaw was granted, subject to stockholder approval (which was obtained on November 19, 1996), options to purchase 664,495 shares of Common Stock at $0.69 per share. Such shares constitute approximately 9% of the Common Stock outstanding after the Restructuring. The exercise price of the option represents the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the effective date of the Restructuring. The option was approved by the Special Committee, at a meeting of the full Board of Directors. In connection with the Restructuring, the Special Committee performed some of the functions usually exercised by the Compensation Committee.

INDEMNIFICATION

          Under its Bylaws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

          The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and TTI established trusts (the "Indemnification Trusts") that will reimburse their directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Company and TTI contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts. NACO also has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. This trust will reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

                             CERTAIN TRANSACTIONS

RESTRUCTURING

          Under the terms of the Restructuring, the Company offered certain holders of the Secured Notes the opportunity to exchange the Secured Notes held by them in a private exchange offer for, in each case per $1,000 in principal amount of Secured Notes, $400 in cash, $492 in principal amount of newly issued PIK Notes and 45 shares of Common Stock, plus accrued interest. The Restructuring was proposed by the Company after discussions with a committee of holders of Secured Notes (the "Steering Committee"), CM Strategic and the Company's financial advisors. The Special Committee was advised by an investment banking firm that the Restructuring was fair from a financial point of view to the holders of Common Stock.

          Certain significant stockholders of the Company participated in the exchange offer. Mr. Boas, also a director of the Company, and Robert C. Ruocco are general partners of CM Management. CM Management is the general partner of each of CM Strategic and CM Strategic II. Messrs. Boas and Ruocco, CM Management, CM Strategic and CM Strategic II are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." CM Strategic exchanged $12,979,000 in principal amount of Secured Notes and CM Strategic II exchanged $5,827,000 in principal amount of Secured Notes. In addition, Messrs. Boas and Ruocco are executive officers of an investment management company which (i) manages multiple funds that exchanged $1,680,000 in principal amount of Secured Notes and (ii) exercises investment discretion over advisory accounts that exchanged $1,373,000 in principal amount of Secured Notes. In addition, (i) Mr. Boas and certain trusts of which he is co-trustee exchanged $187,000 in principal amount of Secured Notes; and (ii) Mr. Ruocco exchanged $10,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $22,056,000 principal amount of Secured Notes for $8,822,400 in cash, $10,852,000 principal amount of PIK Notes and 992,520 shares of Common Stock, plus accrued interest.

          SC Fundamental was a member of the Steering Committee. Peter M. Collery and Gary N. Siegler are controlling stockholders, directors and executive officers of SC Fundamental and SC Fundamental Value BVI, Inc., a Delaware corporation ("BVI"). SC Fundamental is the general partner of the Fund. Messrs. Collery and Siegler, SC Fundamental and the Fund are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." The Fund exchanged an aggregate of $14,491,000 in principal amount of Secured Notes. In addition, SC Fundamental Value Fund BVI Ltd., a foreign company of which BVI is the managing partner of the investment manager and which is principally engaged in the business of investing in securities, exchanged an aggregate of $5,172,000 in principal amount of Secured Notes, and SC Fundamental Value Fund LP BVI Ltd., a company engaged in the business of investing in securities and which has its principal place of business in the Cayman Islands, exchanged an aggregate of $1,270,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $20,933,000 principal amount of Secured Notes for $8,373,200 in cash, $10,299,000 principal amount of PIK Notes and 941,985 shares of Common Stock, plus accrued interest.

          The Company entered into an agreement with the Trustee for the PIK Notes at the time of the Restructuring to file a shelf registration statement with respect to the resale by exchanging Secured Noteholders of the Common Stock and PIK Notes received by them in the Restructuring. The Common Stock was registered in connection with USTrails' reincorporation merger into the Company. A registration statement for resales of the PIK Notes has been filed in accordance with the agreement.

CONSULTING SERVICES

          For consulting services with respect to the Company's marketing and sales operations from May 1994 to September 1995, Sherbrooke Associates, Inc. was paid $894,600 by the Company. Mr. Leopold is a senior partner of such consulting firm but was not a director of the Company while such services were being performed.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following tables sets forth the persons and groups who beneficially own more than 5% of the Common Stock as of December 31, 1996. The Company compiled this information from its stock records, the Schedules 13D filed with the Company and other information available to the Company. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.

                                                     NUMBER OF SHARES                       PERCENTAGE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED                    OUTSTANDING SHARES
-----------------------------------------   ------------------------------------  ---------------------------------
Andrew M. Boas                                         3,530,833/1/                           46.5%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Carl Marks Management Co., L.P.                        3,179,691/1/                           42.0%
135 East 57th Street
New York, New York  10022

Carl Marks Strategic Investments, L.P.                 2,668,765/1/                           35.2%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

                                                     NUMBER OF SHARES                     PERCENTAGE OF
     NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED                  OUTSTANDING SHARES
-----------------------------------------   ------------------------------------  -------------------------------
Carl Marks Strategic Investments II, L.P.                510,926/1/                            6.9%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York 10022

Peter M. Collery                                       1,308,498/2/                           17.7%
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, New York  10019

Robert C. Ruocco                                       3,496,676/1/                           46.1%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

SC Fundamental, Inc.                                     946,508/2/                           12.8%
712 Fifth Avenue
New York, New York  10019

SC Fundamental Value BVI, Inc.                           361,990/2/                            4.9%
712 Fifth Avenue
New York, New York  10019

William J. Shaw                                          866,490/3/                           10.8%
Thousand Trails, Inc.
2711 Lyndon B. Johnson Freeway, Suite
 200
Dallas, Texas  75234

Gary N. Siegler                                        1,308,498/2/                           17.7%
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, New York  10019

The SC Fundamental Value Fund, L.P.                      946,508/2/                           12.8%
712 Fifth Avenue
New York, New York  10019

________


(1) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. Carl Marks Strategic Investments, L.P. ("CM Strategic") owns 2,474,244 shares and is deemed to own an additional 194,521 shares because it owns 1991 Warrants to acquire 194,521 shares of Common Stock. Carl Marks Management Co., L.P. ("CM Management") is the general partner of CM Strategic. CM Management, therefore, beneficially owns all of the shares of Common Stock that CM Strategic beneficially owns. Carl Marks Strategic Investments II, L.P. ("CM Strategic II") owns 510,926 shares of Common Stock. CM Management is the general partner of CM Strategic II and, therefore, beneficially owns all of the shares of Common Stock that CM Strategic II beneficially owns. Messrs. Boas and Ruocco are each a general partner of CM Management. Messrs. Boas and Ruocco, therefore, beneficially own all of the shares of Common Stock that CM Management beneficially owns. In addition, Carl Marks Offshore Management, Inc., an investment management company, exercises investment discretion over an advisory account that owns 316,985 shares of Common Stock. Messrs. Boas and Ruocco are executive officers of such investment management company and therefore beneficially own such shares. In addition, Mr. Boas (i) owns 11,569 shares of Common Stock, (ii) is deemed to own an additional 20,000 shares because he owns options to acquire 5,000 shares at a price of $0.79 per share, 5,000 shares at a price of $0.80 per share and 10,000 shares at a price of $1.08 per share and (iii) beneficially owns 2,588 shares because he is a co-trustee of a trust that owns these shares. CM Strategic, CM Strategic II, CM Management, and Messrs. Boas and Ruocco disclaim the existence of a group. The reported voting and investment power of these shares is as follows: (i) CM Strategic - sole voting and investment power over 2,668,765 shares, CM Strategic II - sole voting and investment power over 510,926 shares, (ii) CM Management - sole voting and investment power over 3,179,691 shares, (iii) Mr. Boas - sole voting and investment power over 31,569 shares and shared voting and investment power over 3,496,676 shares and (iv) Mr. Ruocco -shared voting and investment power over 3,496,676 shares.


     The following table shows the beneficial ownership of the shares of Common Stock described in this footnote:

                                              CM           CM            CM           MR.          MR.
                                          STRATEGIC   STRATEGIC II    MANAGEMENT     BOAS        RUOCCO
                                          ---------   -------------   -----------    ---------   ---------
Shares owned by CM Strategic              2,474,244                      2,474,244   2,474,244   2,474,244

1991 Warrants owned by CM Strategic         194,521                        194,521     194,521     194,521

Shares owned by CM Strategic II                            510,926         510,926     510,926     510,926

Shares over which an investment                                                        316,985     316,985
 management company affiliated with
 Messrs. Boas and Ruocco possesses
 investment discretion

Shares owned by Mr. Boas                                                                11,569

Options owned by Mr. Boas                                                               20,000

Shared held in trust over which Mr.                                                      2,588

 Boas is a co-trustee                     ---------        -------       ---------   ---------   ---------

     TOTAL                                2,668,765        510,926       3,179,691   3,530,833   3,496,676
                                          =========        =======       =========   =========   =========
Percentage of Outstanding Shares               35.2%           6.9%           42.0%       46.5%       46.1%

(2) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. SC Fundamental Value Fund, L.P., a Delaware limited partnership (the "Fund"), owns 946,508 shares. SC Fundamental Inc., a Delaware corporation ("SC Fundamental"), is the general partner of the Fund and, therefore, beneficially owns all of the shares of the Common Stock that the Fund owns. BVI owns 361,990 shares. Gary N. Siegler is a controlling stockholder and the president and a director of SC Fundamental and BVI. Peter M. Collery is also a controlling stockholder and a vice-president and director of SC Fundamental and BVI. Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC Fundamental and BVI and, therefore, are deemed to beneficially own all of the shares of Existing Common Stock that the Fund and BVI own.

(3) The shares of Common Stock owned by Mr. Shaw include (i) vested stock options under the Stock Option Agreement for 664,495 shares at a price of $0.69 per share and (ii) 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw exercises investment power.

SECURITY OWNERSHIP OF MANAGEMENT


          The following table sets forth the number of shares of Common Stock that are beneficially owned, as of December 31, 1996, by each director and executive officer of the Company and all directors and executive officers of the Company as a group. The Company obtained this information from its directors and executive officers. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.

                                          NUMBER OF SHARES                         PERCENTAGE OF
NAME                                      BENEFICIALLY OWNED                       OUTSTANDING SHARES
-----------------------                   ----------------------------             ------------------------
Andrew M. Boas                                   3,530,833/1,2/                            46.5%
William F. Dawson                                   33,333/2  /                                *
R. Gerald Gelinas                                   56,667/2  /                                *
Walter B. Jaccard                                   60,000/2  /                                *
William P. Kovacs                                   70,000/2  /                                *
Donald R. Leopold                                   10,000                                     *
H. Sean Mathis                                      20,000/2  /                                *
Douglas K. Nelson                                   20,000/2  /                            10.8%
William J. Shaw                                    866,490/2,3/                                *
Harry J. White, Jr.                                 92,500/2  /                                *
All directors and executive officers as          4,759,823/2  /                            55.9%
 a group
(10 individuals)

____________
*Less than 1%

(1) See footnote 1 to the preceding table for a description of Mr. Boas' beneficial ownership of Common Stock.

(2) The shares of Common Stock beneficially owned by the following individuals include vested stock options for the number of shares following their names:
    Mr. Boas, 20,000; Mr. Dawson, 33,333; Mr. Gelinas, 36,667; Mr. Jaccard, 50,000; Mr. Kovacs, 20,000; Mr. Leopold: 10,000; Mr. Mathis, 20,000; Mr.
    Nelson, 20,000; Mr. Shaw, 664,495; Mr. White, 60,000; and all directors and executive officers as a group, 934,495.

(3) Includes 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw exercises investment power.

                            SELLING SECURITY HOLDERS

          The following table sets forth certain information regarding the Selling Security Holders' beneficial ownership of the Common Stock, including Common Stock issuable upon exercise of the 1991/1992 Warrants, as of the date hereof. Each of the Selling Security Holders has registered and, assuming exercise of its 1991/1992 Warrants, may sell up to the number of shares of Common Stock that such Selling Security Holder may receive as a result of such exercise, as set forth opposite each Selling Security Holder's name below. The Selling Security Holders may also sell additional shares of Common Stock that may be issuable upon exercise of the 1991/1992 Warrants as a result of certain antidilution provisions. It is not currently possible to predict the number of shares of Common Stock, if any, which will be sold or the price, terms or conditions of their sale. See "Plan of Distribution."

                                                                        COMMON STOCK
                                                                       ISSUABLE UPON
                                                                        EXERCISE OF
                                                       COMMON            1991/1992
                                                        STOCK          WARRANTS THAT            COMMON STOCK
                                                    BENEFICIALLY           MAY BE            BENEFICIALLY OWNED
            SELLING SECURITY HOLDERS                    OWNED            OFFERED/1/            AFTER OFFERING
------------------------------------------------   ---------------   ------------------    ---------------------
                                                                                                         PERCENT
                                                                                           NUMBER       OF CLASS
                                                                                           ------      ---------
American Investors Life Insurance Company, Inc.            0             7,121                    0           0
Bankers Life & Casualty  Company                           0            16,540                    0           0
Carl Marks Strategic  Investment L.P./2/           2,474,244           194,521            2,474,244        33.5%
Fidelity & Guaranty Life  Insurance Company                0            49,622                    0           0
Fulton Bank, Custodian for  Stanley Steiner,               0               175                    0           0
  Rolleover IRA
Alan Kanis                                               706               189                  706           *
Sheldon Kasower                                            0             3,308                    0           0
OP Limited Partnership                                     0            13,232                    0           0
Pacholder Associates, Inc.                                 0               551                    0           0
Trussal & Co.                                              0               616                    0           0
United States Fidelity &  Guaranty Company                 0            88,825                    0           0
USF&G Pacholder Fund                                       0            33,081                    0           0
Larry K. West                                              0             1,521                    0           0
Robert and Suzanne Yudelson                                0               140                    0           0
                                                   ---------         ---------            ---------
TOTAL                                              2,479,950           409,442            2,479,950
                                                   =========         =========            =========

___________
*    Less than 1%

** Assumes that all shares of Common Stock that may be offered by Selling Security Holders are sold.

/1/ The Selling Security Holders may also sell additional shares of Common Stock that may be issuable from time to time pursuant to the antidilution provisions applicable to the 1991/1992 Warrants.

/2/ Andrew M. Boas, a director of the Company, is a general partner of Carl Marks Management Co., L.P., which is the general partner of Carl Marks Strategic Investments, L.P. See "Security Ownership."

                             PLAN OF DISTRIBUTION

          The Company is offering 10,170 shares of Common Stock by reason of the outstanding 1994 Warrants.

          The Selling Security Holders may offer and sell the 409,442 shares of Common Stock, if and when issued upon the exercise of the 1991/1992 Warrants, from time to time acting as principals for their own accounts, through agents or otherwise, in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. The sales of such shares may be effected during such time as the Registration Statement is effective. The sales may occur in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Moreover, the Selling Security Holders may make negotiated sales at any time if such sales are exempt from the registration requirements of the Securities Act pursuant to either Rule 144 thereunder. Although the Company has agreed to pay all costs of the registration of these securities, any other expenses of any sale will be borne by the parties to the sale as they may agree, including any distributors' or brokers' commissions. Currently, no underwritten public offering is contemplated.

          The Company has called to the Selling Security Holders' attention certain restrictions under the federal securities laws applicable to sales registered under the Registration Statement. In such connection, the Selling Security Holders have entered into agreements with the Company requiring that they (i) will deliver to the Company a written notice at least 10, but not more than 20, business days before engaging in any selling efforts for a designated selling period in order to allow the Company and others, if necessary, to cease any trading activity in accordance with Rule 10b-6 or Regulation M under the Exchange Act, (ii) will not engage in stabilizing transactions in violation of Rule 10b-7 or Regulation M under the Exchange Act, and (iii) will not violate any federal or state securities laws in connection with the distribution or transfer of the Company's securities. The Selling Security Holders have each agreed to indemnify the Company for certain information supplied in connection with the Registration Statement. The Company similarly agreed to indemnify the Selling Security Holders for certain other information contained in the Registration Statement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

          The authorized capital stock of the Company is 15,000,000 shares of common stock, par value $.01 per share, and 1,500,000 shares of preferred stock, par value $.01 per share. As of February 21, 1997, the Company had 7,383,276 shares of Common Stock issued and outstanding. In addition, as of such date the Company had outstanding warrants (consisting of the 1991/1992 Warrants and the 1994 Warrants) to purchase 419,612 shares of Common Stock and options under the Plans and the Stock Option Agreement to purchase 1,224,495 shares of Common Stock. The warrants, options and Stock Option Agreement are each subject to certain antidilution provisions. The Company's Certificate of Incorporation authorizes the Board of Directors to establish the designations, powers, preferences and rights of the preferred stock without further stockholder approval. In the exercise of this authority, the Board of Directors could establish preferences and rights for the preferred stock prior and superior to the rights of the Common Stock, and it is possible that dividend preferences for the preferred stock could substantially reduce the amount of any future surplus available for payments on the Common Stock. In addition, if the preferred stock were made convertible into Common Stock, dilution of the interests of holders of the Common Stock may result.

          Holders of Common Stock are entitled to one vote for each share held of record on any matter submitted to a vote at a meeting of the stockholders. Directors are elected by a majority of the votes cast at the election. Generally, any matter submitted for the approval of the stockholders must receive the affirmative vote of the holders of a majority of all the shares represented at a meeting at which a quorum is present. Approval of any amendment to the Company's Certificate of Incorporation or any merger or consolidation (with certain limited exceptions) or dissolution of the Company, or any sale, lease, or exchange of all or substantially all of the assets of the Company, however, requires the affirmative vote of holders of shares representing a majority of the votes entitled to be cast.

          The Company's Bylaws contain a provision establishing an advance notice procedure for stockholders to bring business before the annual meeting of stockholders. Generally, notice of business proposed to be brought before the meeting must be given in writing in the form provided in the Company's Bylaws to the Secretary of the Company not less than 60 or more than 90 days prior to the date of the annual meeting of stockholders, but if less than 60 days notice of the date of the annual meeting is given to the stockholders, notice of proposed business must be given not later than the tenth day following the day on which the notice of the date of the annual meeting is mailed. At a special meeting of stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting is permitted to come before the meeting. The limitations on procedures to bring business before the annual meeting of stockholders do not restrict a stockholder's right to include proposals in proxy material pursuant to rules promulgated under the Exchange Act. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the merits of the business proposed to be brought before the meeting and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

          The Company's Certificate of Incorporation does not contain a provision permitting cumulative voting for the election of directors. The holders of more than 50% of the Common Stock voting upon the election of directors, therefore, may be able to elect all of the directors to be elected at a meeting of the stockholders of the Company. The directors of the Company are elected annually and serve until their successors are elected and qualified.

          Holders of shares of Common Stock are entitled to receive dividends when, as, and if the Board of Directors declares such dividends from funds legally available for that purpose. Since inception, the Company has not paid any dividends. Moreover, under the terms of the Indenture and the Loan Agreement, the Company may not pay any dividends (other than stock dividends) on the Common Stock, nor purchase, redeem or otherwise acquire or retire for value any Common Stock, until the obligations thereunder are repaid.

          Upon liquidation, the holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company after payment of any and all amounts due to creditors and holders of any preferred stock. The holders of Common Stock have no preemptive, redemption or conversion rights.

          The Company is not currently subject to the provisions of Section 203 of the Delaware GCL because the Common Stock is not listed on a national securities exchange, authorized for quotation on the NASDAQ stock market or held of record by more than 2,000 stockholders. In general, Section 203 provides that a Delaware corporation may not, for a period of three years after a person becomes an "interested stockholder" (defined generally as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock), engage in any of a broad range of business combinations (which may include stock issuances) with a person or affiliate or associate of such person who is such "interested stockholder" unless certain board or shareholder approvals are obtained. Stockholders that beneficially received 15% or more of the Common Stock in the Company's reincorporation merger in November 1996, however, will not be subject to the provisions of Section 203 should they become applicable to the Company, and as a consequence business combinations with such stockholders will not be limited by
Section 203. Certain of such stockholders also hold a substantial amount of the Company's outstanding PIK Notes. See "Security Ownership" and "Certain Transactions."

TRANSFER RESTRICTIONS

          The Company's Certificate of Incorporation contains restrictions on the transfer of shares of Common Stock (the "Transfer Restrictions") that are designed to restrict direct and indirect transfers that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of its NOLs and other tax attributes. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the use of losses and other tax benefits by a company that has undergone an "ownership change" (as defined in the Code). Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5% stockholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can also result in the treatment of options (including warrants) as exercised in certain circumstances. All percentage determinations are based on the fair market value of a company's capital stock.

          If an ownership change were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the outstanding Common Stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax exempt rate (5.6% for ownership changes occurring during January 1997). Because the value of the outstanding Common Stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur. The Company would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of the Company's NOL limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income for up to 15 years from the year when the NOLs were generated, an ownership change, under certain circumstances, would significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use and reduce stockholders' equity (or increase stockholders' deficit).

          The Transfer Restrictions generally restrict until 2011 (or earlier in certain events) any direct or indirect transfer of Common Stock that would (i) except as provided below, increase to more than 4.75% the percentage ownership of Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Common Stock, (ii) except as provided below, increase the percentage of Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Common Stock, or by any group of persons treated as a "5% shareholder" (as defined in the Code, but substituting "4.75%" for "5 percent" (hereafter referred to as a "4.75% Shareholder") or (iii) cause an ownership change of the Company within the meaning of Section 382.

          Generally, the Transfer Restrictions contain several exceptions. For example, the restrictions will not prevent a transfer if, in the determination of the Board of Directors, the transfer will not result in an aggregate increase in the ownership of its capital stock by 4.75% Shareholders over a three-year period for purposes of Section 382. As an illustration, this exception will permit a stockholder who owns less than 4.75% of the Common Stock to transfer shares of Common Stock to any other stockholder who (after giving effect to the transfer) owns 4.75% or less of the Common Stock. Similarly, the Transfer Restrictions will not apply to any transfer if, as a result of the transfer and in the determination of the Board of Directors, the aggregate increase in the ownership of the Company's capital stock by 4.75% Shareholders over a three-year period does not exceed 35%. Also, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including but not limited to future events deemed by the Board of Directors to be relevant. Finally, transfers will be prohibited only with respect to the amount of the Common Stock purportedly transferred in excess of the threshold established in the Transfer Restrictions.

          The Transfer Restrictions will apply differently over time. The Company believes that the aggregate percentage increase in the ownership of its capital stock by 5 percent shareholders (within the meaning of Section 382) over the three-year period ending on the effective date of USTrails' reincorporation merger into the Company on November 20, 1996 was as much as 42.5%. Therefore, all transactions (other than the exercise of the outstanding warrants and certain options) that would increase the aggregate percentage increase owned by 4.75% Shareholders will be restricted upon effectiveness of the reincorporation merger. However, if from such effectiveness to December 1998, the only trading in Common Stock occurs within or between members of public groups, then in December 1998, the aggregate percentage increase in the ownership of the Company's capital stock by 5 percent shareholders (within the meaning of Section
382) over the three-year period ending on such date is expected to be less than 35%, so that a transaction otherwise prohibited under the general rules of the Transfer Restrictions would be permitted under the exception described above so long as it did not result in an aggregate percentage increase in the ownership of the Company's capital stock, for the period December 1995 through December 1998, of more than 35%.

          The application of the Transfer Restrictions to any particular Stockholder will depend on the stockholder's ownership of Company capital stock, determined after applying numerous attribution rules, and will also depend on the history of trading of the Company's capital stock. As a result, stockholders are urged to consult their tax advisors prior to any purchase or sale of Common Stock.

          Transfers included under the Transfer Restrictions include sales to persons who would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 4.75% threshold has been met and whether a group of less than 4.75% Stockholders will be treated as a "public group" that is a 4.75% Shareholder. As a result of these attribution rules, a change in the relationship between two or more persons or entities, or a transfer of an interest other than the Common Stock, such as an interest in an entity that, directly or indirectly, owns the Common Stock may result in the Common Stock owned by a stockholder being subject to the remedial provisions, as described below. The Transfer Restrictions (or in some cases contractual provisions incorporating the Transfer Restrictions) may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined) in respect of the Common Stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

          The Board of Directors has issued instructions to or made arrangements with the transfer agent of the Company (the "Transfer Agent") to implement the Transfer Restrictions. The Transfer Restrictions provide that the Transfer Agent shall not record any transfer of the Common Stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. The Transfer Agent also has the right, prior to and as a condition to registering any transfers of the Common Stock on the stock transfer records, to request an affidavit from the purported transferee of the Common Stock regarding such purported transferee's actual and constructive ownership of the Common Stock. If, after requesting such an affidavit, the Transfer Agent does not receive an affidavit or the affidavit evidences that the transfer would violate the Transfer Restrictions, the Transfer Agent is required to notify the Company and not enter the transfer in the stock transfer records. These provisions may result in the delay or refusal of certain requested transfers of the Common Stock.

          It is the intention of the Transfer Restrictions that any direct or indirect transfer of Common Stock attempted in violation of the restrictions would be void ab initio as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Common Stock, or in the case of options subject to the Transfer Restrictions, receiving Common Stock in respect of their exercise. Common Stock purportedly acquired in violation of the Transfer Restrictions is referred to as "Excess Common Stock."

          Excess Common Stock is automatically transferred to a trustee effective as of the close of business on the business day prior to the date of the violative transfer. As soon as practicable following the receipt of notice from the Company that Excess Common Stock was transferred to the trustee, the trustee is required to sell such Excess Common Stock in an arms-length transaction that would not constitute a violation under the Transfer Restrictions. The net proceeds of the sale, after deduction, of all costs incurred by the Company, the Transfer Agent, and the trustee, will be distributed first to the purported transferee in an amount equal to the lesser of such proceeds or the cost incurred by the stockholder to acquire such Excess Common Stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary together with any other distributions with respect to such Excess Common Stock received by the trustee. If the Excess Common Stock is sold by the purported transferee, such person will be treated as having sold the Excess Common Stock as an agent for the trustee, and shall be required to remit all proceeds to the trustee (less, in certain cases, an amount equal to the amount such person otherwise would have been entitled to retain had the trustee sold such shares). Pending such sale, any dividends or other distributions paid prior to discovery by the Company that the Excess Common Stock has been transferred to the trustee are treated as held by the purported transferee as agent for the trustee and must be paid to the trustee upon demand, and any dividends or other distributions declared but unpaid after such time shall be paid to the trustee. Votes cast by a purported transferee with respect to Excess Common Stock prior to the discovery by the Company that the Excess Common Stock was transferred to the trustee will be rescinded as void and recast in accordance with the desire of the trustee acting for the benefit of the charitable beneficiary. The trustee shall have all rights of ownership of the Excess Common Stock.

          Special provisions apply where the violative transfer involves a transfer by a 4.75% Shareholder, which are designed to continue to treat such 4.75% Shareholders as owning the shares transferred. In such case, the Company must attempt to locate the person or public group that purchased the Excess Common Stock, and if such person or public group can be located, the Excess Common Stock will be required to be returned (together with any distributions received thereon) to the transferor, and the transferor will be required to return the purchase price, together with all other losses, damages, costs and expenses incurred by that purchaser, to the purchaser. If the Company is unable to locate the purchaser within 90 days, the Company is required (to the extent permitted under its debt instruments) to purchase Common Stock in a manner that would reduce the ownership of the person or public group whose ownership increased as a result of the prohibited transfer and to hold such Common Stock on behalf of the 4.75% Shareholder that transferred the Excess Common Stock in violation of the Transfer Restrictions. In such case, the 4.75% Shareholder will be treated as the owner of the Excess Common Stock for all purposes, and amounts incurred by the Company to finance the purchase of such Excess Common Stock will be treated as a loan to such stockholder, with interest at the "applicable federal rate" under Section 1274(d) of the Code.

          If the violative transaction results from indirect ownership of Common Stock, the Transfer Restrictions provide a mechanism that is intended to invalidate the ownership of the Common Stock actually owned by the violating stockholder and any persons within such stockholder's control group. Only if such provisions will not be effective to prevent a violation of the Transfer Restrictions will ownership of Common Stock by other persons be invalidated under the Transfer Restrictions.

          Notwithstanding the Transfer Restrictions, there remains a risk that certain transfers of Common Stock not restricted by the Transfer Restrictions (or, although otherwise restricted, permitted by the Board of Directors) and/or certain changes in relationships among stockholders or other events could cause an ownership change. Changes in the relationships of holders of Common Stock could cause changes in ownership of Common Stock through the application of the attribution rules discussed above, and therefore could also trigger an ownership change causing a loss of NOLs. There also can be no assurance, in the event transfers in violation of the Transfer Restrictions are attempted, that the Internal Revenue Service will not assert that such transfers have federal income tax significance notwithstanding the Transfer Restrictions. In addition, the Transfer Restrictions will not apply to the exercise of outstanding warrants and options to purchase Existing Common Stock (including the 1991/1992 Warrants and the 1994 Warrants) and may not apply to certain exercises of a portion of the options under the Stock Option Agreement that occur at the end of its term.

          The Board of Directors has the discretion to approve a transfer of stock that would otherwise violate the Transfer Restrictions upon the prior written request of a stockholder to the Board of Directors. In addition, the Board of Directors has the power to waive any of the Transfer Restrictions in any instance where it determines that a waiver would be in the best interests of the Company notwithstanding the effect of such waiver on the NOLs or other tax attributes. If the Board of Directors permits a transfer that would otherwise violate the Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of the tax attributes of the Company. The Board of Directors intends to consider any such attempted transfer individually and determine at the time whether it is in the best interests of the Company, after consideration of any factors that the Board deems relevant (including possible future events), to permit such transfer notwithstanding that an ownership change may occur.

          The Board of Directors also has the power to accelerate or extend the expiration date of the Transfer Restrictions, modify the definitions of any terms set forth therein or conform certain provisions to make them consistent with any future changes in federal tax law, in the event of a change in law or regulation or if it otherwise believes such action is in the best interests of the Company, provided the Board of Directors determines in writing that such action is necessary or desirable to preserve the NOLs or other tax attributes or that continuation of the Transfer Restrictions is no longer reasonably necessary for the preservation of the NOLs or other tax attributes. In addition, the Board of Directors has the power to adopt Bylaws, regulations and procedures, not inconsistent with the Transfer Restrictions, for purposes of determining whether any acquisition of Common Stock would jeopardize the ability of the Company to preserve and use the NOLs or other tax attributes and for the orderly application, administration and implementation of the Transfer Restrictions.
The Board of Directors will also have the exclusive power and authority to administer, interpret and make calculations under the Transfer Restrictions, which actions shall be final and binding on all parties if made in good faith.

          As a result of the foregoing, the Transfer Restrictions serve to reduce, but do not eliminate, the risk that Section 382 will cause the limitations described above on the use of NOLs or other tax attributes of the Company. The Transfer Restrictions (i) may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in the Company, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and (iii) may serve to make a change in management more difficult. Management does not presently intend to adopt any anti-takeover measures, and the Company believes that the tax benefits of the Transfer Restrictions outweigh the negative aspects of any anti-takeover effects they may have.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of certain anticipated federal income tax consequences with respect to the ownership and disposition of the Common Stock. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax (e.g., estate or gift tax) consequences, that may be applicable to particular investors. The summary is based upon the Code and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

          THE COMPANY URGES EACH PURCHASER OF COMMON STOCK TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

DIVIDENDS

          Dividend distributions with respect to the shares of Common Stock should constitute dividends for federal income tax purposes to the extent of the Company's current and accumulated earnings and profits (as computed for federal income tax purposes). Accordingly, distributions should qualify to that extent for the 70% dividends received deduction for corporations as set forth in
Section 243 of the Code. Distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital (reducing the holder's tax basis in the shares of Common Stock) to the extent of the holder's basis in such shares, and as long-term or short-term capital gain, as the case may be (assuming such shares are held as capital assets), thereafter. Holders receiving distributions on the shares of Common Stock also may be affected by the taxable income limitations set forth in Section 246(b), the holding period requirements of Section 246(c), the debt financed portfolio stock limitations of Section 246A, and the "extraordinary dividend" rules of Section 1059 of the Code. Holders should consult their tax advisors in order to determine the application of these provisions. The Indenture and the Loan Agreement prohibit dividend payments on the Common Stock.

SALE OR EXCHANGE

          Upon a sale or exchange of Common Stock, the holder generally recognizes income or loss equal to the amount of cash plus the fair market value of any property received over the holder's adjusted tax basis in the Common Stock sold or exchanged. Assuming the holder held the Common Stock as a capital asset, the income or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for the Common Stock exceeds one year at the time of sale. Any sale proceeds attributable to dividends will be taxed in accordance with the rules discussed in the preceding paragraph.

BACKUP WITHHOLDING

          Under the Code, a holder of Common Stock may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of dividends on the Common Stock. This withholding generally applies only if the holder (i) fails to furnish his or its social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or it has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified the Company that he or it is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or its correct number and that he or it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Holders of Common Stock should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                    EXPERTS

          The consolidated financial statements included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon for the Company by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................   F-2

Consolidated Balance Sheets as of June 30, 1995 and 1996 (audited)
and December 31, 1996 (unaudited).........................................   F-3

Consolidated Statements of Operations for the years ended June 30, 1994,
1995 and 1996 (audited) and for the six months ended December 31,
1995 and 1996 (unaudited).................................................   F-4

Consolidated Statements of Stockholders' Deficits for the years ended
June 30, 1994, 1995 and 1996 (audited) and for the six months ended
December 31, 1996 (unaudited).............................................   F-5

Consolidated Statements of Cash Flows for the years ended June 30,
1994, 1995 and 1996 (audited) and the six months ended
December 31, 1995 and 1996 (unaudited)....................................   F-6

Notes to Consolidated Financial Statements................................   F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Thousand Trails, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Thousand Trails, Inc. (formerly USTrails Inc.) and subsidiaries (the "Company") as of June 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thousand Trails, Inc. (formerly USTrails Inc.) and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

Arthur Andersen LLP

Dallas, Texas,
 September 12, 1996 (except with respect to the matter discussed in Note 16 as to which the date is November 20, 1996)

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                                         Pro Forma
                                                         June 30,         June 30,     December 31,
                                                   --------------------
                 ASSETS                              1995       1996        1996           1996
                 ------                            ---------  ---------  ------------   ------------
CURRENT ASSETS                                                           (unaudited)    (unaudited)
  Cash and cash equivalents                        $ 50,596   $ 37,403     $  9,618         $  2,403
  Current portion of receivables, net of
   allowances and discount of $5.3
   million in 1995 and $2.7 million in 1996           5,376      4,270        4,270            3,459
  Accounts and dues receivable, net                   3,017        522          522              301
  Inventory and other current assets                  2,353      4,672        5,590            3,112
                                                   ---------  ---------  ------------   ------------
     Total Current Assets                            61,342     46,867       20,000            9,275
  Restricted cash                                     1,629      2,912        2,912            1,841
  Receivables, net of allowances and discount of
   $11.4 million in 1995 and $5.4 million in 1996    13,322      8,949        8,949            5,978
  Campground real estate                             15,331     13,468       13,468           13,452
  Resort real estate                                  1,352      1,159        1,159              595
  Buildings and equipment, net of accumulated
   depreciation of $8.4 million in 1995 and $10.4
   million in 1996                                   32,039     27,130       27,130           25,442
  Land held for sale                                  8,341      6,821        6,821            6,155
  Other assets                                        2,530      2,448        4,013            4,847
                                                   ---------  ---------  ------------   ------------
     Total Assets                                  $135,886   $109,754     $ 84,452         $ 67,585
                                                   =========  =========  ============   ============
         LIABILITIES AND STOCKHOLDERS' DEFICIT
         -------------------------------------
CURRENT LIABILITIES
  Accounts payable                                 $  3,740   $  3,030     $  3,030         $  1,726
  Accrued interest                                    7,008      5,617                         2,388
  Other accrued liabilities                           8,140      9,329        9,329            7,879
  Current portion of long-term debt                  21,935     28,530        6,701            1,807
  Accrued construction costs                          3,454      3,154        3,154            2,942
  Deferred membership dues revenue                   18,622     17,599       17,599           13,697
                                                   ---------  ---------  ------------   ------------
   Total Current Liabilities                         62,899     67,259       39,813           30,439
  Long term debt                                     98,308     66,922       66,922           56,457
  Other liabilities                                   4,500      3,564        3,564            3,725
                                                   ---------  ---------  ------------   ------------
     Total Liabilities                              165,707    137,745      110,299           90,621
                                                   ---------  ---------  ------------   ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
  Preferred stock, $.01 par value, 1,500,000 shares
   authorized, none issued and outstanding
  Common Stock, $.01 par value, 15,000,000 shares
   authorized, 3,702,726 shares issued and
   outstanding at June 30, 1995 and 1996,
   7,383,276 shares issued and outstanding at
   December 31, 1996 (unaudited)                         37         37           74               74
  Additional paid-in capital                         17,549     17,549       20,502           20,502
  Accumulated deficit subsequent to
   December 31, 1991, date of emergence
   from bankruptcy (total deficit
   eliminated $51,752)                              (47,288)   (45,451)     (46,297)         (43,475)
   Cumulative foreign currency
   translation adjustment                              (119)      (126)        (126)            (137)
                                                   ---------  ---------  ------------   ------------
     Total Stockholders' Deficit                    (29,821)   (27,991)     (25,847)         (23,036)
                                                   ---------  ---------  ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT        $135,886   $109,754     $ 84,452         $ 67,585
                                                   =========  =========  ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (Dollars and shares in thousands, except per share amounts)

                                                                                               For the six months
                                                         For the years ended June 30,          ended December 31,
                                                     ------------------------------------  --------------------------
                                                          1994        1995       1996         1995        1996
                                                     ------------ ------------ ----------  ----------- --------------
REVENUES                                                                                          (unaudited)
 Membership dues                                        $ 43,200   $  41,175   $39,924    $ 20,043      $19,917
 Other campground/resort revenue                          23,524      23,506    22,288      12,954       10,286
 Membership and resort interest sales                      3,975       4,228     3,987       1,921        2,411
 RPI membership fees                                       5,286       4,845     4,579       2,234        1,943
 Interest income                                          12,202       9,935     6,756       3,404        1,995
 Gain on asset dispositions                                5,544         658     4,038         918        1,215
 Nonrecurring income                                       4,522       3,714     5,945
 Other income                                              2,669       3,485     4,479       2,207        1,887
                                                        ---------  ----------  --------    --------     --------
Total Revenues                                          $100,922   $  91,546   $91,996      43,681       39,654
                                                        ---------  ----------  --------    --------     --------

EXPENSES
 Campground/resort operating expenses                     55,669      57,097    50,308      27,165       22,268
 Selling expenses                                          3,556       3,399     4,266       1,816        1,824
 Marketing expenses                                        1,282       3,639     1,294         663          635
 RPI membership expenses                                   3,055       2,727     2,237       1,173          937
 Corporate member services                                 2,165       2,200     1,843         904          812
 Interest expense and amortization of
  debt discount and consent fees                          21,446      20,960    17,693       9,041        5,078
 General and administrative expenses                      12,403      12,118    10,473       4,961        4,711
 Nonrecurring expenses                                     4,000         437     2,270
 Restructuring costs                                       3,313         637     1,124                    1,101
                                                        ---------  ----------  --------    --------     --------
Total Expenses                                           106,889     103,214    91,508      45,723       37,366
                                                        ---------  ----------  --------    --------     --------

INCOME (LOSS) BEFORE TAXES, MINORITY
 INTEREST AND EXTRAORDINARY ITEM                          (5,967)    (11,668)      488      (2,042)       2,288
 Income tax (provision) benefit                             (425)       (255)      (41)        157         (312)
                                                        ---------- ----------- ---------   --------     ---------
INCOME (LOSS) BEFORE MINORITY INTEREST
 AND EXTRAORDINARY ITEM                                   (6,392)    (11,923)      447      (1,885)       1,976
 Minority interest                                          (325)
                                                        ---------- ----------- ---------   ---------    ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM               (6,717)    (11,923)      447      (1,885)       1,976
 Extraordinary gain on debt repurchases                      671                 1,390
                                                        ---------  ----------- --------    ---------    ---------
NET INCOME (LOSS)                                        ($6,046)   ($11,923)  $ 1,837     ($1,885)     $ 1,976
                                                        =========  =========== ========    =========    =========

PRIMARY AND FULLY DILUTED NET INCOME
 (LOSS) PER SHARE:
 INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                  ($1.81)     ($3.22)     $.12       ($.51)        $.27
 EXTRAORDINARY ITEM                                          .18                   .38
                                                        ---------- ----------- --------    ---------    --------
NET INCOME (LOSS)                                         ($1.63)     ($3.22)     $.50       ($.51)        $.27
                                                        ========== =========== ========    =========    ========
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                                               3,703       3,703     3,703       3,703        7,212
                                                        ========== =========== ========    =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in thousands)

                                                                                                           Cumulative
                                                     Common Stock                                           Foreign
                                            --------------------------
                                                                         Additional                         Currency
                                               Number of                  Paid-In        Accumulated       Translation
                                                 Shares       Amount      Capital          Deficit         Adjustment     Total
                                             -------------  -----------  -----------    --------------   ------------- -----------
Balance, June 30, 1993                         3,702,506       $37        $17,549         ($29,319)         ($60)        ($11,793)
Issuance of common shares                            220
Foreign currency translation adjustment                                                                      (73)             (73)
Net loss                                                                                    (6,046)                        (6,046)
                                             -------------- -----------  -------------  --------------   ------------  -------------
Balance, June 30, 1994                         3,702,726        37         17,549          (35,365)         (133)         (17,912)
Foreign currency translation adjustment                                                                       14               14
Net loss                                                                                   (11,923)                       (11,923)
                                             -------------- -----------  -------------  --------------   ------------  -------------
Balance, June 30, 1995                         3,702,726        37         17,549          (47,288)         (119)         (29,821)
Foreign currency translation adjustment                                                                       (7)              (7)
Net income                                                                                   1,837                          1,837
                                             -------------  -----------  -------------  --------------   ------------  ------------
Balance, June 30, 1996                         3,702,726        37         17,549          (45,451)         (126)         (27,991)
Issuance of common stock
 in Restructuring (unaudited)                  3,680,550        37          2,953                                           2,990
Foreign currency
 translation adjustment (unaudited)                                                                          (11)             (11)
Net income for the six
 months ended December 31, 1996 (unaudited)                                                  1,976                          1,976
                                             ------------   -----------  ----------     -------------    ----------    ------------
Balance, December 31, 1996 (unaudited)        $7,383,276       $74        $20,502         ($43,475)        ($137)        ($23,036)
                                             ============   ===========  ==========     =============    ==========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                                           For the six months ended
                                                   For the years ended June 30,                    December 31,
                                                  -----------------------------------      ----------------------------
                                                    1994         1995         1996            1995              1996
                                                  --------     --------     ---------      ----------        ----------
                                                                                                     (unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
 Collections of principal on  receivables        $ 26,256     $ 16,678       $ 12,251       $  6,434          $  4,246
 Interest received                                 10,216        9,270          6,202          3,028             1,796
 Interest paid                                    (17,798)     (15,873)       (14,545)        (7,757)           (7,360)
 General and administrative, corporate
  member services and restructuring costs         (17,366)     (18,233)       (13,827)        (6,466)           (7,842)
 Cash collected from operations, including
  deferred revenue                                 75,537       77,231         73,220         34,843            30,420
Cash from sales of memberships and resort
 interests at the point of sale                     3,893        4,036          3,789          1,816             2,311
Expenditures for property operations              (52,955)     (56,768)       (49,627)       (27,338)          (22,146)
Expenditures for sales and marketing               (4,213)      (5,645)        (5,370)        (2,486)           (2,514)
Expenditures for insurance premiums                (5,013)      (4,553)        (5,176)        (2,926)             (158)
Refund (payment) of income taxes                     (243)        (256)           (41)           120              (311)
Reduction of (deposit made to secure)
 standby letter of credit                                                      (1,500)        (1,500)            1,182
Other, net                                            927                         221            394               (47)
                                                 ---------    ---------      ---------      ---------         ---------
Net cash provided by (used in)
 operating activities                              19,241        5,887          5,597         (1,838)             (423)
                                                 ---------    ---------      ---------      ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital and HUD-related expenditures              (4,548)      (5,732)        (1,022)          (637)             (586)
 Proceeds from asset sales                         10,394        1,132          7,239            827             2,536
 Trails acquisition                                (7,497)
                                                 ---------    ---------      ---------      ---------         ---------
Net cash provided by (used in)
 investing activities                              (1,651)      (4,600)         6,217            190             1,950
                                                 ---------    ---------      ---------      ---------         ---------
CASH FLOWS FROM FINANCING
ACTIVITIES:
 Initial borrowings under Credit  Agreement                                                                     32,000
 Payment of debt issue costs                                                                                    (3,132)
 Retirement of Secured Notes                                                                                   (50,169)
 Net repayments under Credit Agreement                                                                         (14,942)
 Mandatory redemption of Secured Notes                                        (18,599)       (18,599)
 Repurchase of Secured Notes                       (8,000)                     (5,275)
 Repayments of notes and mortgages                 (2,280)        (369)        (1,133)          (244)             (284)
 Retirement of capital lease                                      (381)
 Payment of consent fees to Secured
   Noteholders                                     (1,610)
                                                 ---------    ---------      ---------      ---------         ---------
Net cash used in financing activities             (11,890)        (750)       (25,007)       (18,843)          (36,527)
                                                 ---------    ---------      ---------      ---------         ---------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                        5,700          537        (13,193)       (20,491)          (35,000)

CASH AND CASH EQUIVALENTS:
 Beginning of period                               44,359       50,059         50,596         50,596            37,403
                                                 ---------    ---------      ---------      ---------         ---------
 End of period                                   $ 50,059     $ 50,596       $ 37,403       $ 30,105          $  2,403
                                                 =========    =========      =========      =========         =========
                                                     (continued)

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                  (continued)

                                                                                                 For the six months ended
                                                         For the years ended June 30,                    December 31,
                                                         --------------------------------     -----------------------------
                                                           1994       1995       1996           1995              1996
                                                         --------   --------    --------      --------         ----------
                                                                                                      (unaudited)
RECONCILIATION OF NET INCOME (LOSS) TO NET
 CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES:
Net income (loss)                                       ($6,046)    ($11,923)    $ 1,837      ($1,885)          $ 1,976
                                                       ---------   ----------    --------     --------          --------
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)  TO
 NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES-
Depreciation                                              2,457        2,591       2,866        1,444             1,389
Provision for doubtful accounts, net of
 adjustments                                              2,121         (434)     (4,122)          11                10
Cost of sales                                               657          667         193           97                29
Amortization of interest discount, collection
 costs and valuation allowance                           (2,378)      (1,461)     (1,120)        (578)             (372)
Amortization of debt discount, consent fees
 and debt issue costs and deferred gain                   4,136        5,060       4,565        2,252               947
Gain on asset dispositions                               (5,544)        (658)     (4,038)        (918)           (1,215)
Extraordinary gain on debt repurchases                     (671)                  (1,390)
Reversal of contingent liabilities                         (500)      (2,717)       (799)
Reduction of allowance for collection costs                             (540)
Decrease (increase) in restricted cash                      273         (404)     (1,283)      (1,334)            1,071
Decrease in receivables                                  26,513       16,322      11,721        6,269             4,144
Decrease (increase) in other assets                        (455)          29        (747)        (277)            1,158
Increase (decrease) in other liabilities                  1,059         (633)     (2,084)      (6,930)           (9,549)
Minority interest                                           325
Reversal of accrued resort disposition costs             (3,135)
Losses charged against accrued resort
 disposition costs                                         (618)
Provision for loss on carrying value of assets            1,113
Other, net                                                  (66)         (12)         (2)          11               (11)
                                                       ---------   ----------    --------     --------          --------
Total adjustments                                        25,287       17,810       3,760           47            (2,399)
NET CASH PROVIDED BY (USED IN)  OPERATING              ---------   ----------    --------     --------          --------
ACTIVITIES                                             $ 19,241    $   5,887     $ 5,597      ($1,838)            ($423)
                                                       =========   ==========    ========     ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF FINANCIAL STATEMENT PRESENTATION

Thousand Trails, Inc., a Delaware corporation ("Thousand Trails"), is the successor by merger to USTrails Inc., a Nevada corporation ("USTrails"). Thousand Trails and its subsidiaries (the "Company") own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada. In addition, the Company manages timeshare facilities and owns certain real estate at eight full service resorts located in seven states and owns and operates the resort amenities at one of these locations. The Company also provides a reciprocal use program for members of approximately 320 recreational facilities as of June 30, 1996. The campground segment represents the most significant portion of the Company's business comprising 83% of the Company's operating revenues in fiscal 1996. The full service resort and reciprocal use segments provide the remaining 17%. Operating revenues consist primarily of membership dues received from campground members, fee revenue from members of the reciprocal use program, and management fees, guest fees and other fees and revenues received from the campground and resort operations.

Effective November 20, 1996, the Company, then known as USTrails, reincorporated in the state of Delaware and changed its name to Thousand Trails, Inc. The reincorporation was effected through a merger with a newly formed wholly owned subsidiary of USTrails that was approved by USTrails' stockholders at their annual meeting (see Note 16).

The accompanying consolidated financial statements include the accounts of Thousand Trails, Inc. (successor by merger to USTrails) and the following wholly owned subsidiaries: National American Corporation and its subsidiaries ("NACO"); until July 16, 1996, Thousand Trails, Inc. and its subsidiaries ("Trails"); Shorewood Corporation, which does business as Resort Parks International ("RPI"); and UST Wilderness Management Corporation ("Wilderness Management").
On June 30, 1991, the Company acquired 100% of the capital stock of NACO and 69% of the capital stock of Trails. On June 3, 1992, the Company increased its ownership in Trails to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of Trails in a merger. On July 16, 1996, Trails was merged into the Company. The acquisitions of NACO and Trails were accounted for as a purchase with the purchase price being allocated to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition. RPI became a direct subsidiary of the Company effective September 10, 1992, prior to which it was a wholly owned subsidiary of NACO. Wilderness Management commenced operations in January 1994.

The Company emerged from proceedings under Chapter 11 of the Bankruptcy Code on December 31, 1991, pursuant to a confirmed plan of reorganization (see Notes 6 and 9). Due to the Company's emergence from bankruptcy, "fresh start reporting," as required by AICPA Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," was reflected as of December 31, 1991 in the Company's consolidated financial statements. Under fresh start reporting, a new reporting entity was created and assets and liabilities were restated to reflect their reorganization value which approximated fair value at the date of reorganization.

All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements as of and for the years ended June30, 1994, 1995 and 1996, and as of and for the six month periods ending December 31, 1995 and 1996.

The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying consolidated balance sheets include a pro forma balance sheet prepared as if the Restructuring completed on July 17, 1996 (see Note 6) occurred on June 30, 1996. The pro forma presentation has been included as an integral part of the Company's consolidated financial statements due to the significance of the Restructuring on the Company's financial condition.

The accompanying consolidated financial statements as of and for the six month periods ended December 31, 1995 and 1996 have not been examined by independent public accountants. In management's opinion, however, the unaudited interim consolidated financial statements furnished herein reflect all adjustments which are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature, except for the items described in the footnotes to the consolidated financial statements. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not adopted the principles of this statement within the accompanying consolidated financial statements; however, it is not anticipated that it will have a material effect on the carrying value of the Company's long-lived assets.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by Accounting Pronouncement Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not adopted the principles of this statement within the accompanying consolidated financial statements; however, it is not anticipated that it will have a material effect on the Company's financial position or results of operations.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
-------------------

Campground members are assessed annual dues which are used to fund campground maintenance and operations, member services and general and administrative expenses. Certain membership contracts provide for an annual adjustment of dues to reflect increases in the Consumer Price Index. Other membership contracts provide for an annual adjustment not greater than 10% or the percentage increase in the Consumer Price Index. Annual dues are recognized as revenue ratably over 12 months and are recorded net of an allowance to provide for uncollectible amounts. Dues paid in advance are deferred as unearned revenue.

Campground membership sales include contracts that give purchasers the right to use one or more of the Company's campgrounds and undivided interests that give purchasers an undivided fractional interest in certain campground facilities. Resort interest sales include interval ownerships ("timeshares") that give purchasers exclusive use of fully furnished vacation homes in weekly intervals and fee simple ownership of lots located at the resorts. Sales revenue is recognized upon execution of a sales contract and receipt of a down payment of at least 10% of the sales price. Under the Company's current sales program, the majority of campground membership and resort interest sales are not financed.

Cash and Cash Equivalents
-------------------------

The Company considers demand accounts and short-term investments with maturities of nine months or less when purchased to be cash equivalents.

Restricted Cash
---------------

Restricted cash generally consists of deposits to collateralize performance bonds and letters of credit in the ordinary course of business.

Receivables
-----------

Prior to June 30, 1991, the Company purchased contracts receivable from NACO, Trails and SoPac Resort Properties, Inc. ("SoPac"), a former affiliate (the "Selling Companies"). The Company recorded the contracts receivable at the Selling Company's carrying value net of a discount to reflect current market yield at the time of acquisition of NACO and Trails. Interest income is recognized on purchased contracts receivable based upon the effective yield at which they were purchased and on other contacts receivable at their stated rates based on the outstanding principal balances.

Allowance for Doubtful Accounts
-------------------------------

The Company provides an allowance for future cancellations of contracts receivable. The allowance is based on management's estimate of future contract cancellations considering the Company's historical cancellation rates as well as other factors deemed relevant to the analysis. The allowance is reviewed on a periodic basis with changes in management's estimates recognized in the period known. The Company presently believes that the allowance for doubtful accounts is adequate. However, if cancellations occur at a different rate than is presently anticipated, it may be necessary for the Company to revise its estimates and increase or decrease the allowance, which would affect the Company's operating results and financial condition.

Allowance for Interest Discount
-------------------------------

In connection with the acquisition of NACO and Trails, the Company recorded an allowance for interest discount to increase to 14.75% the weighted average yield on the contracts receivable then owned by NACO and Trails. The interest discount is being amortized using the effective interest method over the respective terms of the contracts.

Allowance for Collection Costs
------------------------------

In connection with the Company's acquisition of NACO and Trails and its emergence from bankruptcy, the Company recorded an allowance for future costs associated with the collection of the contracts receivable portfolio. The allowance is being amortized as a reduction to general and administrative expenses based on cash collected on the related portfolio.

Valuation Allowance
-------------------

In connection with purchases of contracts receivable from third parties, the Company recorded a valuation allowance to record the contracts receivable at the purchase price. The allowance is being amortized as an increase to interest income over the respective terms of the contracts.

Campground and Resort Real Estate
---------------------------------

Campground and resort real estate, consisting of land and improvements and timeshare property, is recorded at the lower of cost or estimated net realizable value. Historically, campground properties were charged to cost of membership sales based on the relationship of memberships sold to total memberships which the Company estimates it will ultimately sell. Effective July 1, 1995, the Company made the decision to discontinue its practice of amortizing campground real estate by recording a cost of sales charge in connection with new campground membership sales. The Company will discontinue this practice as long as the number of membership cancellations exceeds the number of new memberships sold, and the Company's membership base continues to decline. Resort timeshare property is charged to cost of sales based on the value of a timeshare week sold in relation to total sellable weeks at the property.

Buildings, Equipment and Depreciation
-------------------------------------

Buildings and equipment are recorded at cost. The costs of betterments and improvements which extend the useful life of the asset are capitalized whereas the costs of maintenance and repairs which do not extend the useful life of the asset are expensed in the period incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets which range from three to thirty years.

Consent Fees
------------

In fiscal 1994, to obtain an amendment of the Indenture for the Secured Notes, the Company paid aggregate cash consent fees of $1.6 million to the holders of the Secured Notes who consented to the amendment. The consent fees have been capitalized and, through fiscal 1996, were amortized on the effective interest method over the remaining term of the Secured Notes. The remaining unamortized balance of the consent fees was eliminated when the Secured Notes were retired in the Restructuring on July 17, 1996 (see Note 6).

Discount on Secured Notes
-------------------------

In connection with the issuance of the Secured Notes, a discount was recorded to reduce the carrying value of the Secured Notes to their estimated fair value as of December 31, 1991, the fresh start reporting date. The discount resulted in an effective interest yield of 18% for the Secured Notes, and through fiscal 1996, was being amortized as additional interest expense using the effective interest method over the term of the Secured Notes. The remaining unamortized balance of this discount was eliminated when the Secured Notes were retired in the Restructuring on July 17, 1996 (see Note 6).

Income Taxes
------------

The Company recognizes certain revenues and expenses in periods which differ for tax and financial reporting purposes.

Net Income (Loss) Per Common Share
----------------------------------

Net income per common share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding, as determined by the treasury stock method, whereby proceeds, if any, from the assumed exercise of common stock equivalents, would be used to purchase shares at current market prices. Net loss per common share is computed based on weighted average common shares outstanding only. Warrants outstanding as well as common stock equivalents that would be assumed outstanding are excluded from the net loss per common share computation as they would be anti-dilutive.

Foreign Currency Translation Adjustments
----------------------------------------

The Company translates the balance sheet of its Canadian subsidiary into US dollars at exchange rates in effect as of the balance sheet date. Profit and loss accounts are translated monthly at exchange rates in effect at that time.

NOTE 3 -- RESTRUCTURING COSTS

During the year ended June 30, 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes, which are presented as restructuring costs in the accompanying consolidated statement of operations. The Company incurred additional costs in July 1996 in connection with the consummation of the Restructuring (see Note 6), which were reflected as restructuring costs in fiscal 1997. In connection with the Restructuring, the Company also incurred $3.1 million of costs in connection with obtaining a credit facility with Foothill Capital Corporation, which were capitalized as debt issue costs in fiscal 1997.

At June 30, 1994, the Company recorded $1.8 million of restructuring costs for severance pay and moving expenses related to relocating certain of its administrative functions to Dallas, Texas, which are included in restructuring costs in the accompanying consolidated statement of operations. Of this $1.8 million, $203,000 was spent in fiscal 1994 and $1.6 million was spent in fiscal 1995 and applied against the accrual. During fiscal 1995, the Company also incurred $922,000 of additional costs related to expanding its Dallas office and hiring and training new employees. $637,000 of these costs are included in restructuring costs in the accompanying consolidated statement of operations, and $285,000 of these costs were capitalized and are included in buildings and equipment in the accompanying consolidated balance sheets.

On March 29, 1994, the Company acquired the 20% of Trails' capital stock then held by public shareholders in a merger at a cost of $7.5 million including legal costs, and Trails became a wholly owned subsidiary of the Company. The Company incurred $463,000 in legal and financial advisory fees related to the merger which were reflected as restructuring costs in the accompanying consolidated statement of operations. In fiscal 1994, the Company also incurred $1.1 million in legal and other expenses related to an amendment of the Indenture for the Secured Notes. These costs are also included in restructuring costs in the accompanying consolidated statement of operations.

NOTE 4 -- RECEIVABLES

CONTRACTS RECEIVABLE

Contracts receivable are summarized as follows (dollars in thousands):

                                          June 30,         December 31,
                                     -------------------
                                       1995       1996        1996
                                     --------   --------   ------------
                                                           (unaudited)
Contracts receivable--
  Memberships/undivided interests    $ 30,245   $18,689        $14,706
  Timeshares and lots                   4,931     2,440          1,653
                                     --------   --------   ------------
                                       35,176    21,129         16,359
Allowance for doubtful accounts       (13,806)   (6,290)        (5,584)
Allowance for interest discount        (1,079)     (722)          (584)
Allowance for collection costs         (1,291)     (778)          (610)
Valuation allowance                      (512)     (262)          (196)
                                     --------   --------   ------------
                                       18,488    13,077          9,385
Interest receivable                       210       142             52
                                     --------   --------   ------------
                                     $ 18,698   $13,219        $ 9,437
                                     ========   ========   ============

Contracts Receivable
-----------------------

Contracts receivable bear interest at rates which generally range from 9.5% to 16.0%, with a weighted average stated rate of 12.9% at June 30, 1996 and 1995. The net recorded value of the contracts receivable had a weighted average yield of approximately 13% at June 30, 1996 and 1995. The obligor's weighted average equity in the contracts receivable at June 30, 1996 and 1995, was 65% and 61%, respectively. As of June 30, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.

The Company has no obligation to refund moneys received or to provide further services to purchasers in the event a contract is canceled for the purchaser's nonperformance of contractual obligations. Contracts receivable related to undivided interests, lot sales and timeshare interests are secured by deeds of trust on the related real estate. The Company does not require campground members to provide collateral or other security for related contracts receivable.

Repurchase of Receivables From a Third Party
--------------------------------------------

On March 22, 1995, the Company purchased $3.0 million of contracts receivable from a third party, effective as of June 30, 1994, for $1.6 million. The Company received contracts receivable with a gross balance of $2.0 million and $1.0 million in cash representing principal and interest collections on the contracts receivable from June 30, 1994 to March 22, 1995. The Company recorded the $2.0 million gross balance of the contracts receivable net of an allowance for doubtful accounts of $523,000 and a purchase price discount of $550,000.

These contracts receivable had previously been sold by NACO to the third party. In connection with this sale, a portion of the purchase price was withheld as a dealer holdback against which the purchaser could offset canceled and delinquent contracts receivable. As of March 22, 1995, the canceled and delinquent contracts receivable charged against the dealer holdback had consumed it and a deficiency of $2.7 million existed. Although the Company took the position that it was not liable for the deficiency based upon the terms of certain agreements and releases with the third party, the Company had recorded a contingent liability for the amount of the deficiency. When the Company repurchased the contracts receivable, this contingent liability was released. As a result, the Company reversed the $2.7 million recorded liability and included this amount in nonrecurring income in the accompanying consolidated statement of operations.

Allowance for Doubtful Accounts
-------------------------------

In fiscal 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the campgrounds by $4.0 million. In addition, in fiscal 1996, 1995 and 1994, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the resorts by $1.1 million, $457,000 and $887,000, respectively. These amounts are included in nonrecurring income in the accompanying consolidated statements of operations. These adjustments were made because the Company experienced lower contract losses than anticipated in fiscal 1996 and 1995, and with respect to the resort contracts receivable, in fiscal 1994. For the campground contracts receivable, in fiscal 1994, the Company increased the related allowance for doubtful accounts by $1.9 million to provide for additional future contract losses. This amount is included in nonrecurring expenses in the accompanying consolidated statement of operations. This adjustment was made because the cancellation rate on the campground contracts receivable had increased, and the Company had experienced higher contract losses than anticipated.

The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable related to either the campgrounds or full service resorts. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

Allowance for Interest Discount
-------------------------------

The allowance for interest discount had a remaining balance of $1.1 million and $722,000 at June 30, 1995 and 1996, respectively, and $584,000 at December 31, 1996. Amortization of the allowance for interest discount totaled $846,000, $486,000 and $357,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $175,000 and $138,000 for the six month periods ended December 31, 1995 and 1996, respectively, which increased interest income.

Allowance for Collection Costs
------------------------------

The allowance for collection costs had a remaining balance of $1.3 million and $778,000 at June 30, 1995 and 1996, respectively, and $610,000 at December 31, 1996. Amortization of the allowance for collection costs totaled $1.5 million, $854,000 and $513,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $269,000 and $168,000 for the six month periods ended December 31, 1995 and 1996, respectively, which decreased general and administrative expenses. In fiscal 1995, the Company reduced the allowance for future collection costs by $540,000 more than the normal accrual because the estimated future cost to collect the remaining contracts receivable was less than the amount anticipated when the allowance was recorded. This amount is included in nonrecurring income in the accompanying consolidated statement of operations.

Valuation Allowance
-------------------

The valuation allowance had a balance of $512,000 and $262,000 at June 30, 1995 and 1996, respectively, and $196,000 at December 31, 1996. Amortization of the valuation allowance totaled $79,000, $121,000 and $250,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $134,000 and $66,000 for the six month periods ended December 31, 1995 and 1996.

At June 30, 1996, scheduled future receipts on contracts receivable are as follows (dollars in thousands):

                 Memberships /
                  Undivided            Timeshares
                   Interests             and Lots         Total
                 -------------        -------------    ----------
     1997           $ 5,582               $1,199        $ 6,781
     1998             4,770                  670          5,440
     1999             4,041                  322          4,363
     2000             2,873                  154          3,027
     2001             1,207                   63          1,270
     Thereafter         216                   32            248
                 -------------        -------------   -----------

          Total     $18,689               $2,440        $21,129
                 =============        =============   ===========

The Company operates 58 campgrounds located in 19 states and British Columbia, Canada. The largest volume of campground membership sales occurred at campgrounds located in California, and that is where the largest percentage of campground members reside (approximately 38%). As of June 30, 1996, the Company's contracts receivable from members who purchased memberships in the state of California totaled approximately $7.9 million.

MEMBERSHIP DUES RECEIVABLE

In fiscal 1996 and fiscal 1994, the Company increased the allowance for uncollectible dues by $1.0 million, related to certain aged dues accounts that were determined uncollectible in those years. These charges are included in nonrecurring expenses in the accompanying consolidated statements of operations.

NOTE 5 -- CAMPGROUND AND RESORT PROPERTIES

Campground properties consist of the following (dollars in thousands):

                                               June 30,         December 31,
                                        ----------------------
                                          1995          1996         1996
                                        ---------   ----------  ------------
                                                                 (unaudited)

      Land held for sale                  $ 6,287     $  5,339     $  4,866
      Land inventory                       15,331       13,468       13,452
      Property and equipment               35,280       37,138       36,602
      Construction in progress              2,331           67          288
      Accumulated depreciation             (7,902)     (10,336)     (11,520)
                                        ---------   ----------  -----------

                                          $51,327     $ 45,676     $ 43,688
                                        =========   ==========  ===========

Resort properties consist of the following (dollars in thousands):

                                                 June 30,           December 31,
                                           --------------------
                                             1995        1996           1996
                                           --------   ---------     ------------
                                                                     (unaudited)
Land held for sale                          $ 2,054    $  1,482      $  1,289
Land, timeshare and lot inventory             1,352       1,159           595
Property and equipment                        2,733         311            80
Construction in progress                         97          24
Accumulated depreciation                       (500)        (74)           (8)
                                           --------   ---------     ------------

                                            $ 5,736    $  2,902      $  1,956
                                           ========   =========     ============

The campground and resort properties are encumbered by certain borrowings as described in Note 6.

The resort operations have historically generated operating losses. At June 30, 1992, the Company planned to dispose of four of the eight resorts and was pursuing discussions with potential purchasers for certain of these resorts. As a result, at June 30, 1992, the Company accrued $4.5 million for the estimated operating losses of the four resorts through the disposition period and the related disposition costs. Related resort losses of $618,000 were applied against this accrual during fiscal 1994. The Company determined subsequently that it was not feasible to sell entire resorts, and began to focus on the sale of individual resort assets. Since June 30, 1992, the Company has sold the common amenities at five resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the resorts for which it received total net cash proceeds through June 30, 1996, of $12.9 million plus the purchasers' assumption of net obligations of the Company with an estimated cost of up to $1.6 million. The Company presently plans to dispose of the remaining resort assets over the next several years. However, no assurance exists that the Company will be able to locate a buyer for any of the remaining resort assets or that sales on acceptable terms can be effected.

In fiscal 1994, the Company reassessed the net realizable value of its resort assets and liabilities, and recorded a $1.1 million adjustment to reduce the carrying value of the net assets. This charge is included in nonrecurring expenses in the accompanying consolidated statement of operations, and consists of the following (in thousands):

     Timeshare inventory                                                $438
     Receivables from timeshare associations                             280
     Operating assets to be transferred to a timeshare association        59
     Additional HUD-related improvements                                  94
     Deferred maintenance and other costs                                242
                                                                    ----------
                                                                      $1,113
                                                                    ==========

Based on the Company's disposition plan for the resorts and its assessment of the recoverability of the net resort assets, in fiscal 1994, the Company also reversed the remaining $3.1 million accrual for resort disposition costs. This amount is included in nonrecurring income in the accompanying consolidated statement of operations.

The Company believes that the continued operation of the resorts is critical to the collection of the contracts receivable generated from resort sales, which had a remaining balance of $2.4 million at June 30, 1996.

NOTE 6 -- LONG TERM DEBT

SECURED NOTES

In connection with its emergence from Chapter 11, on December 31, 1991, the Company issued $141.4 million of Secured Notes. On June 12, 1992, the Company issued $10.7 million of Additional Series Secured Notes in exchange for certain indebtedness of a subsidiary, resulting in a total of $152.1 million principal amount of Secured Notes outstanding. The Secured Notes were recorded net of a $30.2 million discount to yield an effective rate of 18%. During the years ended June 30, 1994, 1995 and 1996, $4.1 million, $4.6 million, and $4.2 million, respectively, of this discount was amortized as additional interest expense. Amortization for the six month period ended December 31, 1995 totaled $2.1 million.

The Secured Notes, including the additional series, bore interest at 12% per
annum, payable semi-annually on January 15 and July 15 of each year.   The
Indenture required the Company to redeem $18.6 million of principal amount of Secured Notes on each of July 15, 1995, 1996 and 1997, with the remaining unpaid principal due at maturity on July 15, 1998. The Secured Notes were secured by substantially all of the assets of the Company.

On June 30, 1996, the Company had outstanding $101,458,000 principal amount of Secured Notes which were retired in full on July 17, 1996 in the Restructuring (see "Secured Note Restructuring" below). Prior to the Restructuring, the Company had repurchased certain Secured Notes. On January 31, 1996, the Company repurchased $7.4 million principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest. The Company recognized a gain of $1.4 million on this transaction. On July 15, 1995, the Company made a mandatory redemption of $18.6 million principal amount of Secured Notes. On June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes in a Dutch auction available to all Secured Noteholders, at a cost of $8.5 million, including accrued interest. The Company recognized a gain of $671,000 on this transaction. These gains have been presented as extraordinary items in the accompanying consolidated statements of operations. No taxes were provided as cancellation of debt income is not included in taxable income to the extent that the

Company's liabilities exceeded the value of its assets immediately prior to the acquisition of the Secured Notes.

SECURED NOTE RESTRUCTURING

On July 17, 1996, the Company consummated a restructuring (the "Restructuring"), in which all of the $101,458,000 principal amount of Secured Notes were retired. In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of Senior Subordinated Pay-In-Kind Notes Due 2003 ("PIK Notes") and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company obtained new senior secured financing through Foothill Capital Corporation ("Foothill").

The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt is recorded at the carrying value of the old debt (in the event that future expected cash payments are greater than the carrying amount of the old debt), and no gain or loss is recorded on the transaction. The $40,218,000 principal amount of PIK Notes issued in the exchange were recorded with a deferred gain of $303,000. This deferred gain will be amortized as a reduction of interest expense using the effective interest method over the term of the notes.

In addition to the $1.1 million of costs incurred by the Company during fiscal 1996 in connection with its efforts to restructure the Secured Notes (see Note
3), the Company incurred additional legal expenses and other direct costs in fiscal 1997 in connection with the completion of the Restructuring, which were reflected as restructuring costs in fiscal 1997.

Credit Agreement with Foothill
------------------------------

In the Restructuring, the Company entered into a new three-year credit agreement (the "Credit Agreement"), dated as of July 10, 1996, with Foothill, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Credit Agreement at any one time may not exceed $35.0 million. A total of $32.0 million was drawn under the Credit Agreement at closing of the Restructuring. As of September 12, 1996, the total borrowings outstanding under the Credit Agreement were $22.3 million, and the amount available for borrowing under the revolving portion of the Credit Agreement was $12.7 million.

The borrowings under the Credit Agreement bear interest at a rate which will provide Foothill an internal rate of return of 14.5% over the term of the Credit Agreement. Interest is payable monthly at the prime rate plus 2 3/4 percentage points (with a minimum rate of 9% per annum), with any additional interest required to fulfill Foothill's internal rate of return requirement payable upon the termination of the Credit Agreement. The Company does not anticipate that the amount of this residual interest payment will be material, due primarily to $570,000 of prepaid interest paid to Foothill at the closing of the Credit Agreement.

The Company must use all collections of principal and interest on the contracts receivable and all proceeds from asset sales to reduce borrowings under the Credit Agreement. In addition, the Company must make specified principal reductions on these borrowings over time based on a monthly calculation of eligible contracts receivable and an amortization schedule set forth in the agreement. The maximum amount of the revolving loan declines as these principal reductions are made. The remaining borrowings under the Credit Agreement must be paid in full on July 16, 1999. The Credit Agreement contains various restrictive covenants governing the Company, including certain financial covenants related to calculations, measured as of the end of each fiscal quarter, of (i) Earnings Before Interest, Taxes and Depreciation and Amortization, and (ii) Minimum Tangible Net Worth. The Credit Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.

The Company has granted liens on substantially all of its assets to secure its obligations under the Credit Agreement. The Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the Credit Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

The Company incurred debt issue costs of $3.1 million, including $570,000 of prepaid interest, related to obtaining the Credit Agreement. These costs, which include legal costs, financial advisory fees and other direct costs of obtaining the loans, are capitalized in the Company's December 31, 1996 consolidated balance sheet and are being amortized over the term of the Credit Agreement.

PIK Notes
---------

In the Restructuring, the Company issued $40,218,000 principal amount of Senior Subordinated Pay-In-Kind Notes Due 2003 which mature on July 15, 2003. The PIK Notes bear interest at (i) 17 1/2% per annum through January 15, 1998 (the "Initial Period"), and (ii) 12% per annum thereafter. Upon issuance, the holders of the PIK Notes were paid prepaid interest in the amount of $40.59 per $1,000 of principal amount (the "Prepaid Interest") representing the incremental 5 1/2% per annum of interest during the Initial Period. With the exception of the Prepaid Interest, interest on the PIK Notes will be paid semiannually on January 15 and July 15 and is payable in the form of additional PIK Notes (the "Secondary Notes") as long as borrowings remain outstanding under the Credit Agreement. After the borrowings under the Credit Agreement are repaid in full, the Company has the option to issue Secondary Notes in lieu of cash payment of interest through July 15, 2000. After July 15, 2000, interest on the PIK Notes will be paid in cash.

The Indenture for the PIK Notes provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount, plus interest, in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sales proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Credit Agreement with Foothill, a $10.0 million replacement working capital facility, and equipment purchases.

The PIK Notes were guaranteed by the Company's subsidiaries other than an immaterial utility subsidiary, and are presently unsecured. However, upon payment in full of all of the Company's obligations under the Credit Agreement, the PIK Notes will be secured by the same assets as then secure the Credit Agreement other than cash and cash equivalents and other assets required to secure any refinancing or replacement of the borrowings provided by the Credit Agreement for working capital purposes. This replacement credit facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets, provided it does not exceed $10.0 million in principal amount.

NOTES AND MORTGAGES PAYABLE

Notes and mortgages payable consist of the following (dollars in thousands):

                                               June 30,          December 31,
                                         --------------------
                                           1995        1996          1996
                                         --------    --------    ------------
                                                                  (unaudited)
Real estate mortgages, interest payable
 at fixed rates ranging from 7.0% to
 17.3% due through May 2012               $4,538     $  867          $ 481


Note payable with interest at
 escalating rates ranging from 8.9% to
 10.4%, semi-annual payments due
 through February 2008                       215        235            223
                                         --------    --------    ------------
                                          $4,753     $1,102          $ 704
                                         ========    ========    ============

Real estate mortgages totaling $2.5 million were eliminated in connection with the abandonment of two operating campgrounds in the Fall of 1995.

BALANCE SHEET PRESENTATION

Balance sheet presentation of the current and long term components of the Company's outstanding debt is reflected below, as of June 30, 1995 and 1996, December 31, 1996, and on a pro forma basis as if the Restructuring had occurred on June 30, 1996 (dollars in thousands):

                                                             June 30,            Pro Forma        December 31,
                                                       --------------------
                                                         1995        1996      June 30, 1996          1996
                                                       --------    --------  ----------------   ----------------
                                                                                (unaudited)        (unaudited)
CURRENT PORTION OF LONG TERM DEBT :
Secured Notes, net of discount of $.2
 million in 1995, and $7.1 million in 1996             $ 18,398   $28,264
Borrowings under Credit Agreement                                                 $ 6,435           $ 1,674
Notes and mortgages payable                               3,537       266             266               133
                                                       --------  ---------   ----------------   ----------------
                                                       $ 21,935   $28,530         $ 6,701           $ 1,807
                                                       ========  =========   ================   ================
LONG TERM DEBT:
Secured Notes, net of discount of $11.7
 million in 1995                                       $ 97,092   $66,086
Borrowings under Credit Agreement                                                 $25,565           $15,384
PIK Notes, including deferred gain of
 $.3 million                                                                       40,521            40,502
Notes and mortgages payable                               1,216       836             836               571
                                                       --------  ---------   ----------------   ----------------
                                                       $ 98,308   $66,922         $66,922           $56,457
                                                       ========  =========   ================   ================
Total long term debt                                   $120,243   $95,452         $73,623           $58,264
                                                       ========  =========   ================   ================

The following table presents scheduled maturities of the principal amount of the Company's outstanding debt as of June 30, 1996, and a pro forma description of scheduled maturities of the Company's restructured debt as if the Restructuring had occurred on June 30, 1996 (dollars in thousands):

                                                   Pro Forma
              Year ending             June 30,        June 30,
                June 30,                1996            1996
          -------------------        ---------     -------------
                                                    (Unaudited)
          1997                        $ 18,865        $ 6,701
          1998                          18,673          7,874
          1999                          64,341          9,381
          2000                             187          8,652
          2001                              94             94
          Thereafter                       400         40,618
                                     ---------     -------------
                                       102,560         73,320
          Adjustment for
          deferred gain (discount)      (7,108)           303
                                     ---------     -------------
                                      $ 95,452        $73,623
                                     =========     =============

NOTE 7 -- INCOME TAXES

The Company and its subsidiaries have entered into tax sharing agreements, pursuant to which they file federal income tax returns on a consolidated basis and allocate tax benefits and liabilities as provided in the agreements. The agreements generally provide that a subsidiary will reimburse or be reimbursed by the Company in an amount equal to 100% (80% for Trails through March 29, 1994) of any tax amounts that would have been due or refundable, calculated as if the subsidiary were a stand-alone taxpayer.

The differences, expressed as a percentage of pretax loss, between statutory and effective federal income tax rates are as follows:

                                               For the years ended June 30,
                                          --------------------------------------
                                            1994           1995           1996
                                          --------       --------       --------
     Statutory tax rate                     (34.0)%       (34.0)%         34.0%
     Provision for state income taxes          7.6           2.2           2.2
     Net operating loss                       34.0          34.0         (34.0)
                                          --------       --------       --------
     Effective tax rate                        7.6%          2.2%          2.2%
                                          ========       ========       ========

At June 30, 1996, the Company had a net operating tax loss carryforward of $54.5 million, expiring in years 2007 through 2011.

Components of deferred income taxes are as follows (dollars in thousands):

                                                        June 30,
                                                  --------------------
                                                    1995        1996
                                                  --------    --------
DEFERRED TAX LIABILITIES:
  Property Basis Differences                      ($2,316)    ($2,658)
  Purchase Discount Amortization                     (532)       (342)
  Secured Note Discount                            (3,983)
  Bad Debt Provision                                 (198)     (1,956)
                                                  --------    --------
                                                   (7,029)     (4,956)
                                                  --------    --------
DEFERRED TAX ASSETS:
  Secured Note Offering Costs and Amortization        619         305
  Deferred Gain on Secured Notes                                1,231
  Unpaid Expenses                                   3,924       4,387
  Restructuring Costs                               1,229       1,936
  Deferred Revenue                                    480         536
  Net Operating Loss                               18,648      19,917
  Other                                               469         516
                                                  --------    --------
                                                   25,369      28,828
                                                  --------    --------
Net Deferred Tax Asset                             18,340      23,872
  Valuation Account                               (18,340)    (23,872)
                                                  --------    --------
Net Deferred Tax Asset                                 $0          $0
                                                  ========    ========

SFAS No. 109, which provides guidance on reporting for income taxes, requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has recorded a valuation allowance for the amount by which deferred tax assets exceed deferred liabilities and, as a result, the Company has not recorded any liability or asset for deferred taxes as of June 30, 1995 or 1996, or December 31, 1996.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

Lease Commitments
-----------------

The Company leases equipment and facilities under non-cancelable operating leases with terms in excess of one year. At June 30, 1996, the Company's future obligations under non-cancelable operating leases were as follows (dollars in thousands):

               Year ending
                 June 30,             Amount
               -----------            ------
                   1997                $773
                   1998                 307
                   1999                 162
                   2000                 129
                   2001                 120

Accrued Construction Costs
----------------------------

At June 30, 1996 and September 30, 1996, the Company had a recorded liability of $3.2 million and $3.0 million, respectively, for amounts necessary to complete certain improvements at the resorts as provided in registration statements filed with the US Department of Housing and Urban Development. The costs of such improvements are based upon engineering estimates and are classified as a current liability in the accompanying consolidated balance sheets.

CONTINGENCIES

Self Insurance
--------------

During the year ended June 30, 1994, the Company began to self-insure general liability losses up to $250,000 per occurrence, with an annual aggregate of $2.8 million. The Company has insurance policies which provide excess coverage up to $27.0 million per occurrence and aggregate. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks of $1.6 million at June 30, 1995 and 1996, and $1.8 million at December 31, 1996, which is included in other liabilities in the accompanying consolidated balance sheets. This liability is determined based on actuarial estimates.

Workers' Compensation Insurance
-------------------------------

In fiscal 1996, the Company improved its method of determining workers' compensation premiums, whereby it no longer records the cost of such premiums based on estimates that are subject to potential audit adjustments at year end. As a result, in fiscal 1996, the Company reversed its recorded contingent liability related to workers' compensation premium audits. The $799,000 reversal amount is included in nonrecurring income in the accompanying consolidated statement of operations.

CEO Bonus Accrual and Stock Options
-----------------------------------

The employment agreement between the Company and its Chief Executive Officer ("CEO") provided that the CEO would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity) exceeded $75.0 million at the time he elected to receive the bonus. The bonus would have been adversely affected by the consummation of the Restructuring. As a result, on June 29, 1996, the CEO exercised his right to receive the bonus. The CEO is entitled to $1,270,589, of which $952,927 was paid on July 9, 1996. The additional $317,662 will be payable on May 11, 1997, provided that the CEO is employed by the Company on that date. The Company has obtained an irrevocable standby letter of credit on which the CEO may draw this bonus if the Company fails to pay the bonus after receiving a request from the CEO. A $1.5 million cash deposit securing this letter of credit is included in restricted cash in the Company's consolidated balance sheet at June 30, 1996. The amount of the cash deposit was subsequently reduced to $317,662. The Company accrued the entire amount of the bonus at June 30, 1996, which is included in nonrecurring expenses in the Company's consolidated statement of operations.

Upon consummation of the Restructuring, the Company's CEO was granted, subject to stockholder approval (see Note 16), options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are exercisable for a period of ten years while the CEO is in the employ of the Company, subject to certain exceptions. The exercise of the options, however, are subject to restrictions so as to prevent an "ownership change" for federal tax purposes.

Declining Membership Base
-------------------------

The Company derives a significant portion of its ongoing operating revenue from its campground members (83% in fiscal 1996). The Company's membership base has declined from 167,000 at December 31, 1991 to 128,000 at June 30, 1996 (23%),
and 126,000 at December 31, 1996, and the membership base is expected to decline further. The Company attributes this continuing decline principally to its aging membership base, of whom approximately 50% are senior citizens. The Company must significantly increase its campground membership sales over current levels in order to stop the continuing decline in the Company's membership base. As a result, the success of the Company's business strategy over the long term will be dependent upon the Company being able to market new memberships in sufficient numbers on a cost-effective basis.

Environmental Issues
--------------------

Certain environmental issues may exist at some of the Company's campgrounds and resorts concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management has reviewed these issues and believes that they will not have a material adverse impact on the Company's operations or financial position.

Litigation
----------

Oregon and California Attorneys General Matters.  During fiscal 1994, the
-----------------------------------------------
Attorneys General of Oregon and California threatened to commence lawsuits against the Company as a result of its practice of charging a cancellation fee in connection with the cancellation of paid-in-full memberships. The Attorneys General alleged that paid-in-full memberships may be terminated by the member at any time by simply giving notice to the Company, and that it is an unlawful trade practice for the Company to insist upon payment of a cancellation fee. In September 1994, the Company agreed to change its practice and no longer require a cancellation fee. The Company has entered into an Assurance of Voluntary Compliance with the Oregon Attorney General regarding its cancellation policy. The Company has also entered into a Stipulated Judgment with the California Attorney General regarding its cancellation policy, and also agreed to refund certain amounts to members.

During fiscal 1996, the California Attorney General also threatened to commence a lawsuit against the Company as a result of its closure of two campgrounds in California during the Fall of 1995. The Attorney General alleged that the Company failed to provide a comparable substitute campground as required by California law. The Stipulated Judgment discussed above also covers this matter and provides that the Company will make certain benefits available, and/or refund certain amounts to, affected members. Management does not believe that the resolution of these matters will have a material adverse impact on the Company's operations or financial position.

Johnnie Lacy v. Thousands Trails, Inc., Civil Action No C-96 004411, filed
-------------------------------------
February 1, 1996, in the United States District Court for the Northern District of California. In this action, which purports to be a class action, the plaintiff alleges that the Company has failed to comply with the Americans with Disabilities Act and related California statutes with respect to certain of its campgrounds. The plaintiff alleges that the Company has failed to remove barriers to access by persons with disabilities where such barrier removal is readily achievable. The plaintiff seeks unspecified damages and injunctive relief. Although this case is still in the early stages of development, management does not believe that it will have a material adverse impact on the Company's operations or financial position.

The Company is involved in certain claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these claims and litigation will not have a material adverse impact on the Company's operations or financial position.

NOTE 9 -- STOCKHOLDERS' EQUITY (DEFICIT)

In connection with its emergence from Chapter 11, the Company issued 3,703,726 shares of Common Stock (including shares issued in lieu of issuing Secured Notes in denominations of less than $1,000, of which 220 such shares were issued in fiscal 1994). As discussed in Note 6, a total of 3,680,550 additional shares of Common Stock were issued in the Restructuring on July 17, 1996.

The Company's Restated Certificate of Incorporation provides for the issuance of 15,000,000 shares of Common Stock, par value of $.01 per share. In addition, the Company's Restated Certificate of Incorporation provides for the issuance of 1,500,000 shares of preferred stock, par value $.01 per share, none of which have been issued to date. The Company's Common Stock is subject to certain restrictions on transfer (see Note 16).

In connection with its emergence from Chapter 11, the Company issued warrants to acquire up to 194,521 shares of Common Stock at $4.24 per share. These warrants expire on June 30, 1999. In June 1992, the Company issued warrants to acquire 290,314 shares of Common Stock at $4.24 per share. These warrants expire on June 30, 1999. In March 1994, the Company issued warrants to acquire 10,170 shares of Common Stock at $1.625 per share. These warrants expire on March 31, 1999. To date, none of these warrants have been exercised. The Company has also granted stock options to key employees and non-employee directors (see Note 13).

Since inception, the Company has not paid any dividends. The Indenture for the Secured Notes, which was discharged in the Restructuring on July 17, 1996, prohibited the Company from paying any cash dividends on the Common Stock until the Secured Notes were repaid. In addition, the Credit Agreement with Foothill prohibits the payment of any cash dividends on the Common Stock without the consent of Foothill until the borrowings under the Credit Agreement are repaid, and the Indenture for the PIK Notes prohibits the payment of any cash dividends on the Common Stock until the PIK Notes are repaid.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of non-cash investing and financing activities required by SFAS No. 95 "Statement of Cash Flows" are presented below for the year ended June 30, 1996 (dollars in thousands):

                                                                     1996
                                                                   --------
 Abandonment of two operating campgrounds and elimination of
  related nonrecourse obligations (see Note 6)                      $2,518

The Company did not have any non-cash investing or financing activities during the years ended June 30, 1995 or 1994.

NOTE 11 -- SUPPLEMENTAL EARNINGS PER SHARE INFORMATION

As discussed in Note 9, 3,680,550 additional shares of Common Stock were issued in the Restructuring on July 17, 1996. The following earnings per share data reflects the pro forma effect of the issuance of these shares as if the additional shares had been issued as of the beginning of each period presented (shares in thousands):

                                                            Pro Forma
                                                       Year Ended June 30,
                                               -----------------------------------
                                                 1994          1995         1996
                                               --------      --------     --------
PRIMARY AND FULLY DILUTED NET INCOME
(LOSS) PER SHARE:
    Income (loss) before extraordinary item     ($.91)        ($1.61)      $  .06
    Extraordinary item                            .09                         .19
                                               --------      --------     --------
Net Income (Loss)                               ($.82)        ($1.61)      $  .25
                                               ========      ========     ========
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                                    7,383          7,383        7,383
                                               ========      ========     ========

NOTE 12 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires an entity to disclose the estimated fair value of its financial instrument assets and liabilities. Significant estimates and present value calculations were used by the Company for purposes of this disclosure. The estimated fair values of the Company's financial instruments at June 30, 1995 and 1996, and on a pro forma basis as if the Restructuring had occurred as of June 30, 1996, are as follows (dollars in thousands):

                                                                                                Pro Forma
                                         June 30, 1995              June 30, 1996             June 30, 1996
                                     ----------------------      ----------------------     -------------------
                                      Carrying       Fair         Carrying       Fair        Carrying    Fair
                                      Amount         Value        Amount         Value       Amount      Value
                                      ------        -------      -------         ------     --------    -------
FINANCIAL ASSETS:                                                                               (unaudited)
Cash and Cash Equivalents             $50,596        $50,596      $37,403         $37,403    $ 9,618     $ 9,618

Restricted Cash                         1,629          1,629        2,912           2,912      2,912       2,912

Contracts Receivable                   35,386                      21,271                     21,271
Less: allowances and
discount                              (16,688)                     (8,052)                    (8,052)
                                     ---------                    --------                   --------
                                       18,698         21,000       13,219          13,600     13,219      13,600

FINANCIAL LIABILITIES:
Secured Notes, net of
discount                              115,490         93,000       94,350          80,743

Borrowings under Credit
Agreement                                                                                     32,000      32,000

PIK Notes                                                                                     40,521      30,365

Notes and Mortgages
Payable                                 4,753          5,000        1,102           1,000      1,102       1,000

The following methods and assumptions were used to estimate the fair value of each class of the Company's financial instruments at June 30, 1995 and 1996, for which it is practical to estimate that value.

Cash and Cash Equivalents, Restricted Cash and Borrowings under Credit Agreement
--------------------------------------------------------------------------------
The carrying amount approximates fair value because of the short maturity of these instruments.

Contracts Receivable
--------------------
The fair value of contracts receivable is estimated by discounting the future cash flows using the current rates at which the Company estimates a similar loan portfolio would be purchased by a willing third party, after considering risk factors regarding collectibility and future collection costs.

Secured Notes
-------------
The fair value of the Secured Notes is estimated using (i) $18.6 million for the mandatory redemption of Secured Notes due on July 15, 1996, and for the balance,
(ii) quoted market prices for the Company's securities at the balance sheet date. These quoted prices may not represent actual transactions.

PIK Notes
---------
The PIK Notes were issued in a private transaction, and as a result, there is no public trading market for the PIK Notes. As of September 12, 1996, management was not aware of any transaction involving the

PIK Notes. For purposes of SFAS No. 107, management estimates that the fair value of the PIK Notes is 75.5% of face value. This estimate is based on information obtained from holders of the PIK Notes who believe that, if a public trading market for the PIK Notes existed, trades could be anticipated at approximately 75% to 76% of face value.

Notes and Mortgages Payable
---------------------------
The fair value of notes and mortgages payable is estimated based on the borrowing rates currently available for bank loans with similar terms and average maturities.

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. Additionally, lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated values.

NOTE 13 -- EMPLOYEE BENEFITS

EMPLOYEE STOCK PLANS

In connection with its emergence from Chapter 11, the Company adopted the 1991 Employee Stock Incentive Plan (the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including (i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock,
(iv) stock appreciation rights, (v) phantom stock, or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

The Compensation Committee of the Board of Directors (the "Compensation Committee") may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, and (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval.

The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. Set forth below is a summary of awards made under the 1991 Employee Plan for the years ended June 30, 1994, 1995 and 1996, and awards outstanding as of the end of those years:

                                              Years ended June 30,
                                         --------------------------
                                           1994      1995      1996
                                         --------  -------   -------
ISOs outstanding, beginning of year       285,000  285,000    246,000
 ISOs granted                                                 160,000
 ISOs canceled                                     (39,000)  (246,000)
 ISOs exercised
                                         --------  -------   --------
ISOs outstanding, end of year             285,000  246,000    160,000
                                         ========  =======   ========
ISOs exercisable, end of year             232,667  246,000     20,000
                                         ========  =======   ========
Shares available for grant, end of year     6,780   45,780    131,780
                                         ========  =======   ========

The 285,000 ISOs outstanding at the beginning of fiscal 1994 were granted to key employees in fiscal 1993 with an exercise price of $2.50 per share. Of these 285,000 ISOs, 39,000 and 151,000 were canceled in fiscal 1995 and fiscal 1996, respectively, as a result of employees leaving the Company, and the remaining 95,000 were canceled in fiscal 1996 in connection with the grant of replacement options issued under the 1993 Stock Option and Restricted Stock Purchase Plan as discussed below. The 160,000 ISOs granted in fiscal 1996 include 140,000 ISOs granted to key employees in September 1995 with an exercise price of $.625 per share and 20,000 Non-Qualified Options granted to non-employee directors in January 1996 with an exercise price of $.81 per share. The ISOs granted to key employees in September 1995 have a three-year vesting schedule, and the ISOs granted to directors in January 1996 were fully vested on the date of grant. To date, none of these options have been exercised.

On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-Qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-Qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

The Compensation Committee may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval, and (iii) the stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 ISOs under the 1993 Employee Plan at an exercise price of $.59 per share, contingent upon the termination of an equal number of ISOs granted under the 1991 Employee
Plan at an exercise price of $2.50 per share.   The ISOs granted in May 1996
were fully vested on the date of grant. To date, none of these ISOs have been exercised.

DIRECTOR STOCK OPTION PLAN

On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan (the "Director Plan"), which provides for the grant of Non-Qualified Options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan, all of which were issued as Non-Qualified Options to the non-employee directors of the Company, 25,000 in fiscal 1994 with an exercise price of $2.75 per share and 25,000 in fiscal 1995 with an exercise price of $0.79 per share. As of June 30, 1996, these options were fully vested and none had been exercised.

The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director will automatically received a grant of Non-Qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors are elected, beginning with the annual meeting held in December 1993. The exercise price of each Non-Qualified Option is required to be equal to the fair market value on the date of grant of such Option as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value is the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending
15 days before the date of grant.

FLEXIBLE BENEFITS PLAN TRUST FUND

Effective July 1, 1992, the Company established a trust to fund the Company's employee benefit plans (the "Trust Fund"). The benefit plans include the Company's medical plan, dental plan, disability plan, life insurance plan, and accidental death and dismemberment plan, and any other employee welfare benefit plan permissible under Section 3(1) of the Employee Retirement Income Security Act of 1974. The Company has adopted a flexible benefits plan established pursuant to Section 125 of the Code to furnish eligible employees with a choice of receiving cash or certain statutory taxable or non-taxable benefits under the above benefit plans.

The Company from time-to-time makes contributions to the Trust Fund, which are irrevocable. Trust assets may not revert to or inure to the benefit of the Company. Neither the Company, administrator, nor trustee is responsible for the adequacy of the Trust Fund.

While the trustee has virtual plenary authority to manage and invest trust assets, the trustee is required to use trust assets and income exclusively to provide benefits under the plans and to defray reasonable expenses of administering the plans.

EMPLOYEES SAVINGS TRUST

Effective July 1, 1994, the Company adopted the USTrails Inc. Employees Savings Trust for the purpose of establishing a contributory employee savings plan exempt under Section 401(k) of the Code. An eligible employee participating in this plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling $205,000 for the year ended June 30, 1996, and has committed to make matching contributions for the year ended June 30, 1997, in an amount equal to 45% of the voluntary contributions made by each participant, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

NOTE 14 -- INDUSTRY SEGMENT INFORMATION

The Company's operations are classified into two business segments: campgrounds and resorts. Operations within the campground segment include (i) the sale of memberships which entitle the member to use certain campground facilities, (ii) the sale of undivided interests related to fee simple sales of interests in campground facilities, (iii) net revenues earned from the reciprocal use program conducted by RPI, (iv) net revenues earned from operations at the campgrounds, and (v) net fees earned from the management of campgrounds owned by third parties. The Company's resort business includes operations at eight full service resorts which primarily consist of the sale of timeshare interests in fully furnished vacation homes, management of the timeshare facilities, and the sale of lots at certain resorts. In addition, the Company operates the common amenities at one resort. The Company plans to dispose of the remaining material resort assets over the next several years.

Operating earnings by business segment are defined as membership dues and other operating revenue less operating expenses. Sales are separately identified. Income and expenses not allocated to business segments include interest income, interest expense, corporate administrative costs, and other income and expenses.

Identifiable assets are those assets used exclusively in the operations of each business segment. Separate information regarding the Canadian operations is not presented as revenues and identifiable assets related to the Canadian operations for the periods presented are less than 10% of the related consolidated amounts.

The following table shows sales, operating earnings (loss), and other financial information by industry segment for the years ended June 30, 1994, 1995 and 1996 (in thousands):

                                                           Year ended June 30, 1994
                                                           --------------------------
                                                                        Corporate and
                                             Campgrounds     Resorts      Other           Consolidated
                                            -------------   ---------   -------------     ------------
Operating revenues                            $62,015         $9,995                         $72,010
Sales                                           1,457          2,518                           3,975
Operating earnings (loss)                       9,143            393      ($15,503)           (5,967)
Identifiable assets                            83,041         12,227        52,896           148,164
Depreciation                                    1,853            218           386             2,457
Capital expenditures                            2,174          1,553           821             4,548

                                                           Year ended June 30, 1995
                                                           --------------------------
                                                                        Corporate and
                                             Campgrounds     Resorts      Other           Consolidated
                                            -------------   ---------   -------------     ------------
Operating revenues                            $61,431         $8,095                          $69,526
Sales                                           1,780          2,448                            4,228
Operating earnings (loss)                       6,474            418       ($18,560)          (11,668)
Identifiable assets                            74,933          9,012         51,941           135,886
Depreciation                                    1,940            165            486             2,591
Capital expenditures                            3,984            998            750             5,732

                                                           Year ended June 30, 1996
                                                           --------------------------
                                                                        Corporate and
                                             Campgrounds     Resorts      Other           Consolidated
                                            -------------   ---------   -------------     ------------
Operating revenues                           $59,816         $6,975                           $66,791
Sales                                          2,630          1,357                             3,987
Operating earnings (loss)                     12,638             35     ($12,185)                 488
Identifiable assets                           65,076          4,705       39,973              109,754
Depreciation                                   2,209            123          534                2,866
Capital expenditures                             621            366           35                1,022

NOTE 15 -- INDEMNIFICATION ARRANGEMENTS

Under its Articles of Incorporation, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and Trails established trusts (the "Indemnification Trusts") that will reimburse their present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. In 1991, the Company and Trails contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts. NACO also has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. This trust will reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

The trust assets, which totaled approximately $1.3 million at June 30, 1996 and December 31, 1996, are included in other assets in the accompanying consolidated balance sheets.

NOTE 16 -- SUBSEQUENT EVENTS

Reincorporation Merger and Transfer Restrictions on Common Stock
----------------------------------------------------------------
On November 19, 1996, the stockholders of USTrails approved the merger (the "Merger") of USTrails into the Company, a newly formed, wholly-owned Delaware subsidiary, pursuant to the Agreement and Plan of Merger dated as of October 1, 1996, between USTrails and the Company (the "Merger Agreement"). The Merger was consummated on November 20, 1996. Pursuant to the terms of the Merger Agreement, the Company is the surviving corporation. Each share of USTrails common stock, par value $.01 per share ("USTrails Common Stock"), outstanding prior to the Merger was converted into the right to receive one share of the Company's common stock, par value $.01 per share ("Company Common Stock"), and each outstanding stock option, warrant or other right to purchase or receive USTrails Common Stock was converted into a similar stock option, warrant or other right to acquire Company Common Stock. The principal purposes of the Merger were to implement the transfer restrictions described below and to change USTrails' state of incorporation to Delaware.

Transfer of Company Common Stock is subject to restrictions designed to avoid an "ownership change" within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions are set forth in
Article IX of the Company's Restated Certificate of Incorporation. Article IX generally restricts, until June 30, 2011 (or earlier in certain events), direct or indirect transfer of Company Common Stock that would without the approval of the board of directors of the Company (i) increase to more than 4.75% the percentage ownership of Company Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Company Common Stock, (ii) increase the percentage of Company Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Company Common Stock, or by any group of persons treated as a "5 Percent Shareholder" (as defined in the Code but substituting "4.75%" for "5 Percent"), or

(iii) cause an "ownership change" of the Company. Article IX provides that any direct or indirect transfer of Company Common Stock in violation of Article IX is void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of shares owned in violation of Article IX for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of Company Common Stock. Any shares purportedly acquired in violation of Article IX will be transferred to a trustee who will be required to sell them. See the Company's Proxy Statement/Prospectus, dated October 3, 1996 (the "Proxy Statement/Prospectus"), in which the terms of such restrictions were previously reported.

CEO Stock Options
-----------------
At the 1996 Annual Meeting of Stockholders, the stockholders of USTrails also approved the grant of options to purchase 664,495 shares of Common Stock at $0.69 per share to the Company's Chief Executive Officer. The options are exercisable for a period of ten years while the Chief Executive Officer is in the employ of the Company, subject to certain exceptions. These options are fully vested. However, the exercise of the options is subject to restrictions designed to prevent an "ownership change" for federal tax purposes.

NOTE 17 -- CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following financial statements present the Company's condensed consolidating balance sheets as of June 30, 1996 and 1995, and the Company's condensed consolidating statements of operations and cash flows for the years ended June 30, 1996, 1995 and 1994. RPI was acquired by the Company from NACO on September 10, 1992, prior to which RPI was owned by NACO. As a result, RPI's results of operations and financial position as of and for the years presented, have been reflected in a separate column. Wilderness Management commenced operations in January 1994. Since the assets and operations of Wilderness Management are not material, its results of operations and financial position as of and for the years presented have been combined with the balances of RPI for purposes of the following presentation.

These condensed consolidating financial statements are presented to provide additional analysis of, and should be read in conjunction with, the consolidated financial statements of the Company.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF JUNE 30, 1996
                            (dollars in thousands)

                                                                                   RPI AND
                                          USTRAILS      TRAILS       NACO        WILDERNESS(E)       ELIMINATIONS        TOTAL
                                        -----------   ---------    --------    ----------------    ----------------    ---------
ASSETS
CURRENT ASSETS --
 Cash and cash equivalents                $ 37,298              $     16       $        89                             $ 37,403
 Current portion of receivables, net         1,921   $ 2,108         375                           ($134)a                4,270
 Accounts and dues receivable, net                       211         311                                                    522
 Other current assets                        2,032    22,571       1,687             5,388       (27,006)b                4,672
                                          --------   -------    --------       -----------       ---------             --------
 Total current assets                       41,251    24,890       2,389             5,477       (27,140)                46,867
 Receivables, net                            2,252     5,713       1,203                            (219)a                8,949
 Notes receivable from affiliates           29,417                                               (29,417)c
 Real estate and property, net                 104    22,364      26,030                80                               48,578
 Investment in subsidiaries                 21,081                                               (21,081)d
 Other assets                                2,420     1,503       1,238               199                                5,360
                                          --------   -------    --------       -----------       ---------             --------
Total assets                              $ 96,525   $54,470    $ 30,860       $     5,756      ($77,857)              $109,754
                                          ========   =======    ========       ===========      ==========             ========

LIABILITIES AND STOCKHOLDERS'  EQUITY
 (DEFICIT)
CURRENT LIABILITIES --
 Accounts payable and accrued liabilities $  6,077   $ 7,969    $  4,486       $       753      ($1,309)a,b            $ 17,976
 Due to affiliates                          23,748                 1,571               378      (25,697)b
 Current portion of long-term debt          28,264       232          34                                                 28,530
 Accrued construction costs                                        3,154                                                  3,154
 Deferred membership dues revenue                     10,782       5,641             1,176                               17,599
                                          --------   -------    --------       -----------       ---------             --------
 Total current liabilities                  58,089    18,983      14,886             2,307       (27,006)                67,259
 Notes payable to parent                                   1      29,416                         (29,417)c
 Long term debt                             66,086       346         490                                                 66,922
 Other liabilities                             353     1,554       2,010                            (353)                 3,564
                                          --------   -------    --------       -----------       ---------             --------
Total liabilities                          124,528    20,884      46,802             2,307       (56,776)               137,745
                                          --------   -------    --------       -----------       ---------             --------
STOCKHOLDERS' EQUITY (DEFICIT)             (28,003)   33,586     (15,942)            3,449       (21,081)               (27,991)
                                          --------   -------    --------       -----------       ---------             --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)         $ 96,525   $54,470    $ 30,860       $     5,756      ($77,857)              $109,754
                                          ========   =======    ========       ===========     ==========              ========

a   Entry to eliminate the dealer holdback liability to subsidiaries.
b   Entry to eliminate other intercompany accounts.
c   Entry to eliminate intercompany debt and related interest.
d   Entry to record subsidiaries' results on a consolidated basis.
e   Includes Wilderness Management assets of $325,000.

                     CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1995
                            (dollars in thousands)

                                                                                   RPI AND
                                          USTRAILS      TRAILS       NACO        WILDERNESS(E)       ELIMINATIONS        TOTAL
                                        -----------   ---------    --------    ----------------    ----------------    ---------
ASSETS
CURRENT ASSETS --
 Cash and cash equivalents              $   49,267    $   435      $    852        $     42                            $ 50,596
 Current portion of receivables, net         4,364      2,801           155                           ($1,944)a           5,376
 Accounts and dues receivable, net                      1,834         1,183                                               3,017
 Other current assets                          634     10,128         1,023           3,801           (13,233)b           2,353
                                          --------    -------      --------        --------          ----------        --------
 Total current assets                       54,265     15,198         3,213           3,843           (15,177)           61,342
 Receivables, net                            5,287      8,722           167                              (854)a          13,322
 Notes receivable from affiliates           33,504                                                    (33,504)c
 Real estate and property, net                 169     26,193        30,597             104                              57,063
 Investment in subsidiaries                 11,827                                                    (11,827)d
 Other assets                                2,029      1,047           872             211                               4,159
                                          --------    -------       --------       -----------       ----------        --------
 Total assets                             $107,081    $51,160       $34,849          $4,158          ($61,362)         $135,886
                                          ========    =======       ========       ===========       ==========        ========

 LIABILITIES AND STOCKHOLDERS'  EQUITY
  (DEFICIT)
CURRENT LIABILITIES --
 Accounts payable and accrued liabilities $  9,298    $ 5,968      $  5,230          $  695           ($2,303)a,b      $ 18,888
 Due to affiliates                          11,279                    1,238             357           (12,874)b
 Current portion of long-term debt          18,398      2,520         1,017                                              21,935
 Current portion of accrued construction
  costs                                                               3,454                                               3,454
 Deferred membership dues revenue                      10,938         6,637           1,047                              18,622
                                          --------    -------       --------       --------           ---------        --------
 Total current liabilities                  38,975     19,426        17,576           2,099           (15,177)           62,899
 Notes payable to parent                                    1        33,503                           (33,504)c
 Long term debt                             97,092        838           378                                              98,308
 Other liabilities                             854      1,906         2,594                              (854)a           4,500
                                          --------    -------       --------       --------          ---------         --------
 Total liabilities                         136,921     22,171        54,051           2,099           (49,535)          165,707
                                          --------    -------       --------       --------          ---------         --------
STOCKHOLDERS' EQUITY (DEFICIT)             (29,840)    28,989       (19,202)          2,059           (11,827)          (29,821)
                                          --------    -------       --------       --------          ---------         --------
 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                        $107,081    $51,160      $ 34,849          $4,158          ($61,362)         $135,886
                                          ========    =======      ========        ========          ==========        ========

     a Entry to eliminate the dealer holdback liability to subsidiaries. b Entry to eliminate other intercompany accounts.
     c Entry to eliminate intercompany debt and related interest.
     d Entry to record subsidiaries' results on a consolidated basis.
     e Includes Wilderness Management assets of $325,000.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1996
                            (dollars in thousands)

                                                                                   RPI AND
                                           USTRAILS      TRAILS       NACO       WILDERNESS(D)      ELIMINATIONS      TOTAL
                                         ------------  ----------  ----------  -----------------  ----------------  ---------
REVENUES
 Membership dues and other
  campground/resort revenue                              $34,911    $26,481             $820                         $62,212
 Membership and real estate sales                          2,028      1,959                                            3,987
 Interest income                             $6,445        3,446      1,219              267          ($4,621)a        6,756
 Income from subsidiaries                     9,254                                                    (9,254)c
 Other income                                    66        4,669     10,977            4,585           (1,256)b       19,041
                                         ------------  ----------  ----------  -----------------  ----------------  ---------
         Total Revenue                       15,765       45,054     40,636            5,672          (15,131)        91,996
                                         ------------  ----------  ----------  -----------------  ----------------  ---------

EXPENSES
 Campground/resort operating expenses                     25,647     23,865              796                          50,308
 Selling and marketing                                     3,652      1,715                                            5,367
 Interest expense                            17,346          146      4,822                           (4,621)a        17,693
 General and administrative                   1,604        3,813      6,312                           (1,256)b,c      10,473
 Restructuring costs                          1,124                                                                    1,124
 Other expenses                                            3,721        585            2,237                           6,543
                                         ------------  ----------  ----------  -----------------  ----------------  ---------
         Total Expenses                      20,074       36,979     37,299            3,033          (5,877)         91,508
                                         ------------  ----------  ----------  -----------------  ----------------  ---------

 Operating income (loss)                     (4,309)      8,075       3,337            2,639          (9,254)            488

  Income tax (provision) benefit              4,756      (3,471)        (77)          (1,249)                            (41)
  Extraordinary gain                          1,390                                                                    1,390
                                         ------------  ----------  ----------  -----------------  ----------------  ---------
 Net Income (Loss)                          $ 1,837     $ 4,604     $ 3,260          $ 1,390         ($9,254)        $ 1,837
                                         ============  ==========  ==========  =================  ================  =========

a Entry to eliminate intercompany interest.
b Entry to record subsidiaries' results on a consolidated basis.
c Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
d Includes Wilderness Management revenues and expenses of $826,000 and $796,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995
                             (dollars in thousands)

                                                                                   RPI AND
                                           USTRAILS      TRAILS       NACO       WILDERNESS(D)        ELIMINATIONS      TOTAL
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
REVENUES
 Membership dues and other
  campground/resort revenue                             $36,261     $ 28,385              $554          ($519)a        $64,681
 Membership and real estate sales                         1,102        3,126                                             4,228
 Interest income                            $8,509        3,961        1,698               188         (4,421)b          9,935
 Other income                                  660        1,891        7,155             4,845         (1,849)a         12,702
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
          Total Revenue                      9,169       43,215       40,364             5,587         (6,789)          91,546
                                         ------------  ----------  ----------  -----------------    ----------------  ---------

EXPENSES
 Campground/resort operating expenses                    29,789       27,214               613           (519)a,c       57,097
 Selling and marketing                                    3,371        3,000                                             6,371
 Interest expense                           20,370          449        4,562                           (4,421)b         20,960
 General and administrative                  2,239        4,777        6,951                           (1,849)a,c       12,118
 Restructuring costs                           124          308          205                                               637
 Loss from subsidiaries                        926                                                       (926)c
 Other expenses                                           2,231        1,074             2,726                           6,031
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
          Total Expenses                    23,659       40,925       43,006             3,339         (7,715)         103,214
                                         ------------  ----------  ----------  -----------------    ----------------  ---------

 Operating income (loss)                   (14,490)       2,290       (2,642)            2,248            926          (11,668)

  Income tax (provision) benefit             2,567       (1,656)         (38)           (1,128)                           (255)
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
 Net Income (Loss)                        ($11,923)        $634      ($2,680)           $1,120           $926         ($11,923)
                                         ============  ==========  ==========  =================    ================  =========

a Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
b Entry to eliminate intercompany interest.
c Entry to record subsidiaries' results on a consolidated basis.
d Includes Wilderness Management revenues and expenses of $554,000 and $613,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1994
                            (dollars in thousands)

                                                                                   RPI AND
                                           USTRAILS      TRAILS       NACO       WILDERNESS(D)        ELIMINATIONS      TOTAL
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
REVENUES
 Membership dues and other
  campground/resort revenue                             $36,873     $30,153           $153                 ($455)a     $66,724
 Membership and real estate sales                           978       2,997                                              3,975
 Interest income                           $10,039        4,899       2,409                               (5,145)b      12,202
 Income from subsidiaries                    4,414                                                        (4,414)c
 Other income                                   38        4,219      10,636          5,286                (2,158)a      18,021
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
        Total Revenue                       14,491       46,969      46,195          5,439               (12,172)      100,922
                                         ------------  ----------  ----------  -----------------    ----------------  ---------

EXPENSES
 Campground/resort operating expenses                    28,210      27,644            270                  (455)a,     55,669
 Selling and marketing                                    1,752       2,429                                              4,181
 Interest expense                           20,624        1,426       4,541                               (5,145)b      21,446
 General and administrative                  2,784        5,077       6,700                               (2,158)a,     12,403
 Restructuring costs                         1,101        1,285         927                                              3,313
 Other expenses                                           6,037         785          3,055                               9,877
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
        Total Expenses                      24,509       43,787      43,026          3,325                (7,758)      106,889
                                         ------------  ----------  ----------  -----------------    ----------------  ---------

Operating income (loss)                    (10,018)       3,182       3,169          2,114                (4,414)       (5,967)

 Income tax (provision) benefit              3,301       (2,051)       (374)        (1,301)                               (425)
 Minority interest                                                                                          (325)c        (325)
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
Net income (loss) before extraordinary
 item                                       (6,717)       1,131       2,795            813                (4,739)       (6,717)
 Extraordinary gain                            671                                                                         671
                                         ------------  ----------  ----------  -----------------    ----------------  ---------
Net Income (Loss)                          ($6,046)      $1,131     $ 2,795           $813               ($4,739)      ($6,046)
                                         ============  ==========  ==========  =================    ================  =========

a Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
b Entry to eliminate intercompany interest.
c Entry to record subsidiaries' results on a consolidated basis and reflect minority interest.
d Includes Wilderness Management revenues and expenses of $153,000 and $270,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1996
                             (dollars in thousands)

                                                                           RPI AND
                                          USTRAILS    TRAILS      NACO   WILDERNESS     TOTAL
                                        ----------   --------   -------  ----------   ----------
OPERATING ACTIVITIES:
 Collections of receivables               $  5,306   $  5,106   $ 1,839    $   267    $ 12,251
 Interest received                           1,577      3,446       912                  6,202
 Interest paid                             (14,174)      (146)     (225)               (14,545)
 Intercompany interest                       4,621               (4,621)     5,530
 Receipts from sales and operations             66     39,329    32,084                 77,009
 Management fees, net                         (597)     3,561    (2,964)
 Refund of excess dealer holdback           (1,925)       496     1,429
 Deposit for Letter of Credit               (1,500)                                     (1,500)
 Expenditures for:
  Property operations                                 (24,467)   22,121)    (3,039)    (49,627)
  Sales and marketing                                  (3,649)   (1,721)                (5,370)
  General and administrative                (2,065)    (7,466)   (4,296)               (13,827)
  Insurance premiums                          (155)    (2,836)   (2,185)                (5,176)
  Income tax refund (payment)                4,756     (3,471)      (77)    (1,249)        (41)
 Other, net                                   (851)     1,069         3                    221
                                         ----------   --------   -------  ----------   ----------
Net operating activities                    (4,941)    10,972    (1,943)     1,509       5,597
                                         ----------   --------   -------  ----------   ----------

INVESTING ACTIVITIES:
 Capital and HUD-related expenditures                    (155)     (851)       (16)     (1,022)
 Proceeds from the sale of assets                3        308     6,916         12       7,239
                                         ----------   --------   -------  ---------   ----------
Net investing activities                         3        153     6,065         (4)      6,217
                                         ----------   --------   -------  ----------   ----------

FINANCING ACTIVITIES:
 Mandatory redemption of Secured Notes     (18,599)                                    (18,599)
 Repurchase of Secured Notes                (5,275)                                     (5,275)
 Repayments of intercompany debt, net        4,087               (4,087)    (1,458)
  Advances to parent                        12,756    (11,298)
 Repayments of notes payable                             (262)     (871)    (1,458)     (1,133)
                                         ----------   --------   -------  ----------  -----------
Net financing activities                    (7,031)   (11,560)   (4,958)               (25,007)
                                         ----------   --------   -------  ----------   ----------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                               (11,969)      (435)     (836)        47     (13,193)

CASH AND CASH EQUIVALENTS:
 Beginning of year                          49,267        435       852         42      50,596
                                        ----------   --------   -------  ----------   ----------
 End of year                              $ 37,298   $      0   $    16     $   89    $ 37,403
                                        ==========   ========   =======   =========   ==========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1995
                             (dollars in thousands)

                                                                           RPI AND
                                          USTRAILS    TRAILS      NACO   WILDERNESS     TOTAL
                                        ----------   --------   -------  ----------   ----------
OPERATING ACTIVITIES:
 Collections of receivables               $  8,133   $  6,550   $  1,995              $ 16,678
 Interest received                           4,020      3,969      1,281                 9,270
 Interest paid                             (15,290)      (440)      (143)              (15,873)
 Intercompany interest                       4,421         (9)    (4,412)
 Receipts from sales and operations             37     39,370     36,181    $ 5,679     81,267
 Management fees, net                         (331)     2,788     (2,457)
 Refund of excess dealer holdback           (1,729)                1,729
 Expenditures for:
  Property operations                                 (27,316)   (25,855)    (3,597)   (56,768)
  Sales and marketing                                  (2,723)    (2,922)               (5,645)
  General and administrative                (2,640)    (9,703)    (5,890)              (18,233)
  Insurance premiums                          (217)    (2,484)    (1,830)       (22)    (4,553)
  Income tax refund (payment)                2,795     (1,840)       (62)    (1,149)      (256)
 Other, net                                    (33)      (756)     1,009       (220)
                                         ----------   --------   -------  ----------   ----------
Net operating activities                      (834)     7,406     (1,376)       691      5,887
                                         ----------   --------   -------  ----------   ----------

INVESTING ACTIVITIES:
 Capital and HUD-related expenditures          (30)    (2,765)    (2,885)       (52)    (5,732)
 Proceeds from the sale of assets                9         91      1,032                 1,132
                                         ----------   --------   -------  ----------   ----------
Net investing activities                       (21)    (2,674)    (1,853)       (52)    (4,600)
                                         ----------   --------   -------  ----------   ----------

FINANCING ACTIVITIES:
Repayments of intercompany debt, net        (3,425)                3,425
 Advances to parent                          4,588     (4,106)       161       (643)
Repayments of notes payable                              (308)       (61)                 (369)
 Retirement of capital lease                             (381)                            (381)
                                         ----------   --------   -------  ----------   ----------
Net financing activities                     1,163     (4,795)     3,525       (643)      (750)
                                         ----------   --------   -------  ----------   ----------

INCREASE (DECREASE) IN CASH AND CASH           308        (63)       296         (4)       537
 EQUIVALENTS

CASH AND CASH EQUIVALENTS:
 Beginning of year                          48,959        498        556         46     50,059
                                         ----------   --------   -------  ----------   ----------
 End of year                              $ 49,267   $    435   $    852    $    42   $ 50,596
                                         ----------   --------   -------  ----------   ----------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1994
                             (dollars in thousands)

                                                                           RPI AND
                                         USTRAILS     TRAILS      NACO   WILDERNESS     TOTAL
                                        ----------   --------   -------  ----------   ----------
OPERATING ACTIVITIES:
 Collections of receivables               $15,142    $ 8,374   $ 2,740                $26,256
 Interest received                          4,738      4,087     1,391                 10,216
 Interest paid                            (16,961)      (628)     (209)               (17,798)
 Intercompany interest                      5,152       (790)   (4,362)
 Receipts from sales and operations                   39,692    34,243    $5,495       79,430
 Management fees, net                        (981)     2,250    (1,269)
 Expenditures for:
  Property operations                                (24,948)  (24,933)   (3,074)     (52,955)
  Sales and marketing                                 (2,907)   (1,306)                (4,213)
  General and administrative               (3,838)    (7,111)   (6,417)               (17,366)
  Insurance premiums                          (14)    (2,350)   (2,647)       (2)      (5,013)
  Income tax refund (payment)               4,410     (3,071)     (162)   (1,420)        (243)
 Other, net                                   240        109       578                    927
                                        ----------   --------   -------  ----------   ----------
Net operating activities                    7,888     12,707    (2,353)      999       19,241
                                        ----------   --------   -------  ----------   ----------

INVESTING ACTIVITIES:
 Capital and HUD-related expenditures        (140)    (1,450)   (2,927)      (31)      (4,548)
 Proceeds from the sale of assets                      4,167     6,227                 10,394
Acquisition of remaining 20% minority
 interest in Trails                        (7,497)                                     (7,497)
                                        ----------   --------   -------  ----------   ----------
Net investing activities                   (7,637)     2,717     3,300       (31)      (1,651)
                                        ----------   --------   -------  ----------   ----------

FINANCING ACTIVITIES:
Repayments of intercompany debt, net       10,546    (10,168)     (378)
 Advances to parent                         4,699     (3,765)               (934)
Repayments of notes payable                           (1,480)     (800)                (2,280)
 Repurchase of Secured Notes               (8,000)                                     (8,000)
Payment of consent fees to Secured
 Noteholders                               (1,610)                                     (1,610)
                                        ----------   --------   -------  ----------   ----------
Net financing activities                    5,635    (15,413)   (1,178)     (934)     (11,890)
                                        ----------   --------   -------  ----------   ----------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                5,886         11      (231)       34        5,700

CASH AND CASH EQUIVALENTS:
 Beginning of year                         43,073        487       787        12       44,359
                                        ----------   --------   -------  ----------   ----------
 End of year                              $48,959    $   498   $   556   $    46      $50,059
                                        ==========   ========   =======  ==========   ==========

SCHEDULE II

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

Description:
                                                    Balance at                                  Balance
                                                        the                                    at the end
  Valuation and qualifying                          beginning of                                 of the
accounts deducted from assets          Year ended    the year        Additions    Deductions      year
-----------------------------          ---------    ------------     ---------    ----------   ----------
Allowance for doubtful                 6/30/96       $13,806            $24        $7,540 a     $ 6,290
 accounts                              6/30/95        17,495            546 b       4,235        13,806
                                       6/30/94        26,710          1,122 c      10,337        17,495



Allowance for uncollectible dues       6/30/96       $ 4,008         $4,754 d     $ 4,096       $ 4,666
 receivable                            6/30/95         4,611          4,400         5,003         4,008
                                       6/30/94         4,045          4,050 d       3,484         4,611



Allowance for interest discount,       6/30/96       $ 2,882             $0       $ 1,120        $ 1,762
 collection costs and valuation        6/30/95         4,333            550 e       2,001 f        2,882
 discount                              6/30/94         6,711              0         2,378          4,333


Deferred tax valuation allowance       6/30/96       $18,340         $5,532            $0        $23,872
                                       6/30/95        15,548          2,792             0         18,340
                                       6/30/94         6,754          8,794             0         15,548


Other
-----
Accrued resort disposition costs      6/30/94        $ 3,753             $0        $3,753 g           $0

a Includes a reduction in the allowance for doubtful accounts of $5,146.
b Includes an allowance for doubtful accounts of $523 recorded in connection with the repurchase of contracts receivable from a third party.
c Includes an increase in the allowance for doubtful accounts of $1,000.
d Includes a reduction in the allowance for uncollectible dues receivable of
  $1,000.
e Represents a valuation allowance of $550 recorded in connection with the repurchase of contracts receivable from a third party.
f Includes a reduction in the allowance for collection costs of $540.
g Includes the reversal of accrued resort disposition costs of $3,135.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THOUSAND TRAILS, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THOUSAND TRAILS, INC. SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Additional Information............................................  (ii)
Available Information.............................................. (ii)
Prospectus Summary.................................................    1
Risk Factors.......................................................    3
The Company........................................................    5
Use of Proceeds....................................................    6
Determination of Offering Price....................................    6
Market for Common Stock and
  Related Stockholder Matters......................................    7
Capitalization.....................................................    8
Selected Financial Data............................................    9
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations....................................................   10
Business...........................................................   30
Legal Proceedings..................................................   40
Management.........................................................   40
Executive Compensation.............................................   42
Certain Transactions...............................................   49
Security Ownership.................................................   50
Selling Security Holders...........................................   53
Plan of Distribution...............................................   54
Description of Common Stock........................................   55
Certain Federal Income Tax Considerations..........................   60
Experts............................................................   61
Legal Matters......................................................   61
Consolidated Financial Statements..................................  F-1

                             THOUSAND TRAILS, INC.

                                    495,005
                                  SHARES OF
                                 COMMON STOCK

                            PROSPECTUS
                            DATED MARCH 4, 1997

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following expenses (other than registration fees) are estimated. None of them is to be paid by the Selling Security Holders. The Registrant anticipates that it will incur additional expenses in connection with any post-effective amendments to the Registration Statement and any supplements to the Prospectus included therein:

          Securities and Exchange Commission registration fee..  $     532
          Blue Sky fees and expenses...........................     18,456
          Printing.............................................     10,000
          Accountants' fees and expenses.......................      5,000
          Legal fees and expenses..............................     20,000
          Miscellaneous........................................      1,012

          Total................................................     55,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under its Bylaws, the Registrant must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

          The Registrant must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Registrant cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. The Registrant has established trusts (the "Indemnification Trusts") that will reimburse its present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Registrant contributed $800,000 to the Indemnification Trusts. Pursuant to the trust agreements, interest on the Indemnification Trusts corpus becomes part of the trust estate.

          The Indemnification Trusts will terminate on the earlier of: (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estate, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trust, until: (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Registrant possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

          Section 145 of the Delaware Corporate Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

          The Registrant has entered into Indemnity Agreements with its directors and officers contractually obligating the Company to provide indemnification rights substantially similar to those described above.

          The Registrant is empowered by Section 102(b)(7) of the Delaware Corporate Law to include a provision in its Certificate of Incorporation that limits a director's liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Registrant's Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware Corporate Law.

          The Registrant maintains directors' and officers' insurance for certain expenses and losses.

          Under the Registrant's stock option plans, the Registrant must indemnify the members of the Board of Directors of the Company and the Compensation Committee thereof, which committee administers the plans, for any damages and expenses that they incur in connection with such plans or the making of awards thereunder, so long as they act in good faith.

          Additionally, National American Corporation ("NACO"), a wholly-owned subsidiary of the Registrant and a Co-Registrant, has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. The trust will reimburse the NACO directors and officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          (a)  Securities issued in Private Exchange.  On July 17, 1996, the
               -------------------------------------
Registrant's predecessor, its former parent company, consummated a debt restructuring (the "Restructuring") whereby all of the $101,458,000 principal amount of its 12% Secured Notes Due 1998 (the "Secured Notes") were retired. As part of the Restructuring, the Registrant's predecessor issued $40,218,000 principal amount of its Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes") and 3,680,550 shares of its Common Stock, par value $.01 per share (the "Old Common Stock"), and paid $32,716,000 in cash, plus accrued interest on the Secured Notes, in exchange for $81,790,000 in principal amount of Secured Notes. The PIK Notes and Old Common Stock were acquired by exchanging Secured Noteholders, all of whom confirmed their status as "accredited investors," in an exchange that met the requirements of Rule 506 under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The PIK Notes were assumed by the Registrant as the result of a reincorporation merger (the "Reincorporation Merger"), in which the Registrant's predecessor was merged into the Registrant. The PIK Notes are also guaranteed by all of the Respondent's wholly-owned subsidiaries (other than an immaterial utility subsidiary). The Old Common Stock was converted on a share for share basis into Common Stock, par value $.01 per share (the "New Common Stock") of the Registrant in the Reincorporation Merger. The Reincorporation Merger, which became effective on November 20, 1996, was approved by stockholders after solicitation in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and the registration of the New Common Stock through a registration statement on Form S-4 under the Securities Act. A registration statement on Form S-1 was filed with the Commission on January 7, 1997, with respect to resales of PIK Notes.

          (b)  Stock Option Agreement. On November 19, 1996, the stockholders of
               ----------------------
the Registrant's predecessor approved the grant to William J. Shaw, the Registrant's Chairman, President and Chief Executive Officer, of options to purchase 664,495 shares of Old Common Stock at $.069 per share. The options became exercisable for New Common Stock as a result of the Reincorporation Merger.

          The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement"), approved by the Special Committee of the Board of Directors in connection with the Restructuring. The exercise price under the Stock Option Agreement represents the average closing bid quotation for the Old Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated and, in the judgment of the Special Committee and the Board of Directors, reflected the fair market value of the Old Common Stock as of the date the Restructuring was consummated in view of the fact that the Old Common Stock was lightly traded.

          The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Registrant and for a 90-day period thereafter except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options will be exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw will not be permitted to exercise the options if, and to the extent that, such exercise would cause an increase in the amount of "ownership change" (for federal income tax purposes). In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would increase the amount of "ownership change" (the "Exercise Restriction"), generally the term of the options will be extended with respect to that portion of the options which would cause an increase in order to ensure that Mr. Shaw will have at least a 90-day period after such limitations cease within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the Exercise Restrictions will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

          The exercise price is payable in cash, except that with the prior approval of the Board committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Registrant of a certificate or certificates representing shares of New Common Stock, provided that the Registrant is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of New Common Stock.

          The Options were issued to Mr. Shaw in a private placement exempt from the registration requirements of the Securities Act by Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.

Exhibit

Number                        Description
------                        -----------

  2.1 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement")).

  2.2 Plan of Reorganization of USTrails Inc. ("USTrails") (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  2.3 Offer to Purchase for Cash USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by USTrails, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to
          Exhibit 99.2 to USTrails' Current Report on Form 8-K filed with the SEC on June 7, 1996).

  2.4 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  2.5 Private Placement Memorandum by USTrails offering to exchange USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to
          Exhibit 2.6 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  2.6 Letter of Transmittal pertaining to the transmittal of USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by USTrails in the Private Placement Memorandum (incorporated by reference to Exhibit 2.7 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  2.7 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

  3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  4.1 Indenture, dated as of July 17, 1996, among USTrails, Fleet National Bank, as Trustee, and certain other parties described therein, pertaining to USTrails' Senior Subordinated Pay-In-Kind Notes Due 2003 (the "Indenture") (incorporated by reference to Exhibit 4.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  4.2 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  4.3 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  4.4 Registration Rights Agreement, dated as of July 17, 1996, between USTrails and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  5.1 Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

  10.1 Credit Agreement, dated as of December 31, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.27 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between USTrails and NACO (incorporated by reference to Exhibit 10.48 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1993).

  10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between USTrails and NACO (incorporated by reference to Exhibit 10.3 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

  10.4 Third Amendment to Credit Agreement, dated as of July 1, 1996, between NACO and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.5 Amended and Restated Revolving Credit Note, dated as of July 1, 1996, pursuant to which the Registrant provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.5 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.6 Amended and Restated Term Loan Note, dated as of July 1, 1996, pursuant to which the Registrant provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.6 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes USTrails (incorporated by reference to Exhibit 10.5 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit
          10.56 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.57 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to USTrails a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.31 to USTrails' Annual Report on Form 10-K for the year ended June 30. 1992).

  10.11 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.12 Form of Mortgage from NACO and its subsidiaries to USTrails pursuant to the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992), and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to USTrails amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to USTrails pursuant to the credit agreement between USTrails and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

  10.14 Loan and Security Agreement, dated as of July 10, 1996 (the "Loan Agreement"), between USTrails and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.15 Secured Promissory Note (Account Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.16 Secured Promissory Note (Term Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.17 Form of Pledge and Security Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.18 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure USTrails' obligations under the Loan Agreement, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.19 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to USTrails to Foothill Capital Corporation under the Loan Agreement, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.20 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.21 USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.22 USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.23 USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.24 Amendment No. 1 to USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.25 Amendment No. 1 to USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30,
          1996).

  10.26 Amendment No. 1 to USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.27 Stock Option Agreement, dated as of August 1, 1996 between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.28 Assumption of Obligations, dated as of November 20, 1996, by the Registrant, assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.29 Employment Agreement, dated as of May 11, 1995, between USTrails and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.30 Letter dated June 29, 1996, from William J. Shaw to USTrails, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1996).

  10.31 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, USTrails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1993), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to USTrails' Quarterly on Form 10-Q for the quarter ended December 31, 1995).

  10.32 Amended and Restated Employment Agreement, dated as of December 2, 1992, among NACO, USTrails and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1992), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995), and amendment dated December 7, 1995 (incorporated by reference to Exhibit
          10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

  10.33 Amended and Restated Employment Agreement, dated as of October 21, 1993, between USTrails and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to USTrails' Quarterly Report on Form l0-Q for the quarter ended September 30, 1993), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.2 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

  10.34 Employment Agreement, dated as of August 31, 1995, between USTrails and R. Gerald Gelinas (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

  10.35 Indemnification Agreement, dated as of February 18, 1992, between USTrails and Andrew Boas (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.36 Indemnification Agreement, dated as of September 1, 1995, between USTrails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.37 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.38 Indemnification Agreement, dated as of May 8, 1991, between USTrails and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.39 Indemnification Agreement, dated as of November 20, 1996, between the Registrant and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.40 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and USTrails as lessee, relating to USTrails' offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.41 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.42 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and Old Trails (the "Old Trails Trust Agreement") (incorporated by reference to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

  10.43 Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to Exhibit 10.43 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.44 Supplement No. 2 to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to Exhibit 10.44 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.45 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and NACO (incorporated by reference to Exhibit 10.43 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992).

  10.46 Grantor Trust Agreement, dated May 8, 1991, between USTrails and Texas Commerce Bank, N.A. (the "TCB Trust Agreement") (incorporated by reference to Exhibit 10.41 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.47 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank of California, N.A. (formerly known as The Bank of California, N.A.), Texas Commerce Bank, National Association, USTrails, and certain beneficiaries under the TCB Trust Agreement (incorporated by reference to Exhibit 10.51 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.48 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. supplementing the TCB Trust Agreement (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.49 Trust Agreement, dated as of July 22, 1992, establishing USTrails' Flexible Benefits Plan Trust Fund (incorporated by reference to
          Exhibit 10.45 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.50 USTrails Inc. Employee Savings Trust, dated as of July 1, 1994, between USTrails and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1994).

  10.51 Tax Allocation Agreement, dated as of September 10, 1992, between USTrails and Resort Parks International (incorporated by reference to
          Exhibit 99.6 to USTrails' Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).

  10.52 Tax Allocation Agreement, dated as of July 1, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.44 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.53 Tax Allocation Agreement, dated as of October 29, 1993, between USTrails and Wilderness Management (incorporated by reference to Exhibit 10.46 to USTrails' Annual Report on Form 10-K for the year ended June 30,1994).

  10.54 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.55 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1996).

  11.1    Statement re: Computation of Per Share Earnings.

  21.1    Subsidiaries of the Registrant.

  23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

  23.2    Consent of Arthur Anderson LLP.

  24.1    Power of Attorney (see signature page of this Registration Statement).

  99.1 Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

  99.2 Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

ITEM 17.  UNDERTAKINGS

          (a)  The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective Registration Statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Thousand Trails, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 3, 1997.

                            THOUSAND TRAILS, INC.,
                            A DELAWARE CORPORATION

                            By: /s/ William J. Shaw
                              -------------------
                                    Name:   William J. Shaw
                                    Title:  President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint William J. Shaw and Walter B. Jaccard, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 3, 1997.


         Signature                                       Title
         ----------                                      -----

/s/ William J. Shaw               Director, Chairman of the Board, President and
---------------------------       Chief Executive Officer (principal executive
        William J. Shaw           officer)

/s/ Harry J. White, Jr.           Vice President, Chief Financial Officer, Chief
---------------------------       Accounting Officer and Treasurer (principal
        Harry J. White, Jr.       financial and accounting officer)

/s/ Andrew M. Boas                Director
---------------------------
        Andrew M. Boas

/s/ William P. Kovacs             Director
---------------------------
        William P. Kovacs

/s/ Donald R. Leopold             Director
---------------------------
        Donald R. Leopold

/s/ H. Sean Mathis                      Director
-----------------------
          H. Sean Mathis

/s/ Douglas K. Nelson                   Director
-----------------------
          Douglas K. Nelson

                               INDEX TO EXHIBITS

Exhibit
Number                   Description                           Page
-------                  -----------                           ----

    2.1 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and
             USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration
             Statement on Form S-4, Registration Statement
             No. 333-13339 (the "S-4 Registration
             Statement")).

    2.2      Plan of Reorganization of USTrails Inc.
             ("USTrails") (which was formerly known as NACO
             Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form
             10-K for the year ended June 30, 1992).

    2.3 Offer to Purchase for Cash USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by USTrails, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to Exhibit 99.2 to USTrails' Current Report on Form 8-K filed with the SEC on June 7, 1996).

    2.4 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit
             2.5 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30,
             1996).

    2.5 Private Placement Memorandum by USTrails offering to exchange USTrails' 12% Secured
             Notes Due 1998 and Additional Series 12%
             Secured Notes Due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private
             Placement Memorandum") (incorporated by
             reference to Exhibit 2.6 to USTrails' Annual
             Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

    2.6 Letter of Transmittal pertaining to the transmittal of USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by USTrails in the Private Placement Memorandum (incorporated by reference to Exhibit 2.7 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

    2.7 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

    3.1      Restated Certificate of Incorporation of the
             Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4
             Registration Statement).

    3.2      Amended and Restated By-Laws of the Registrant
             (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

    4.1 Indenture, dated as of July 17, 1996, among USTrails, Fleet National Bank, as Trustee, and certain other parties described therein, pertaining to USTrails' Senior Subordinated Pay-In-Kind Notes Due 2003 (the "Indenture") (incorporated by reference to Exhibit 4.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

    4.2 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

    4.3      Form of Senior Subordinated Pay-In-Kind Note
             Due 2003 (incorporated by reference to Exhibit
             4.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30,
             1996).

    4.4 Registration Rights Agreement, dated as of July 17, 1996, between USTrails and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   *5.1 Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

   10.1      Credit Agreement, dated as of December 31,
             1991, between USTrails and NACO (incorporated by reference to Exhibit 10.27 to USTrails'
             Annual Report on Form 10-K for the year ended
             June 30, 1992).

   10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between USTrails and NACO
             (incorporated by reference to Exhibit 10.48 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1993).

   10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between USTrails and NACO (incorporated by reference to Exhibit 10.3 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

   10.4 Third Amendment to Credit Agreement dated as of July 1, 1996, between NACO and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

   10.5 Amended and Restated Revolving Credit Note, dated as of July 1, 1996, pursuant to which the Registrant provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.5 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7,
             1997).

   10.6 Amended and Restated Term Loan Note, dated as of July 1, 1996, pursuant to which the Registrant provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.6 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

   10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes USTrails (incorporated by reference to Exhibit
             10.5 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

   10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15,
             1993).

   10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.57 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to USTrails a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.31 to USTrails' Annual Report on Form 10-K for the year ended June 30. 1992).

  10.11 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15,
             1993).

  10.12 Form of Mortgage from NACO and its subsidiaries to USTrails pursuant to the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30,
             1992), and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15,
             1993).

  10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to USTrails amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to USTrails pursuant to the credit agreement between USTrails and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.14 Loan and Security Agreement, dated as of July 10, 1996 (the "Loan Agreement"), between USTrails and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.15      Secured Promissory Note (Account Note), dated
             July 10, 1996, from USTrails payable to
             Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to USTrails' Annual
             Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.16 Secured Promissory Note (Term Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.17 Form of Pledge and Security Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.18 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure USTrails' obligations under the Loan Agreement, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.19 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to USTrails to Foothill Capital Corporation under the Loan Agreement, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.20 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.21      USTrails' 1991 Employee Stock Incentive Plan
             (incorporated by reference to Exhibit 10.40 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.22      USTrails' 1993 Stock Option and Restricted
             Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to USTrails' Registration
             Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.23      USTrails' 1993 Director Stock Option Plan
             (incorporated by reference to Exhibit 10.23 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.24 Amendment No. 1 to USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.25 Amendment No. 1 to USTrails' 1993 Stock Option and Restricted Stock Purchase Plan
             (incorporated by reference to Exhibit 10.9 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.26 Amendment No. 1 to USTrails' 1993 Director Stock Option Plan (incorporated by reference to
             Exhibit 10.10 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30,
             1996).

  10.27      Stock Option Agreement, dated as of August 1,
             1996 between USTrails and William J. Shaw
             (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.28 Assumption of Obligations, dated as of November 20, 1996, by the Registrant, assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.29 Employment Agreement, dated as of May 11, 1995, between USTrails and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to Exhibit
             10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.30 Letter dated June 29, 1996, from William J. Shaw to USTrails, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1996).

  10.31 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, USTrails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1993), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to
             Exhibit 10.4 to USTrails' Quarterly on Form 10-Q for the quarter ended December 31, 1995).

  10.32 Amended and Restated Employment Agreement, dated as of December 2, 1992, among USTrails, NACO, USTrails, and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1992), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30,
             1995), and amendment dated December 7, 1995
             (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

  10.33 Amended and Restated Employment Agreement, dated as of October 21, 1993, between USTrails and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to USTrails'
             Quarterly Report on Form l0-Q for the quarter ended September 30, 1993), and amendment dated
             December 7, 1995 (incorporated by reference to
             Exhibit 10.2 to USTrails' Quarterly Report on
             Form 10-Q for the quarter ended December 31,
             1995).

  10.34      Employment Agreement, dated as of August 31,
             1995, between USTrails and R. Gerald Gelinas
             (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.35 Indemnification Agreement, dated as of February 18, 1992, between USTrails and Andrew Boas (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992), and schedule of substantially identical Indemnification
             Agreements (incorporated by reference to
             Exhibit 10.33 to USTrails' Annual Report on
             Form 10-K for the year ended June 30, 1995).

  10.36 Indemnification Agreement, dated as of September 1, 1995, between USTrails and William
             J. Shaw, and schedule of substantially
             identical Indemnification Agreements
             (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.37      Indemnification Agreement, dated as of
             September 1, 1995, between NACO and William J.
             Shaw, and schedule of substantially identical
             Indemnification Agreements (incorporated by reference to Exhibit 10.37 to USTrails' Annual
             Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.38      Indemnification Agreement, dated as of May 8,
             1991, between USTrails and Donald W. Hair, and schedule of substantially identical
             Indemnification Agreements (incorporated by reference to Exhibit 10.38 to USTrails' Annual
             Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.39 Indemnification Agreement, dated as of November 20, 1996, between the Registrant and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7,
             1997).

  10.40 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and USTrails as lessee, relating to USTrails' offices in Dallas, Texas
             (incorporated by reference to Exhibit 10.35 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.41 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to USTrails'
             Annual Report on Form 10-K for the year ended
             June 30, 1994).

  10.42 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and Old Trails (the "Old Trails Trust Agreement") (incorporated by reference to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

  10.43 Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to Exhibit 10.43 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.44 Supplement No. 2 to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to Exhibit 10.44 to the Registrant's Registration No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997).

  10.45 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and NACO (incorporated by reference to
             Exhibit 10.43 to USTrails' Annual Report on
             Form 10-K for the year ended June 30, 1992).

  10.46 Grantor Trust Agreement, dated May 8, 1991, between USTrails and Texas Commerce Bank, N.A. (the "TCB Trust Agreement") (incorporated by reference to Exhibit 10.41 to USTrails' Annual Report on Form 10-K for the year ended June 30,
             1992).

  10.47 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank of California, N.A. (formerly known as The Bank of California, N.A.), Texas Commerce Bank, National Association, USTrails, and certain beneficiaries under the TCB Trust Agreement (incorporated by reference to Exhibit
             10.51 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

     10.48 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. supplementing the TCB Trust Agreement (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

     10.49 Trust Agreement, dated as of July 22, 1992, establishing USTrails' Flexible Benefits Plan
             Trust Fund (incorporated by reference to Exhibit 10.45 to USTrails' Annual Report on
             Form 10-K for the year ended June 30, 1992).

     10.50 USTrails Inc. Employee Savings Trust, dated as of July 1, 1994, between USTrails and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to USTrails' Annual Report on
             Form 10-K for the year ended June 30, 1994).

     10.51 Tax Allocation Agreement, dated as of September 10, 1992, between USTrails and Resort Parks International (incorporated by reference to
             Exhibit 99.6 to USTrails' Quarterly Report on Form 10-Q for the quarter ended September 30,
             1993).

     10.52   Tax Allocation Agreement, dated as of July 1,
             1991, between USTrails and NACO (incorporated by reference to Exhibit 10.44 to USTrails'
             Annual Report on Form 10-K for the year ended
             June 30, 1994).

     10.53   Tax Allocation Agreement, dated as of October
             29, 1993, between USTrails and Wilderness
             Management (incorporated by reference to
             Exhibit 10.46 to USTrails' Annual Report on
             Form 10-K for the year ended June 30,1994).

     10.54 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

     10.55 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1996).

     *11.1   Statement re: Computation of Per Share
             Earnings.

     *21.1   Subsidiaries of the Registrant

     *23.1   Consent of Gibson, Dunn & Crutcher LLP
             (included in Exhibit 5.1).

     *23.2   Consent of Arthur Anderson LLP.

     *24.1 Power of Attorney (see signature page of this Registration Statement).

     *99.1   Form of Compliance Agreement between the
             Registrant and Selling Security Holders.

     *99.2   Supplement to Compliance Agreement between the
             Registrant and Selling Security Holders.

----------------
*Filed herewith.